   As filed with the Securities and Exchange Commission on February 2, 2001.
                                               Registration Statement No.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                                  BRIAZZ, INC.
             (Exact name of registrant as specified in its charter)

                                ----------------

       Washington                     5812                   91-1672311
State(or jurisdiction of  (Primary Standard Industrial    (I.R.S. Employer
    incorporation or      Classification Code Number)   Identification No.)
     organization)

                        3901 7th Avenue South, Suite 200
                         Seattle, Washington 98108-5206
                                 (206) 467-0994
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ----------------

                                Tracy L. Warner
                                  BRIAZZ, Inc.
                             3901 7th Avenue South
                                   Suite 200
                         Seattle, Washington 98108-5206
                                 (206) 467-0994
 (Name, address, including zip code, and telephone number, including area code of agent for service)

                                ----------------

                                   Copies to:
       Bryce L. Holland, Jr.                     Stewart Landefeld
       Kimberley R. Anderson                        Eric DeJong
        Dorsey & Whitney LLP                      Perkins Coie LLP
     U.S. Bank Building Centre                   1201 Third Avenue
             Suite 3400                              Suite 4800
         1420 Fifth Avenue                   Seattle, Washington 98101
     Seattle, Washington 98101                     (206) 583-8888
           (206) 903-8800


                                ----------------

  Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ____________
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ____________
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ____________
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ----------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------
------------------------------------------------------------------------------------
                                                                         Amount of
 Title of Each Class of Securities              Proposed Maximum        Registration
         to be Registered                  Aggregate Offering Price(1)      Fee
------------------------------------------------------------------------------------
 Common Stock, no par value..............          $23,000,000             $5,750
------------------------------------------------------------------------------------
------------------------------------------------------------------------------------

(1) Estimated solely for the purpose or calculating the registration fee.

                                ----------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + + not sell these securities until the registration statement filed with the +
+ Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these + + securities in any jurisdiction where the offer or sale is not permitted. +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED FEBRUARY 2, 2001

                                         BRIAZZ,
                                         Inc.
                                             Shares
                                         of Common Stock
[LOGO OF BRIAZZ, Inc.]

--------------------------------------------------------------------------------


 This is our initial public offering and no public market currently exists for our shares. We expect that the public offering price will be between $ . and $ . per share. This price may not reflect the market price of our shares after our offering.

  THE OFFERING           PER SHARE TOTAL
 ---------------------------------------
  Public Offering Price    $       $
  Underwriting Discount    $       $
  Proceeds to BRIAZZ       $       $

 We have granted the underwriters the right to purchase up to . additional shares from us within 30 days to cover any overallotments. The underwriters expect to deliver shares of common stock to purchasers on . , 2001.

 Proposed Nasdaq National Market Symbol: BRZZ


 OPENIPO: the method of distribution being used by the underwriters in this offering differs somewhat from that traditionally employed in firm commitment underwritten public offerings. In particular, the public offering price and allocation of shares will be determined primarily by an auction process conducted by the underwriters and other securities dealers participating in this offering. A more detailed description of this process, known as an OpenIPO, is included in "Plan of Distribution."

--------------------------------------------------------------------------------

 This offering involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. See "Risk Factors"
                              beginning on page 6

--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                          [LOGO OF WR HAMBRECHT + CO]


                   The date of this prospectus is    , 2001.

  You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                               ----------------

                               TABLE OF CONTENTS

Prospectus Summary........................................................    1

The Offering..............................................................    3

Summary Financial Data....................................................    4

Risk Factors..............................................................    6

Special Note Regarding Forward-Looking Statements.........................   15

Use Of Proceeds...........................................................   16

Dividend Policy...........................................................   16

Capitalization............................................................   17

Dilution..................................................................   19

Selected Financial Data...................................................   20

Management's Discussion And Analysis Of Financial Condition And Results Of
 Operations...............................................................   22

Business..................................................................   31

Management................................................................   40

Certain Relationships And Related Transactions............................   48

Principal Shareholders....................................................   49

Description Of Capital Stock..............................................   52

Shares Eligible For Future Sale...........................................   55

Plan Of Distribution......................................................   57

Legal Matters.............................................................   64

Experts...................................................................   64

Where You Can Find More Information.......................................   64

Index To Consolidated Financial Statements................................  F-1

                               PROSPECTUS SUMMARY

  This summary may not contain all the information that may be important to you. You should read the entire prospectus, including the financial statements and related notes, before making an investment decision.

                                     BRIAZZ

Overview

  BRIAZZ prepares and sells high-quality, branded lunch and breakfast foods for the "on-the-go" consumer. We sell our products primarily through our company-operated cafes, through delivery of box lunches and catered platters directly to corporate customers and through selected wholesale accounts. Our core products are sandwiches, salads and soups, which are complemented by a variety of fresh baked goods, premium juices, Starbucks coffees and fresh fruit.

  Our target customer is the office worker. Our cafes are conveniently located either in city center locations with a high density of office buildings and retail foot traffic or within individual office buildings where we serve as an amenity for building tenants. To satisfy the demands of our time-constrained customers for lunch, breakfast and between-meal snacks, we design our cafes for quick service. Refrigerated display cases offer easy access to pre-packaged food items.

  Our menu is crafted to provide our customers with a compelling selection of fresh, premium quality food. Our goal is to introduce new food items every six to eight weeks, encompassing a range of traditional to innovative flavor profiles, in order to maintain the interest of repeat customers. We use a central kitchen in each geographic market to prepare, assemble and distribute substantially all of our food products. Central kitchens help us deliver consistently high-quality food at an attractive cost, efficiently manage a large assortment of menu items and serve box lunches and catering platters to a broader customer base.

  We currently operate 39 cafes in Seattle, San Francisco, Chicago and Los Angeles. In 1995, we opened our first cafe in Seattle. We expanded our operations into San Francisco in 1996, Chicago in 1997 and Los Angeles in 1998. Our growth strategy is to open new cafes in our existing markets and, when appropriate, to enter into new markets by concurrently opening a central kitchen and at least four to six cafes and initiating delivery of box lunch and catering services.

  Our revenues have been $2.8 million, $6.5 million, $15.4 million and $25.6 million for the 1996, 1997, 1998 and 1999 fiscal years, and $23.0 million for the nine periods ended September 3, 2000. Our accumulated losses through September 3, 2000 were $39.0 million.

Competitive Strengths

  To achieve our planned expansion goals, we intend to leverage the following strengths:

  Well-defined concept. Over the past five years, we have refined our menu selections and cafe presentation, redesigned product workflow within our central kitchens and established strict real estate guidelines for new locations. These efforts have allowed us to increase customer traffic at existing locations and expand the number of stores we operate. The following are central factors in our business strategy:

  . Extensive, high-quality product offerings. We offer an extensive range of menu items designed for broad appeal to our target customers. We also offer varying portion sizes for selected salads and sandwiches. We believe our diverse product selection, ranging from traditional comfort foods, such as Cobb salads and tuna sandwiches, to innovative gourmet foods, including bouncy noodle salads and tarragon chicken sandwiches, attracts new customers and increases the frequency of visits by repeat customers.

  . Frequent menu changes. Our goal is to introduce new food selections to our customers approximately every six to eight weeks. We also adjust our menu seasonally by offering a larger variety of hot soups and sandwiches during the winter months, and a larger variety of salads during the summer months.

  . Speed and quality of service. We have designed our cafes to serve a large number of customers in a very short period of time and to allow easy movement within the cafe from entry to exit. Our cafes in amenity locations, together with our larger cafes, processed an average of 293 transactions per hour between 11:00 a.m. and 2:00 p.m. during the four weeks beginning November 5, 2000. In addition, because our employees in the cafes are not preparing most of the food products, they can focus their attention on customer service.

  . Range of prices. Our entrees range in price from $2.99 to $5.49, allowing customers with different budgets to enjoy our products. In addition, our multiple price point strategy allows customers to select their own meal combinations, such as a soup and salad or a soup and sandwich.

  . Multiple distribution channels. For the convenience of our corporate customers, we deliver box lunches and catered platters for in-office meetings through our fleet of trucks and vans. We also deliver to selected wholesale customers.

  Central kitchens. We currently operate central kitchens as hubs for food preparation and distribution in each of our geographic markets. Central kitchens help enable us to consistently provide customers with a broad assortment of high-quality food products. This task is both more expensive and more difficult to manage when food is prepared on-site. Central kitchens also provide us with significant competitive advantages through economies of scale, health and safety controls and product-waste minimization. In addition, use of a central kitchen allows us to locate cafes on smaller sites and sites without the ventilation required for an on-site kitchen.

  Strategic cafe locations. We locate our cafes primarily in areas with a high number of office buildings or within individual buildings where we serve as an amenity for building tenants. Amenity locations are typically sites on the ground floor or in the plaza of an office building and are often leased at favorable rates because they offer conveniences to building tenants. In addition, for cafes in amenity locations, very little marketing is required due to the high visibility of the cafe within the building and the fact that competition within the building is generally limited.

  Experienced Management. Our management team has over 89 years of combined experience in the retail and food industries. We believe our management team is well-positioned to manage the anticipated growth in our business.

Growth Strategy

  We intend to add new cafes in all of our existing markets. We believe that over the next five years the opportunity exists to add approximately 150 cafes in our existing markets; however, the number of locations that could satisfy our selection criteria is significantly larger. Most of our new cafes will be in amenity locations. Our prototypical cafe for amenity locations is between 800 and 1,400 square feet, depending on the requirements of the location. We believe cafes of this size most efficiently serve our target market. In addition to adding new cafes, we intend to increase our fleet of delivery vehicles and hire additional sales and marketing representatives in order to expand our sales opportunities with corporate and selected wholesale accounts.

  We believe many of the 25 largest metropolitan areas in the United States, as well as certain international cities, represent attractive new market opportunities to expand our operations.

  Our principal executive offices are at 3901 7th Avenue South, Suite 200, Seattle, Washington 98108-0994 and our telephone number is (206) 467-0994. We are incorporated under the laws of the State of Washington. Our web site address is www.briazz.com. The information on our web site is not part of this prospectus.

                                  THE OFFERING

  Common stock offered by BRIAZZ:              shares

  Common shares to be outstanding after
   the offering...........................      shares

  Use of proceeds.........................  We expect to use the net proceeds from the offering for debt repayment, capital
                                            expenditures, systems upgrades, opening
                                            additional retail cafes and for working
                                            capital and other general corporate purposes.

  Proposed Nasdaq National Market symbol..  BRZZ

  The common stock to be outstanding after this offering is based on 22,787,665 shares outstanding as of September 3, 2000, and excludes:

  . 2,481,193 shares of common stock issuable as of September 3, 2000 upon the exercise of outstanding stock options at a weighted average exercise price of $1.81;

  . 5,686,636 shares of common stock issuable upon the exercise of warrants to purchase Series C preferred stock outstanding as of September 3, 2000; these warrants will convert into warrants to purchase common stock with an exercise price of approximately $0.96 per share following the conversion of the Series C preferred stock;

  . 3,968,170 shares of common stock issuable upon exercise of options granted after September 3, 2000 or reserved for future issuance under our stock option plan and the 1,200,000 shares of common stock that we plan to reserve for issuance under our 2001 Employee Stock Purchase Plan, which we will adopt before the closing of this offering.
                                ----------------

  The terms "BRIAZZ," "we," "us," and "our" as used in this prospectus refer to BRIAZZ, Inc. Unless otherwise specifically stated, information throughout this prospectus assumes:

  . the underwriters' over-allotment option is not exercised;

  . the repurchase of 50,080 shares of common stock and Series A and B convertible preferred stock in December 2000 and January 2001; and

  . the issuance of 3,046,124 additional shares of Series C preferred stock in February 2001, and the conversion of all shares of Series A, B and C convertible preferred stock into 22,782,165 shares of common stock not later than the completion of this offering, based on the current conversion price for each series of preferred stock.

  BRIAZZ is a registered trademark of BRIAZZ, Inc. All other trademarks that we refer to in this prospectus are the property of their respective owners.

                             SUMMARY FINANCIAL DATA

  The following table summarizes the financial data and operating data of our business. The pro forma shares used in the calculation of pro forma net earnings (loss) per share reflect the conversion of all outstanding shares of preferred stock into common stock.

  Through fiscal year 2000 we have measured our operational results on 13 four-week periods. Each of the first three quarters is composed of three four-week periods and our fourth quarter consists of four four-week periods. To account for the 365th day we lose from the thirteenth period, and the leap year, every four years the thirteenth period consists of five weeks. Fiscal 2000 is such a year, making this year's fourth quarter consist of seventeen weeks. Starting in fiscal year 2001 we will be converting to four 13-week reporting periods, based on a 52 or 53 week fiscal year.

                           Inception
                           (March 1,                Fiscal Year                      Nine Periods Ended
                            1995) to   -----------------------------------------  -------------------------
                          December 31,                                            September 5, September 3,
                              1995       1996      1997      1998       1999          1999         2000
                          ------------ --------  --------  --------  -----------  ------------ ------------
                                         (In thousands except share and per share data)
Statement of
 Operations Data
Sales...................    $    465   $  2,835  $  6,504  $ 15,365  $    25,598    $ 16,996    $   23,008
Loss from operations....        (758)    (1,347)   (5,521)  (12,644)     (10,889)     (8,104)       (3,909)
Net loss................        (760)    (1,308)   (5,072)  (12,451)     (15,381)    (12,351)       (4,019)
Preferred stock
 accretion..............         --         116     1,068     1,951        2,421       1,412         2,235
Net loss attributable to
 common shareholders....        (760)    (1,424)   (6,140)  (14,402)     (17,802)    (13,763)       (6,254)
                            ========   ========  ========  ========  ===========    ========    ==========
Basic and diluted net
 loss per share.........    $(177.50)  $ (70.65) $(303.21) $(710.72) $   (857.93)   $(663.28)   $  (275.49)
                            ========   ========  ========  ========  ===========    ========    ==========
Weighted-average shares
 used in computing basic
 and diluted net loss
 per share..............       4,282     20,158    20,250    20,264       20,750      20,750        22,701
                            ========   ========  ========  ========  ===========    ========    ==========
Pro forma basic and
 diluted net loss per
 share (unaudited)......                                             $     (0.89)               $    (0.21)
                                                                     ===========                ==========
Weighted-average shares
 used in computing pro
 forma basic and diluted
 net loss per share
 (unaudited)............                                              17,264,056                19,647,697
                                                                     ===========                ==========

Other Financial Data:
EBITDA(1)...............    $   (717)  $ (1,121) $ (4,896) $(10,859) $    (8,261)   $ (6,267)   $   (2,069)
Cash provided by (used
 in):
 Operating activities...        (800)      (816)   (3,112)   (8,341)      (8,137)     (6,743)       (1,414)
 Investing activities...        (977)    (1,800)   (5,727)  (10,956)      (1,591)       (602)         (484)
 Financing activities...    $  1,924   $  8,888  $ 18,666  $  5,259  $     9,673    $  9,612    $    1,430

--------
(1) EBITDA represents earnings before interest expense, interest and other income, income taxes, and depreciation and amortization. EBITDA data are included because management understands that such information is considered by certain investors as an additional basis on which to evaluate the Company's ability to pay interest, repay debt and make capital expenditures. Because all companies do not calculate EBITDA identically, the presentation of EBITDA herein is not necessarily comparable to similarly entitled measures of other companies. EBITDA is not intended to represent and should not be considered more meaningful than, or an alternative to, measures of operating performance as determined in accordance with generally accepted accounting principles.

  The following table summarizes our balance sheet data and certain operating data as of September 3, 2000,

  . on an actual basis;

  . on a pro forma basis to reflect

    (1) the repurchase of an aggregate of 50,080 shares of our common, Series A preferred and Series B preferred stock;

    (2) the sale of 3,046,124 additional shares of Series C preferred stock in February 2001; and

    (3) the conversion of all outstanding shares of our Series A preferred stock, Series B preferred stock and Series C preferred stock into an estimated 22,782,165 shares of common stock not later than the completion of this offering; and

  . on a pro forma as-adjusted basis to reflect

    (1) sale of     shares of common stock in this offering at the assumed
        initial public offering price of $    per share, after deducting the
        estimated underwriting discounts and commissions and offering expenses, and

    (2) the repayment of a $2.0 million credit facility that is currently outstanding with a portion of our net proceeds from this offering.

                                                  As of September 3, 2000
                                               -------------------------------
                                                       (In thousands)
                                                                    Pro forma
                                                Actual   Pro forma as adjusted
                                               --------  --------- -----------
Balance Sheet Data:
Cash and cash equivalents..................... $  1,685   $ 1,685    $
Working capital...............................   (2,801)   (2,801)
Total assets..................................   16,588    16,588
Current liabilities...........................    6,724     6,724
Long-term liabilities.........................       69        69
Mandatorily redeemable convertible preferred
 stock........................................   52,525       --
Total shareholders' equity (deficit).......... $(42,730)  $ 9,795    $

                                  RISK FACTORS

  Any investment in our common stock involves a high degree of risk. Before you decide to invest in our common stock, you should carefully consider the risks described below, together with all of the other information included in this prospectus We have included a discussion of each material risk that we have identified as of the date of this prospectus. If any of the following risks actually occurs, our business could suffer. As a result, our common stock's trading price could decline and you could lose all or part of your investment.

                            Risks Relating to BRIAZZ

We have a history of losses and anticipate continued losses in the future.

  We incurred losses of $5.1 million during the fiscal year ended December 28, 1997, $12.5 million during the fiscal year ended December 27, 1998, $15.4 million during the fiscal year ended December 26, 1999 and $4.1 million during the nine periods ended September 3, 2000. We had accumulated losses of $35.0 million at December 26, 1999 and $39.0 million at September 3, 2000. We have reported operating losses since inception and need to raise additional capital to fund future operating losses and planned growth. Our accountants have noted that these are conditions that raise substantial doubt about our ability to continue as a going concern, as emphasized in their report included in this prospectus. Failure to achieve profitability, or maintain profitability once achieved, would have a material adverse effect on our business, our ability to implement our strategy and our stock price.

Our growth strategy requires us to open a significant number of new cafes in our existing markets. We may not be able to achieve this planned expansion.

  The success of our growth strategy will depend in large part on our ability to open new cafes and to operate these cafes profitably. Our current growth plan requires us to open at least ten additional cafes during 2001. We cannot assure you that we will be able to achieve our expansion goals or that we will operate profitably. We estimate that a central kitchen must supply at least four to six cafes and generate non-cafe sales to achieve positive cash flow. The success of our planned expansion will depend upon numerous other factors, many of which are beyond our control, including our ability to:

  .  hire, train and retain qualified operating personnel;

  .  identify and obtain suitable cafe sites at favorable lease terms;

  . timely develop new cafes, including our ability to obtain available construction materials and labor;

  .  manage construction and development costs of new cafes;

  . develop sufficient sales volume through our cafes or other distribution channels to support our central kitchens;

  . secure required governmental approvals and permits, and comply with ongoing and changing regulatory requirements; and

  .  compete successfully in our markets.

  In the past, we have closed cafes because they did not generate sufficient revenues and we cannot assure you that any new cafes we open will not be closed.

We may not be successful in implementing our business strategy which would impede our growth and operating results.

  Our business strategy is to focus our retail expansion on cafes in amenity locations (e.g., office buildings where the competition is limited or where we are the only food supplier), maintain our current cafe locations and expand our box lunch and catering distribution capabilities to serve locations outside the core metropolitan areas in which we operate. Our ability to implement this business strategy depends on our ability to:

  .  identify and lease amenity locations suitable for new cafes;

  .  increase our brand recognition in our existing markets; and

  . manage growth in administrative overhead and distribution costs likely to result from the planned expansion of our retail and non-retail distribution channels.

  An inability to implement our business strategy would have a material adverse impact on our operating results.

We may be unable to manage our growth effectively.

  Failure to manage our growth effectively could harm our business. We have grown significantly since our inception and intend to grow substantially in the future. We have increased the number of our cafes from two cafes as of December 31, 1996 to 39 cafes currently. Our existing systems and procedures, cafe management systems, financial controls, and information systems may not be adequate to support our planned expansion. Our ability to manage our growth effectively will require us to continue to expend funds to improve our operational, financial and management controls, and our accounting and reporting systems and procedures, which we expect will increase our operating expenses and capital requirements. In addition, we must effectively expand, train and manage our work force. We cannot assure you that we will be able to respond on a timely basis to all of the changing demands that our planned expansion will impose on management and on these systems and controls. In addition, we cannot assure you that we will be able to continue to improve our information systems and financial controls or to manage other factors necessary for us to achieve our growth strategy.

If we are unable to continue leasing our retail locations or obtain acceptable leases for new cafes, our business may suffer.

  All of our 39 cafe locations are on leased premises. If we are unable to renew our leases on acceptable terms or if we are subject to substantial rent increases, our business could suffer. Because we compete with other retailers for cafe sites and because some landlords may grant exclusive rights to locations to our competitors, we may not be able to obtain new leases or renew existing leases on acceptable terms. Any inability to renew or obtain leases could adversely impact our revenue growth and brand-building strategy.

Our restaurant expansion strategy focuses primarily on further penetrating existing markets. This strategy can cause sales in some of our existing cafes to decline.

  In accordance with our expansion strategy, we intend to open new cafes primarily in our existing markets. Since we typically draw customers from a relatively small radius around each of our cafes, the sales performance and customer counts for cafes near the area in which a new cafe opens may decline due to sales cannibalization.

Tenant turnover and vacancies in the office buildings where our cafes are located could cause our business to suffer.

  Our business could suffer as a result of tenant turnover and vacancies. Many of our cafes are located in office buildings, and office workers are our target customers. Vacancies, tenant turnover or certain types of tenants negatively impact the operations of cafes located in office buildings due to the reduction in the number of potential customers in the building. The risk related to vacancies and tenant turnover is larger in office buildings with larger tenants, where the loss of a single tenant may have a greater impact on that cafe's sales.

Our business does not generate the cash needed to finance our operations, and we may need additional financing in the future, which we may be unable to obtain.

  Our business does not currently generate the cash needed to finance our operations. We may need additional funds to finance our operations, as well as to enhance our operations, fund our expansion and respond to competitive pressures. We may be unable to obtain financing on terms favorable to us, if at all. Poor financial results, unanticipated expenses or unanticipated opportunities that require financial commitments could give rise to additional financing requirements sooner than we expect. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our existing shareholders would be reduced, and these securities might have rights, preferences or privileges senior to those of our common stock. If adequate funds are not available or are not available on acceptable terms, our ability to enhance our operations, fund our expansion, respond to competitive pressures or take advantage of business opportunities would be significantly limited, and we might need to restrict our operations significantly.

If any of our central kitchens are closed for any reason, our business will suffer.

  Our central kitchens produce substantially all of our food products for the cafes and wholesale accounts in their geographic regions as well as all of the box lunches and catered platters in each region. If any of our central kitchens were to close for any reason, such as fire, natural disaster or failure to comply with government regulations, we would be unable to provide our food products in the areas served by the affected central kitchen. Our four existing central kitchens are geographically dispersed and none could supply another market if a central kitchen were to close. Any closure of a central kitchen, even for a short period of time, would have a material adverse effect on our operations and financial condition.

The loss of one of our major wholesale customers could negatively impact our results.

  For the nine periods ended September 3, 2000, approximately 15% of our revenue resulted from wholesale and other sales. Our wholesale and other sales are made to a relatively small number of companies, including, for example, Quality Food Centers, Inc., a supermarket chain owned by grocery retailer Kroger Co., Tully's Coffee Corporation, a specialty coffee retailer, and Kozmo.com, Inc., an Internet retailer and delivery service. We cannot assure you that our major wholesale customers will continue to be wholesale accounts or that they will successfully maintain or expand their product offerings. Further, we cannot assure you that our major wholesale customers will not exit our existing markets. The loss of one of our major wholesale customers could harm our business.

We are substantially dependent on third-party suppliers and distributors.

  We are substantially dependent on a small number of suppliers and distributors for our products, including suppliers of meat, breads and soups, and Marriott Distribution Services, a distributor owned by Marriott International, which procures from our suppliers and delivers to us approximately 40% of our ingredients and packaging products. LaBrea Bakery, a national supplier of artisan bread, provides approximately 17% of our bread purchases in our existing markets. Any failure or delay by any of these suppliers or distributors to deliver products to our central kitchens, even for a short period of time, could harm our business. We have limited control over these third parties, and we cannot assure you that we will be able to maintain satisfactory relationships with any of them on acceptable commercial terms. Nor can we assure you that they will continue to provide food products that meet our quality standards. Our relationships with our suppliers are generally governed by short-term contracts and our relationship with Marriott is not governed by a written contract. If any of these relationships were to terminate unexpectedly, we may have difficulty obtaining adequate quantities of products of the same quality at competitive prices in a timely fashion.

If we fail to continue to develop and maintain our brand, our business could suffer.

  We believe that maintaining and developing our brand is critical to our success and that the importance of brand recognition may increase as a result of competitors offering products similar to our products. We intend to increase our marketing expenditures to create and maintain brand loyalty and increase awareness of our brand. If our brand-building strategy is unsuccessful, these expenses may never be recovered, and we may be unable to increase or maintain our revenues.

  Our success in promoting and enhancing the BRIAZZ brand will also depend on our ability to provide customers with high quality products and customer service. We cannot assure you that consumers will perceive our products as being of high quality. If customers do not perceive our products and service to be of high quality, the value of our brand may be diminished and, consequently, our ability to implement our business strategy may be adversely affected.

Our business could be harmed by litigation and publicity concerning food quality, health and other issues which may cause customers to avoid our products and result in liabilities.

  Our business could be harmed by litigation and complaints from customers or government authorities relating to food quality, illness, injury or other health concerns or operating issues stemming from one cafe or a limited number of cafes, or one central kitchen. Adverse publicity about such allegations may negatively affect us, regardless of whether the allegations are true, by discouraging customers from buying our products. Because one of our competitive strengths is the taste, freshness and quality of our products, adverse publicity relating to food quality or similar concerns may affect us more than it would food service businesses that compete primarily on other factors. Such adverse publicity could damage our reputation and divert the attention of our management from other business concerns. We could also incur significant liabilities if a lawsuit or claim resulted in a decision against us or in a settlement payment, and incur substantial litigation costs regardless of the outcome of such litigation.

Our quarterly operating results may fluctuate and could fall below expectations of securities analysts and investors, resulting in a decline in our stock price following this offering.

  Our quarterly and yearly operating results have varied in the past, and we believe that our operating results will continue to vary in the future. For this reason, you should not rely upon our operating results as indications of future performance. In future periods, our operating results may fall below the expectations of securities analysts and investors, causing the trading price of our common stock to fall. In addition, most of our expenses, such as employee compensation and lease payments for facilities and equipment, are relatively fixed. Our expense levels are based, in part, on our expectations regarding future sales. As a result, any shortfall in sales relative to our expectations could cause significant decreases in our operating results from quarter to quarter.

Our cafes are currently located in four geographic areas. As a result, we are highly vulnerable to negative occurrences in those regions.

  We currently operate our cafes in Seattle, San Francisco, Chicago and Los Angeles. As a result, we are susceptible to adverse trends and economic conditions in those areas. In addition, given our geographic concentration, negative publicity regarding any of our cafes in those areas could have a material adverse effect on our business and operations, as could other regional occurrences such as local strikes, or earthquakes or other natural disasters.

  In addition, California and Washington State, where three of our central kitchens are located, are currently experiencing an energy crisis. As a result, energy costs in these states, including natural gas and electricity, may rise significantly over the next several months relative to the rest of the United States. Because the majority of our cafes and central kitchens are located in these states, our operating expenses will increase if this trend continues. If we cannot pass along these costs to our customers, our margins will suffer and our net income could decrease.

Our food preparation and presentation methods are not proprietary, and therefore competitors may be able to copy them, which would harm our business.

  We consider our food preparation and presentation methods, including our food product packaging, our box lunch packaging and the design of the interior of our cafes, essential to the flavor and appeal of our products, and therefore essential to our brand. Although we consider our packaging and store design to be essential to our brand identity, we have not applied to register trademarks or trade dress in connection with these features, and so cannot rely on the legal protections provided by trademark registration. Because we do not hold any patents for our preparation methods, it may be difficult for us to prevent competitors from copying our methods. If our competitors copy our preparation and presentation methods, the value of our brand may be diminished and our market share could decrease. In addition, competitors may be able to develop food preparation and presentation methods that are more appealing to consumers than our methods, which may also harm our business.

We may be unsuccessful in developing new product lines or new distribution channels for our products, which may harm our business.

  We frequently review and evaluate new product lines and new distribution channels for our products. However, we may be unable to successfully implement any new product lines or distribution channels after having dedicated considerable management time and financial resources to them. In the past, we distributed our products through grocery stores such as Ralph's and Dominick's. We also developed a line of dinner foods for home meal replacement that was tested in one of our Seattle cafes. These attempts were unsuccessful and have been discontinued. Inability to successfully develop new product lines or new distribution channels in the future could slow our growth and divert management's attention from other areas of our business.

We depend on the expertise of key personnel. If these individuals leave, our business could suffer.

  Our management is dependent to a large degree on the services of Victor D. Alhadeff, our Chairman of the Board and Chief Executive Officer, and C. William Vivian, our President, Chief Operating Officer and a director. Our operations could suffer if we lost the services of either of these individuals, either of whom could leave BRIAZZ at any time. In addition, competition for qualified management in our industry is intense. Many of the companies with which we compete for experienced management personnel have greater financial and other resources than we do.

                         Risks Relating to Our Industry

Our operations are susceptible to changes in food and supply costs, which could adversely affect our margins.

  Our profitability depends, in part, on our ability to anticipate and react to changes in food, supply and labor costs. Our purchasing staff negotiates prices for all of our ingredients and supplies based upon current market prices. Various factors beyond our control, including, for example, governmental regulations and adverse weather conditions, could cause our food and supply costs to increase. We cannot assure you that we will be able to anticipate and react to changing food and supply costs by adjusting our purchasing practices. Any failure to do so could adversely affect our financial results.

If we face increased labor costs or labor shortages, our growth and operating results could be adversely affected.

  Labor is a primary component in the cost of operating our business. As of December 31, 2000, we employed 94 salaried and 482 hourly employees. We expend significant resources in recruiting and training our managers and employees. Employee turnover for fiscal 2000 was approximately 147% for hourly employees and 54% for salaried employees. If we face increased labor costs because of increased competition for employees, increases in the federal minimum wage or other employee benefits costs (including costs associated with health insurance coverage) or unionization of our employees, our operating expenses would likely increase and our growth could be adversely affected. In addition, any increases in employee turnover rates are likely to lead to additional recruiting and training costs.

  Our success depends upon our ability to attract, motivate and retain a sufficient number of qualified employees, including cafe managers and kitchen staff, necessary to keep pace with our growth strategy. The number of qualified persons needed to fill these positions is in short supply in the markets in which we operate. Any inability to recruit and retain sufficient numbers of employees may delay or prevent the anticipated openings of new cafes or central kitchens.

Competition in our market could result in pricing reductions, reduced margins or the inability of our products to achieve market acceptance.

  The market for lunch and breakfast foods, box lunches and catering in the markets where we operate is intensely competitive and constantly changing. We may be unable to compete successfully against our current and future competitors, which may result in pricing reductions, reduced margins and the inability to achieve market acceptance for our products.

  Many businesses provide services similar to ours. Our competitors include sandwich shops, company cafeterias, delicatessens, pushcart vendors, fast food chains and catering companies. Pret a Manger has successfully executed a similar concept in Great Britain and recently opened a store in New York. Many of these organizations have significantly more capital, research and development, regulatory, manufacturing, marketing, human and other resources than we do. As a result, they may be able to adapt more quickly to market trends, devote greater resources to the promotion or sale of their products, receive greater support and better pricing terms from independent distributors, initiate or withstand substantial price competition, or take advantage of acquisition or other opportunities more readily than we can.

Failure to efficiently and successfully implement new systems could negatively impact our results.

  We anticipate implementing new systems for point of sale, branded sales order entry and food manufacturing beginning in the second quarter of 2001. Our current systems are labor intensive, do not integrate with other systems and may not support our planned expansion. If we cannot efficiently and successfully implement these new systems or integrate them into our operations, our planned expansion may be delayed and our business may suffer.

We may be subject to product liability claims, which could adversely affect our operations.

  We may be held liable or incur costs to settle liability claims if any of the food products we prepare and sell cause injury or are found unsuitable during preparation, sale or use. Although we currently maintain product liability insurance, we cannot assure you that this insurance is adequate, and, at any time, it is possible that such insurance coverage may cease to be available on commercially reasonable terms, or at all. A product liability claim could result in liability to us greater than our total assets or insurance coverage. Moreover, product liability claims could have an adverse impact on our business even if we have adequate insurance coverage.

Changes in consumer preferences or discretionary consumer spending could negatively impact our results.

  Our success depends, in part, upon the popularity of our food products and our ability to develop new menu items that appeal to consumers. Shifts in consumer preferences away from this cuisine, or our inability to develop new menu items that appeal to consumers, could harm our business. Also, our success depends to a significant extent on numerous factors affecting discretionary consumer spending, including economic conditions, disposable consumer income and consumer confidence. Adverse changes in these factors could reduce customer traffic or impose practical limits on pricing, either of which could harm our business.

Inability to obtain regulatory approvals, or to comply with ongoing and changing regulatory requirements, could affect our business and operations.

  Our central kitchens and our cafes are subject to various local, state and federal governmental regulations, standards and other requirements for food storage, preparation facilities, food handling procedures, other good manufacturing practices requirements and product labeling. We are also subject to license and permit requirements relating to health and safety, building and land use and environmental protection. If we encounter difficulties in obtaining any necessary licenses or permits or complying with these ongoing and changing regulatory requirements:

  .  the opening of new cafes or central kitchens could be delayed;

  . existing cafes or central kitchens could be closed temporarily or permanently; or

  .  our product offerings could be limited.

  Based on the nature of our existing operations, continuous inspection is required by the U.S. Department of Agriculture at our Seattle central kitchen. A USDA inspector visits our Seattle central kitchen on a daily basis and all regulated product is inspected and passed by USDA, as reflected on the label of these foods with the USDA mark of inspection. Loss of this USDA approval without replacing supplies from USDA-approved facilities would reduce the types of food products that could be sold to our wholesale accounts, which could adversely affect our business and financial results.

               Risks Relating to This Offering Or Our Securities

Our management has broad discretion as to the use of the net proceeds from this offering.

  Our management has broad discretion as to the use of the net proceeds that we will receive from this offering. We cannot assure you that management will apply these funds effectively, nor can we assure you that the net proceeds from this offering will be invested in a manner yielding a favorable return.

Our directors, executive officers and significant shareholders will continue to hold a substantial portion of our stock after this offering, which may lead to conflicts with other shareholders over corporate governance.

  Following the completion of this offering, our directors, executive officers and current holders of 5% or more of our outstanding common stock will
beneficially own approximately    % of our outstanding common stock. Victor
Alhadeff will own approximately    % of our outstanding common stock after this
offering. These shareholders, acting together, and Mr. Alhadeff, acting alone, will be able to significantly influence all matters requiring shareholder approval, including the election of directors and significant corporate transactions, such as mergers or other business combinations. This control may delay, deter or prevent a third party from acquiring or merging with us, which in turn could reduce the market price of our common stock.

Our stock price may be volatile because of factors beyond our control, and you may lose all or a part of your investment.

  Our shares have not previously been publicly traded. Following this offering, the market price of our common stock may experience a substantial decline. In addition, the market price of our common stock may fluctuate significantly in response to a number of factors, most of which are beyond our control, including:

  . changes in securities analysts' recommendations or estimates of our financial performance;

  .  actual or anticipated variations in our quarterly operating results;

  .  changes in market valuations of similar companies;

  . announcements by us or our competitors of significant contracts, new products, acquisitions, commercial relationships, joint ventures or capital commitments;

  . the closure of retail locations, loss of major customers or failure to perform significant commercial contracts;

  .  governmental regulatory initiatives;

  .  additions or departures of key personnel; and

  . general economic conditions, especially a recession or economic downturn, which may adversely affect the retail industry in general.

  In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. A securities class action lawsuit against us, regardless of its merit, could result in substantial costs and divert the attention of our management from other business concerns, which in turn could have a materially adverse impact on our financial results.

This offering is relatively small in size, which could adversely affect the market price or trading volume of our common stock.

  An active public market for our common stock may not develop or be sustained
after this offering. We are offering only      shares and these shares are
being sold by WR Hambrecht+Co. These factors may prevent us from obtaining as much research coverage from market analysts after the offering as we might obtain for an offering of greater size or for one managed by several underwriters. The small size of the offering may adversely affect the trading volume of our common stock. As a result, you may be unable to sell your shares of common stock at or above the initial public offering price.

Our articles of incorporation, bylaws and the Washington Business Corporation Act contain anti-takeover provisions which could discourage or prevent a takeover, even if an acquisition would be beneficial to our shareholders.

  Provisions of our amended and restated articles of incorporation and bylaws, as well as provisions of Washington law, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our shareholders. These provisions include:

  . authorizing the issuance of "blank check" preferred stock that could be issued by our board of directors, without shareholder approval, to increase the number of outstanding shares or change the balance of voting control and thwart a takeover attempt;

  . prohibiting cumulative voting in the election of directors, which would otherwise allow less than a majority of shareholders to elect directors;

  . limiting the ability of shareholders to call special meetings of shareholders; and

  . prohibiting shareholder action by written consent and requiring all shareholder actions to be taken at a meeting of our shareholders.

  In addition, Chapter 23B.19 of the Washington Business Corporation Act and the terms of our stock option plan may discourage, delay or prevent a change in control which you may favor.

There may be sales of substantial amounts of our common stock after this offering, which could cause our stock price to fall.

  Our current shareholders hold a substantial number of shares, which they will be able to sell in the public market in the near future. Based on shares
outstanding as of    , after this offering,     shares of
common stock will be outstanding assuming no exercise of the underwriters'
over-allotment option and no exercise of options or warrants after    , and the
conversion of all of our outstanding shares of preferred stock into common stock. All of the shares sold in this offering will be freely tradable. The remaining shares of common stock outstanding after this offering will be restricted as a result of securities laws or lock-up agreements with the underwriters that restrict holders' ability to transfer their stock for 180
days after the date of this prospectus. Of these remaining shares,     will be
available for sale in the public market as of the date of this prospectus;
will be available for sale in the public market 90 days after the date of this
prospectus;     will be available for sale in the public market 180 days after
the date of this prospectus; and     will be available for sale in the public
market at various times thereafter. However, WR Hambrecht+Co may waive the 180-day lock-up period at any time. Sales of a substantial number of shares of our common stock within a short period of time after this offering could cause our stock price to fall. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  This prospectus contains statements about our future results, levels of activity, performance goals, achievements or other future events which constitute forward-looking statements. In some cases, you can identify forward-looking statements by our use of words such as "may," "will," "could," "should," "project," "believe," "anticipate," "expect," "plan," "estimate," "forecast," "potential," "intend," "continue" or the negative or other variations of these words and other similar words. Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance, achievements or industry results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks, uncertainties and other factors include, among others, those discussed in more detail under the caption "Risk Factors" and elsewhere in this prospectus.

  Our forward-looking statements are based on our current expectations, intentions and beliefs as of the date of this prospectus. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements or other future events. You should not place undue reliance on our forward-looking statements.

                                USE OF PROCEEDS

  We estimate that we will receive net proceeds from the sale of shares of our
common stock in this offering of approximately $    million, and $    million
if the underwriters exercise their over-allotment option in full, based upon an
assumed offering price of $    per share and after deducting estimated
underwriting discounts and commissions and offering expenses. The principal purposes of this offering are to obtain additional capital and to create a public market for our common stock. We expect to use the net proceeds from this offering:

  . approximately $2.0 million to repay credit advances outstanding under our credit facility;

  . approximately $8.0 million to open new cafes and expand our distribution capabilities;

  . approximately $2.5 million to upgrade our information systems for point of sale, sales order entry and food manufacturing;

  .  approximately $1.5 million for other capital expenditures; and

  .  the remainder for working capital and other general corporate purposes.

  We will have significant discretion in the use of the net proceeds of this offering. Investors will be relying on the judgment of our management regarding the application of the proceeds of this offering. Pending use of the net proceeds as discussed above, we intend to invest these funds in short-term, interest-bearing, investment-grade securities.

  Our credit facility expires on January 31, 2002 and the advances thereunder bear interest, at our option, at the prime rate plus 0.75% or the London Interbank Offered Rate (LIBOR) rate plus 3.5%.

                                DIVIDEND POLICY

  We have never declared or paid any dividends on our capital stock. We currently expect to retain any future earnings to fund the development and expansion of our business. Therefore, we do not anticipate paying cash dividends on our common stock in the foreseeable future.

                                 CAPITALIZATION

  The following table shows, as of September 3, 2000, our cash and cash equivalents, short-term debt, and capitalization:

  .  on an actual basis;

  .  on a pro forma basis to reflect

    (1) the repurchase of an aggregate of 50,080 shares of our common, Series A and Series B preferred stock in December 2000 and January 2001;

    (2) the sale of 3,046,124 additional shares of Series C preferred stock in February 2001; and

    (3) the conversion of all outstanding shares of our Series A preferred stock, Series B preferred stock and Series C preferred stock into an estimated 22,782,165 shares of common stock not later than the completion of this offering; and

  .  on a pro forma as-adjusted basis to reflect

    (1) the sale of     shares of common stock in this offering at the
        assumed initial public offering price of $    per share, after
        deducting the estimated underwriting discounts and commissions and offering expenses; and

    (2) the repayment of a $2.0 million credit facility that is currently outstanding with a portion of our net proceeds from this offering.

                                                   As of September 3, 2000
                                                --------------------------------
                                                  (In thousands except share
                                                            data)
                                                                      Pro forma
                                                 Actual   Pro forma  as adjusted
                                                --------  ---------  -----------
Cash and cash equivalents...................... $  1,685  $  1,685     $
                                                ========  ========     ======


Short term debt:
Short term borrowings.......................... $  2,000  $  2,000     $
Current maturities of long term debt...........      199       199
                                                --------  --------     ------
Total short term debt..........................    2,199     2,199
Long term debt, excluding current maturities...       69        69
Mandatorily redeemable convertible preferred
 stock, no par value; 50,000,000 authorized
 shares; Issued and outstanding shares--
 18,784,004 actual, none pro forma and
 pro forma as adjusted.........................   52,525       --
                                                --------  --------     ------
Shareholders' equity (deficit):
 Common stock, no par value; 100,000,000 shares
  authorized;
 Issued and outstanding shares--24,125 actual,
       pro forma and pro forma as adjusted.....    2,075     2,075
 Additional paid-in capital....................   (4,653)   47,872
 Deferred stock compensation...................   (1,161)   (1,161)
 Accumulated deficit...........................  (38,991)  (38,991)
                                                --------  --------     ------
  Total shareholders' equity (deficit).........  (42,730)    9,795
                                                --------  --------     ------
 Total capitalization.......................... $ 12,063  $ 12,063     $
                                                ========  ========     ======

  The shares of common stock outstanding in the pro forma as adjusted columns exclude:

  . 2,481,193 shares of our common stock issuable as of September 3, 2000, upon the exercise of outstanding stock options at a weighted average exercise price of $1.81 per share;

  . 5,686,636 shares of common stock issuable upon the exercise of warrants to purchase Series C preferred stock outstanding as of September 3, 2000; these warrants will convert into warrants to purchase common stock with an exercise price of approximately $0.96 per share following the conversion of the Series C preferred stock.

  . 3,968,170 shares of common stock issuable upon exercise of options granted after September 3, 2000 or reserved for issuance under our stock option plan, and the 1,200,000 shares of common stock that we plan to reserve for issuance under our 2001 Employee Stock Purchase Plan, which we intend to adopt before the closing of this offering.

                                    DILUTION

  Our pro forma net tangible book value as of September 3, 2000 was approximately $9.8 million, or $0.50 per share of common stock. Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by 19,624,803, the number of shares of common stock treated as outstanding on a pro forma basis after giving effect to the conversion of our Series A, Series B and Series C preferred stock. After giving effect to the sale of the shares of common stock offered in this offering at the assumed public offering price, net of offering expenses, our pro forma net
tangible book value at September 3, 2000 would have been $    million, or $
per share of common stock. This represents an immediate increase in net pro
forma tangible book value to existing shareholders of $    per share and an
immediate dilution of $    per share to new investors. The following table
illustrates the per share dilution:

   Initial public offering price per share....................          $
   Net tangible book value per share as of September 3, 2000..  $
   Increase attributable to the sale of shares offered
    hereby....................................................
                                                                -------
   Adjusted net tangible book value after this offering.......
                                                                        -------
   Dilution in the net tangible book value to new investors...          $
                                                                        =======

  The following table summarizes on a pro forma basis, after giving effect to the conversion of our Series A, Series B and Series C preferred stock, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing shareholders and by new investors, in each case based upon the number of shares of common stock and Series A, Series B and Series C preferred stock outstanding as of September 3, 2000.

                                              Shares          Total      Average
                                            Purchased     Consideration   Price
                                          -------------- ---------------   per
                                          Number Percent Amount  Percent  Share
                                          ------ ------- ------- ------- -------
   Existing Shareholders.................             %  $            %  $
   New Investors.........................             %               %
                                          ------   ---   -------   ---   -------
     Total...............................          100%  $         100%  $
                                          ======   ===   =======   ===   =======

  The number of shares held by existing shareholders will be    , or
approximately    % of the total shares of common stock outstanding, and the
number of shares held by new investors will be    , or approximately    % of
the total shares of common stock outstanding.

  If the underwriters' over-allotment option is exercised in full, the number of shares of common stock held by existing shareholders will be reduced to
or    % of the total number of shares of common stock to be outstanding after this offering and the number of shares of common stock held by new investors
will increase to     shares, or    % of the total number of shares of common
stock to be outstanding immediately after this offering.

  The foregoing discussions and tables assume no exercise of any outstanding stock options or warrants. As of September 3, 2000, there were options outstanding to purchase 2,481,193 shares of common stock at a weighted average exercise price of $1.81 per share. As of September 3, 2000, there were warrants outstanding to purchase 5,686,636 shares of common stock at an adjusted exercise price of $0.96 per share. If all of these options and the warrant were exercised on September 3, 2000, our pro forma net tangible book value as of that date would have been $ . million, or $ . per share of common stock, and this offering would represent an immediate dilution of $ . per share to new investors.

                            SELECTED FINANCIAL DATA

  The table below shows selected financial data for our last five years and for the nine periods ended September 3, 2000 and September 5, 1999. The selected statement of operations data for each of the three fiscal years ended December 26, 1999, December 27, 1998 and December 28, 1997 and the selected balance sheet data at December 26, 1999 and December 27, 1998 are derived from our audited financial statements included elsewhere in this prospectus. The selected statement of operations data for the fiscal year ended December 29, 1996 and the period from inception (March 1, 1995) to December 31, 1995 and the selected balance sheet data at December 28, 1997, December 29, 1996 and December 31, 1995 are derived from our audited financial statements not included in this prospectus. The selected statement of operations data for the nine periods ended September 3, 2000 and September 5, 1999 and the selected balance sheet data at September 3, 2000 are derived from our unaudited financial statements included elsewhere in this prospectus. The unaudited interim financial statements have been prepared on a basis consistent with the audited financial statements appearing elsewhere in this prospectus and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information.

  Through fiscal year 2000 we have measured our operational results on thirteen 4-week periods. Each of the first three quarters consists of three 4-week periods and our fourth quarter consists of four 4-week periods. To account for the 365th day we lose from the thirteenth period, and the leap year, every four years the thirteenth period consists of five weeks. Fiscal 2000 is such a year, making this year's fourth quarter consist of seventeen weeks. Starting in fiscal year 2001 we will be converting to four 13-week reporting periods, based on a 52- or 53-week fiscal year.

  The following selected financial data should be read in conjunction with our financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The pro forma shares used in the calculation of net loss per share reflect the conversion of all outstanding shares of preferred stock into common stock.

                           Inception
                           (March 1,               Fiscal Year                    Nine Periods Ended
                            1995) to   --------------------------------------  -------------------------
                          December 31,                                         September 5, September 3,
                              1995      1996      1997      1998       1999        1999         2000
                          ------------  ----    --------  ---------  --------  ------------ ------------
                                        (In thousands except per share and share data)
Statement of Operations
 Data
Sales:
Retail..................    $    --    $   --   $  6,000  $  14,706  $ 23,023   $  15,434     $ 19,667
Wholesale and other.....         --        --        504        659     2,575       1,562        3,341
                            --------   -------  --------  ---------  --------   ---------     --------
 Total sales............         465     2,835     6,504     15,365    25,598      16,996       23,008
Cost of food and
 packaging..............         250     1,261     3,079      6,979    11,520       7,740        9,344
Occupancy...............         100       264       916      2,393     3,602       2,415        2,597
Labor...................         224     1,055     2,866      6,690     9,506       6,530        7,469
Depreciation and
 amortization...........          41       226       625      1,785     2,628       1,837        1,840
Other operating.........          86       554     1,135      2,501     2,419       1,700        1,806
General and
 administrative.........         522       822     3,404      6,492     6,033       4,099        3,828
Provision for asset
 impairment and store
 closure................         --        --        --       1,169       779         779           33
                            --------   -------  --------  ---------  --------   ---------     --------
 Total operating
  expenses..............       1,223     4,182    12,025     28,009    36,487      25,100       26,917
                            --------   -------  --------  ---------  --------   ---------     --------
Loss from operations....        (758)   (1,347)   (5,521)   (12,644)  (10,889)     (8,104)      (3,909)
Other (expense) income..          (2)       39       449        193    (4,492)     (4,247)        (110)
                            --------   -------  --------  ---------  --------   ---------     --------
Net loss................    $   (760)  $(1,308) $ (5,072) $ (12,451) $(15,381)  $ (12,351)    $ (4,019)
                            ========   =======  ========  =========  ========   =========     ========
Preferred stock
 accretion..............         --        116     1,068      1,951     2,421       1,412        2,235
                            --------   -------  --------  ---------  --------   ---------     --------
Net loss attributable to
 common shareholders....        (760)   (1,424)   (6,140)   (14,402)  (17,802)    (13,763)      (6,254)
                            ========   =======  ========  =========  ========   =========     ========
Basic and diluted net
 loss per share.........    $(177.50)  $(70.65) $(303.21) $ (710.72) $(857.93)  $ (663.28)    $(275.49)
                            ========   =======  ========  =========  ========   =========     ========

                           Inception
                           (March 1,               Fiscal Year                     Nine Periods Ended
                            1995) to   ---------------------------------------  -------------------------
                          December 31,                                          September 5, September 3,
                              1995      1996      1997      1998       1999         1999         2000
                          ------------  ----    --------  --------  ----------  ------------ ------------
                                        (In thousands except per share and share data)
Statement of Operations
 Data
Weighted-average shares
 used in computing basic
 and diluted net loss
 per share..............      4,282     20,158    20,250    20,264      20,750     20,750         22,701
                             ======    =======  ========  ========  ==========    =======     ==========
Pro forma basic and
 diluted net loss per
 share (unaudited)......                                            $    (0.89)               $    (0.21)
                                                                    ==========                ==========
Weighted-average shares
 used in computing pro
 forma basic and diluted
 net loss per share
 (unaudited)............                                            17,264,056                19,647,697
                                                                    ==========                ==========
Other Financial Data:
EBITDA(1)...............     $ (717)   $(1,121) $ (4,896) $(10,859) $   (8,261)   $(6,267)    $   (2,069)
Cash provided by (used
 in):
 Operating activities...       (800)      (816)   (3,112)   (8,341)     (8,137)    (6,743)        (1,414)
 Investing activities...       (977)    (1,800)   (5,727)  (10,956)     (1,591)      (602)          (484)
 Financing activities...     $1,924    $ 8,888  $ 18,666  $  5,259  $    9,673    $ 9,612     $    1,430

--------
(1) EBITDA represents earnings before interest expense, interest and other income, income taxes, and depreciation and amortization. EBITDA data are included because management understands that such information is considered by certain investors as an additional basis on which to evaluate the Company's ability to pay interest, repay debt and make capital expenditures. Because all companies do not calculate EBITDA identically, the presentation of EBITDA herein is not necessarily comparable to similarly entitled measures of other companies. EBITDA is not intended to represent and should not be considered more meaningful than, or an alternative to, measures of operating performance as determined in accordance with generally accepted accounting principles.

                         December 31, December 29, December 28, December 27, December 26, September 3,
                             1995         1996         1997         1998         1999         2000
                         ------------ ------------ ------------ ------------ ------------ ------------
                                                        (In thousands)
Balance Sheet Data:
Cash and cash
 equivalents............    $  147       $6,419      $16,246      $  2,208     $  2,153     $  1,685
Working capital.........        56        5,852       13,948        (5,554)      (2,414)      (2,801)
Total assets............     1,358        9,494       25,301        19,958       17,676       16,588
Current liabilities.....       217          912        2,956         9,507        5,955        6,724
Long-term liabilities...       111          210          317           474          213           69
Mandatorily redeemable
 convertible preferred
 stock..................       --         8,531       28,197        30,148       48,025       52,525
Total shareholders'
 equity (deficit).......    $1,030       $ (159)     $(6,169)     $(20,171)    $(36,517)    $(42,730)

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  You should read the following discussion and analysis in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. Except for historical information, the discussion in this prospectus contains forward-looking statements that involve risks and uncertainties. The principal factors that could cause or contribute to differences in our actual results are discussed in the section titled "Risk Factors."

Company Overview

  BRIAZZ prepares and sells high-quality, branded lunch and breakfast foods for the "on-the-go" consumer. We sell our products primarily through our company-operated cafes, through delivery of box lunches and catered platters directly to corporate customers and through selected wholesale accounts. Our core products are sandwiches, salads and soups, which are complemented by a variety of fresh baked goods, premium juices, Starbucks coffees and fresh fruit.

  We currently operate 39 cafes in Seattle, San Francisco, Chicago and Los Angeles. In 1995, we opened our first cafe in Seattle. We expanded our operations into San Francisco in 1996, Chicago in 1997 and Los Angeles in 1998. Our growth strategy is to open new cafes in our existing markets and, when appropriate, to enter into new markets by concurrently opening a central kitchen and at least four to six cafes and initiating delivery of box lunch and catering services.

Geographic Markets

  We currently operate in four markets: Seattle, San Francisco, Chicago and Los Angeles. Each market is supported by its own central kitchen. We have presented our sales results here by geographic markets to help you understand our business, but we do not operate our business in geographic segments. Our business is segmented by retail sales, which includes sales from cafes, box lunches and catering platters, and wholesale and other sales, which includes sales from wholesale, grocery and other accounts.

  Below is a comparison of sales in each market for the fiscal years 1997 through 1999 and for the first nine periods of 1999 and 2000. Market pre-tax profit (loss) consists of all sales less all expenses related to each market other than corporate general and administrative expense. Sales include sales from cafes, box lunches, catering platters, wholesale, grocery and other accounts. Expenses for each market consist of occupancy, labor, general and administrative, depreciation and amortization expense, provision for asset impairment and other operating expenses. Each of these items are described in more detail in "Results of Operations". Depreciation and amortization expense related to corporate assets is included in corporate general and administrative expense.

                                Fiscal Year             Nine Periods Ending
                          -------------------------  -------------------------
                                                     September 5, September 3,
                           1997     1998     1999        1999         2000
                          -------  -------  -------  ------------ ------------
Seattle
  Sales.................. $ 4,247  $ 7,364  $10,050    $ 6,636      $ 8,540
  Pre-tax profit (loss).. $  (161) $(1,567) $  (673)   $  (564)     $   439
  Cafes..................       7       10       11         10           10


San Francisco
  Sales.................. $ 1,988  $ 4,987  $ 8,830    $ 5,874      $ 7,894
  Pre-tax profit (loss).. $(1,368) $(1,392) $  (339)   $  (425)     $   811
  Cafes..................       6       12       11         11           11


Chicago
  Sales.................. $   268  $ 2,617  $ 4,317    $ 2,934      $ 3,750
  Pre-tax profit (loss).. $  (522) $(2,201) $(1,659)   $(1,192)     $  (832)
  Cafes..................       2        9        9          9            9


Los Angeles
  Sales..................     --   $   397  $ 2,397    $ 1,552      $ 2,823
  Pre-tax profit (loss)..     --   $  (720) $(1,248)   $  (905)     $  (354)
  Cafes..................     --         5        5          4            7


Total Sales.............. $ 6,504  $15,365  $25,598    $16,996      $23,008


Market pre-tax profit
 (loss).................. $(2,051) $(5,879) $(3,919)   $(3,085)     $    64


Total Cafes..............      15       36       36         34           37

Results of Operations

  The following discussion of our results of operations should be read in conjunction with "Selected Financial Data," the consolidated financial statements and accompanying notes and the other financial data included elsewhere in this prospectus. Our fiscal year ends on the last Sunday in December and is based on a 52- or 53-week fiscal year.

                                 Fiscal Year             Nine Periods Ending
                              ---------------------   -------------------------
                                                      September 5, September 3,
                              1997    1998    1999        1999         2000
                              -----   -----   -----   ------------ ------------
                                      (As a percentage of sales)
Statement of Operations Data
Sales:
  Retail....................   92.2%   95.7%   89.9%      90.8%        85.5%
  Wholesale and other.......    7.8     4.3    10.1        9.2         14.5
                              -----   -----   -----      -----        -----
    Total sales.............  100.0   100.0   100.0      100.0        100.0


Cost of food and packaging..   47.3    45.4    45.0       45.5         40.6
Occupancy...................   14.1    15.5    14.1       14.2         11.3
Labor.......................   44.1    43.5    37.1       38.4         32.5
Depreciation and
 amortization...............    9.6    11.6    10.3       10.8          8.0
Other operating.............   17.4    16.4     9.4         10          7.9
General and administrative..   52.3    42.3    23.6       24.1         16.6
Provision for asset
 impairment and store
 closure....................    0.0     7.6     3.0        4.6          0.1
                              -----   -----   -----      -----        -----
    Total operating
     expenses...............  184.9   182.3   142.5      147.7        115.4
                              -----   -----   -----      -----        -----
Loss from operations........  (84.9)  (82.3)  (42.5)     (47.7)       (17.0)
Other (expense) income......    6.9     1.3   (17.6)     (25.0)        (0.5)
                              -----   -----   -----      -----        -----
Net loss....................  (78.0%) (81.0%) (60.1%)    (72.7%)      (17.5%)
                              =====   =====   =====      =====        =====
Selected Operations Data
Number of locations at
 period end
  Central kitchens..........      3       4       4          4            4
  Cafes.....................     15      36      36         34           37

Nine Periods Ended September 3, 2000 Compared with Nine Periods Ended September 5, 1999

 Sales

  Total sales increased by $6.0 million, or 35.3%, from $17.0 million to $23.0 million.

  Retail sales increased by $4.3 million, or 27.9%, from $15.4 million to $19.7 million. Of this increase, $0.7 million was attributable to the three new cafes opened in Los Angeles. The remainder of the increase was due to our new food introduction program, in which we update our product offerings approximately every six to eight weeks, and our new inventory system, which captured same cafe sales growth by allowing us to manage the availability of items for sale in our cafes in a more efficient manner. In April 2000 we provided some Charles Schwab Inc. offices with box lunches and catered platters on a daily basis. In addition, as our brand awareness has matured in each geographic region, we have been able to grow our box lunch and catering sales.

  Wholesale and other sales increased by $1.7 million, or 106.3%, from $1.5 million to $3.3 million. This increase was primarily attributable to new relationships with three customers. In 1999 we entered into a wholesale account relationship with Kozmo.com, an internet-based consumer delivery service. Charles Schwab Inc. became a wholesale customer in May 2000. In June 2000 we began to provide Tully's Coffee with food products for selected retail cafes located in Seattle and San Francisco.

 Costs of Food and Packaging

  Cost of food and packaging increased by $1.6 million, or 20.8%, from $7.7 million to $9.3 million. Cost of food and packaging decreased as a percentage of total sales from 45.5% to 40.6%.

  Cost of food and packaging for retail sales increased by $1.5 million, or 22.1%, from $6.8 million to $8.3 million. This increase was primarily due to increased sales.

  Cost of food and packaging for wholesale and other sales was $1 million for both periods, with a negligible increase primarily due to increased sales.

  The cost of food and packaging as a percentage of total sales for each of retail sales and wholesale and other sales decreased primarily due to implementation of a new purchasing process, which improved our ability to source low cost ingredients. We entered into a relationship with Marriott Distribution Services, under which they procure and deliver to our central kitchens approximately 40% of our ingredients and packaging products.

 Operating Expenses

  Operating expenses consist of occupancy, labor, depreciation and amortization, other operating, general and administrative expense and provision for asset impairment. Total operating expenses increased $0.2 million, or 0.1%, from $17.4 million to $17.6 million. As a percentage of total sales, our operating expenses decreased from 102.1% to 76.4%. This decrease was primarily due to our increase in total sales. We expect operating expenses to continue to increase as energy costs in three of the four geographic markets in which we operate our cafes and central kitchens continue to increase.

  Occupancy expense consists of costs related to the leasing of retail space for our cafes and our central kitchens. Occupancy expense increased $0.2 million, or 8.3%, from $2.4 million to $2.6 million. This increase was primarily due to the opening of three additional cafes. As a percentage of sales, occupancy expense decreased from 14.2% to 11.3%, primarily due to increased sales. Our rents are either fixed or variable determined as a percentage of sales, or a combination of both.

  Labor expense consists of wages and salaries paid to employees. Labor expense increased $1.0 million, or 15.4%, from $6.5 million to $7.5 million. This increase was primarily due to the opening of three additional cafes. As a percentage of sales, labor expense decreased from 38.4% to 32.5%. The decrease was due to an increase in sales. We also used a software program to enable us to more efficiently schedule personnel, both in the central kitchens as well as our cafes. In addition, we implemented a just-in-time inventory and order guide which helped us to further increase labor efficiency.

  Depreciation and amortization expense consists of the periodic expensing of leasehold improvements, equipment and vehicles. Depreciation and amortization expense was unchanged. As a percentage of sales, depreciation and amortization expense decreased from 10.8% to 8.0%. This decrease was primarily due to an increase in sales.

  Other operating expense consists of direct operating, marketing, administrative, repair and maintenance and site termination expense. Other operating expense increased by $0.1 million, or 5.9% from $1.7 million to $1.8 million. As a percentage of sales, other operating expense decreased from 10.0% to 7.9%.

  General and administrative expense relates to the support functions performed by our corporate office, such as finance, human resources, marketing, food development and information systems. This expense primarily consists of salaries of our corporate executives, senior management and staff, and our corporate offices lease and related office expenses. General and administrative expense decreased $0.3 million, or 7.3%, from $4.1 million to $3.8 million, primarily due to increased efficiencies at the corporate level. As a percentage of sales, general and administrative expense decreased from 24.1% to 16.6%, primarily due to increased sales.

  The provision for asset impairment and store closures related to the writedown of leasehold improvements at some cafe locations. The provision for asset impairment and store closures decreased by $0.75 million, or 96%, from $0.78 million to $0.03 million. Based on the facts surrounding the asset's impairment, we recorded either a loss in the amount of the remaining book value or of the excess of the remaining net book value over discounted projected cash flows.

 Other (Expense) Income

  Other (expense) income includes interest expense, interest and other income. Other (expense) income decreased by $4.2 million, or 98%, from a net expense of $4.3 million to a net expense of $0.1 million. This decrease is primarily related to noncash charges in 1999 related to the issuance of preferred stock as a conversion premium on the senior debt of $3.0 million and noncash charges due to the amortization of deferred debt issue costs related to the value of warrants issued with the 15% senior bridge notes and 10% subordinated convertible bridge notes of $0.9 million. Prior to the conversion of the debt and the related interest to redeemable preferred stock in 1999, the debt accrued interest of $0.5 million during the year. No such debt was outstanding in 2000.

  During April 1999, we issued $3.0 million of 15% senior bridge notes and warrants. On August 31, 1999, the notes, together with accrued interest, converted into shares of series C preferred stock. Additionally, senior note holders also received three million shares of series C preferred stock as a conversion premium, the estimated fair value of which is $3.0 million and has been recorded as a Senior Notes financing cost included in interest expense.

  During December 1998, we issued $4.9 million of 10% subordinated convertible bridge notes and warrants. On August 31, 1999, the notes, together with accrued interest, converted into shares of series C preferred stock.

  Costs associated with the borrowings were amortized into interest expense over the life of the borrowing.

Year Ended December 26, 1999 Compared With Year Ended December 27, 1998

 Sales

  Total sales increased by $10.2 million, or 66.2%, from $15.4 million to $25.6 million.

  Retail sales increased by $8.3 million, or 56.5%, from $14.7 million to $23.0 million. This increase was primarily due to an increase in sales at existing cafes.

  Wholesale and other sales increased by $1.9 million, or 271.4%, from $0.7 million to $2.6 million. This increase was primarily due to the addition of a relationship with Quality Food Centers in Seattle to distribute our products in their grocery stores. We do not expect significant growth in sales to grocery stores in the future.

 Cost of Food and Packaging

  Cost of food and packaging increased by $4.5 million, or 64.3%, from $7.0 million to $11.5 million. As a percentage of sales, cost of food and packaging decreased from 45.4% to 45.0%.

  Cost of food and packaging for retail sales increased by $3.4 million, or 51.5%, from $6.6 million to $10.0 million. This increase was primarily due to an increase in sales.

  Cost of food and packaging for wholesale and other sales increased by $1.1 million, or 330%, from $0.4 million to $1.5 million. This increase was primarily due to an increase in sales.

 Operating Expenses

  Total operating expenses increased by $4.0 million, or 19.0%, from $21.0 million to $25.0 million. This increase was primarily due to increased sales. As a percentage of sales, total operating expenses decreased from 136.9% to 97.5% of total sales. This decrease was primarily due to a reduction in general and administrative expenses as well as a reduction in labor expense.

  Occupancy expense increased by $1.2 million, or 50%, from $2.4 million to $3.6 million. This increase was primarily due to an increase in sales and the increase in rents associated with those cafes with leases on a percentage of sales basis. As a percentage of sales, occupancy expense decreased from 15.6% to 14.1%, primarily due to an increase in sales.

  Labor expense increased by $2.8 million, or 41.8%, from $6.7 million to $9.5 million. This increase was primarily due to the increased staffing needed to support the increase in sales. As a percentage of sales, labor expense decreased from 43.5% to 37.1%. This decrease was primarily due to increased efficiencies resulting from the implementation of new production methods in our central kitchens.

  Depreciation and amortization expense increased by $0.8 million, or 44.4%, from $1.8 million to $2.6 million. This increase was primarily due to increased capital expenditures for our expansion into Los Angeles.

  Other operating expense decreased by $0.1 million, or 4.0%, from $2.5 million to $2.4 million. As a percentage of sales, other operating expense decreased from 16.3% to 9.4%.

  General and administrative expense decreased by $0.5 million, or 7.7%, from $6.5 million to $6.0 million due to an increase to support our growth offset by a reduction in certain general and administrative functions such as real estate development and risk management. As a percentage of sales, general and administrative expense decreased from 42.3% to 23.6%.

  Provision for asset impairment and store closure decreased by $0.4 million, or 33.3%, from $1.2 million to $0.8 million. The provision for asset impairment and store closure in both periods relate to the writedown of leasehold improvements. The decrease was primarily due the writeoff in 1998 of leasehold improvements for three cafes closed in 1999.

 Other (Expense) Income

  Other (expense) income decreased by $4.7 million, or 2,350%, from $0.2 million to ($4.5) million. This increase is primarily related to noncash charges related to the issuance of preferred stock as a conversion premium on the senior debt of $3.0 million and noncash charges due to the amortization of deferred debt issue costs related to the value of warrants issued with the 15% senior bridge notes and 10% subordinated convertible bridge notes of $0.9 million. Prior to the conversion of the debt and the related interest to redeemable preferred stock in 1999, the debt accrued interest of $0.5 million during the year.

  Cash interest charges of $0.2 million were related to the interest on the line of credit and certain financing loans.

Year Ended December 27, 1998 Compared With Year Ended December 28, 1997

 Sales

  Total sales increased by $8.9 million, or 136.9%, from $6.5 million to $15.4 million.

  Retail sales increased by $8.7 million, or 145%, from $6.0 million to $14.7 million. This increase was primarily due to a net increase of 21 cafes. It is also due to the introduction of box lunch and catering services in San Francisco in mid-1997 and in Chicago at the end of 1998.

  Wholesale and other sales increased by $0.2 million, or 40%, from $0.5 million to $0.7 million.

 Cost of Food and Packaging

  Cost of food and packaging increased $3.9 million, or 130%, from $3.1 million to $7.0 million. As a percentage of sales, our cost of food and packaging decreased from 47.3% to 45.4%.

  Cost of food and packaging for retail sales increased $4.2 million, or 171.8%, from $2.4 million to $6.6 million. This increase was primarily due to our growth in sales.

  Cost of food and packaging for wholesale and other sales decreased $0.2 million, or 33.3%, from $0.6 million to $0.4 million. This increase was primarily due to our growth in sales.

 Operating Expenses

  Total operating expenses increased by $12.1 million, or 136.0%, from $8.9 million to $21.0 million. This increase was primarily due to the net increase of 21 cafes, including our first five cafes in Los Angeles, as well as our Los Angeles central kitchen. As a percentage of sales, operating expenses decreased from 137.5% to 136.9%.

  Occupancy expense increased by $1.5 million, or 166.7%, from $0.9 million to $2.4 million. This increase was primarily due to an increase in the number of cafes in existing markets as well as expansion into Los Angeles. As a percentage of sales, occupancy expense increased from 14.1% to 15.6%.

  Labor expense increased by $3.8 million, or 131.0%, from $2.9 million to $6.7 million. This increase was primarily due to the net increase of 21 cafes and a central kitchen. As a percentage of sales, labor expense increased from 44.1% to 43.5%.

  Depreciation and amortization expense increased $1.2 million, or 200.0%, from $0.6 million to $1.8 million. This increase was primarily due to increased capital expenditures for our expansion into Los Angeles. As a percent of total sales, depreciation and amortization expense increased from 9.6% to 11.6%.

  Other operating expense increased by $1.4 million, or 127.3%, from $1.1 million to $2.5 million. This increase was primarily due to increases in communications expenses and repair and maintenance expenses, and purchases of miscellaneous office furniture and equipment.

  General and administrative expense increased by $3.1 million, or 91.2%, from $3.4 million to $6.5 million. The increase was primarily due to an increase of corporate general and administrative expense. As a percentage of sales, general and administrative expense decreased from 52.3% to 42.3%.

  Provision for asset impairment and store closure increased from none to $1.2 million. The provision for asset impairment and store closure relates to the writedown of leasehold improvements. The increase was primarily due the writedown in 1998 of leasehold improvements.

 Other (Expense) Income

  Other (expense) income decreased by $0.25 million, or 56%, from $0.45 million to $0.2 million. This decrease in interest and other income is primarily related to noncash charges in 1998 due to the amortization of $0.3 million of debt issue costs related to the 10% subordinated convertible bridge notes issued during 1998 and to the $0.9 million of interest accrued on those notes.

Liquidity and Capital Resources

  Since inception we have financed our operations primarily through the issuance of capital stock, and have raised cash of approximately $47.4 million from sales of redeemable convertible preferred and common stock. In addition to funding capital expenditures, which have totaled approximately $21.5 million since inception, net cash provided by financing activities has funded our investments in business and market development and related operating losses. Since inception and through September 3, 2000, we have reported net losses of approximately $39.0 million. In the near term, operating losses may continue despite actions taken to reduce negative cash flow from operations.

  Net cash used in operating activities for the 1997, 1998 and 1999 fiscal years and the nine periods ended September 3, 2000 were $3.1 million, $8.3 million, $8.1 million and $1.4 million, respectively. Net cash used in operating activities in each period resulted primarily from net loss before non-cash charges in addition to increases in accounts payable and accrued expenses.

  Net cash used in investing activities for the 1997, 1998 and 1999 fiscal years and the nine periods ended September 3, 2000 was approximately $5.7 million, $11.0 million, $1.6 million and $0.5 million, respectively. Net cash used in investing activities resulted from capital additions primarily related to opening additional cafes and central kitchens.

  Net cash provided by financing activities for the 1997, 1998 and 1999 fiscal years and for the nine periods ended September 3, 2000 was $18.7 million, $5.3 million, $9.7 million and $1.4 million, respectively. Net cash provided by financing activities resulted primarily from the issuance of capital stock, which was partly offset by financing costs and scheduled principal repayments primarily relating to delivery vehicle financing. In February 2001, net cash provided from the issuance of additional shares of series C preferred stock was $3.0 million.

  EBITDA represents earnings (loss) before interest expense, interest and other income, income taxes, and depreciation and amortization. EBITDA (loss) for the 1997, 1998 and 1999 fiscal years and for the nine periods ended September 3, 2000 were ($4.9) million, ($10.9) million, ($8.3) million and ($2.1) million, respectively.

  At September 3, 2000, we had cash and cash equivalents of $1.7 million, negative working capital of ($2.8) million and shareholders' deficit of ($42.7) million. We also had a $2.0 million bank line-of-credit at the bank's prime lending rate plus 0.75% or LIBOR plus 3.5%, all of which is outstanding. The line expires on January 31, 2002 and is due in monthly payments through January 2002.


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  In addition to the three additional cafes that opened during the nine periods ended September 3, 2000, we opened two additional cafes in December 2000 and January 2001 and plan to open at least ten additional cafes during 2001, which will require approximately $3.0 million in leasehold improvements and equipment.

  We believe our current cash and cash equivalents, including expected net proceeds from this offering, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 24 months. Thereafter, we may need to raise additional capital to finance our operations, as well as to enhance our operations, fund our expansion and respond to competitive pressures. We may be unable to obtain financing on terms favorable to us, if at all. Poor financial results, unanticipated expenses or unanticipated opportunities that require financial commitments could give rise to additional financing requirements sooner than we expect. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our existing shareholders would be reduced, and these securities might have rights, preferences or privileges senior to those of our common stock. If adequate funds are not available or are not available on acceptable terms, our ability to enhance our services, fund our expansion, respond to competitive pressures or take advantage of business opportunities would be significantly limited, and we might need to significantly restrict our operations.

Quantitative and qualitative disclosures about market risk

  We have no derivative financial instruments or derivative commodity investments in our cash and cash equivalents and investments. We invest our excess cash in investment grade, highly liquid investments, consisting of money market instruments, bank certificates of deposit and short-term investments in commercial paper. We anticipate investing our net proceeds from this offering in similar investment grade and highly liquid investments pending their use as described in this prospectus. We do not believe these investments are subject to significant market risk

  Under our revolving credit facility, we will be exposed to market risk from changes in interest rates on borrowings which bear interest at the lending bank's reference rate or LIBOR plus a fixed percentage. Because we do not believe that the amount of borrowings under the revolving line of credit will be material to our operations, we do not believe this risk will be material. All of our transactions are conducted, and our accounts are denominated, in United States dollars. Accordingly, we are not exposed to foreign currency risk.

  Many of the food products purchased by us are affected by commodity pricing and are, therefore, subject to price volatility caused by weather, production problems, delivery difficulties and other factors which are outside our control. We believe that substantially all of our food and supplies are available from numerous sources, which helps to control food commodity risk. We believe we have the ability to increase menu prices, or vary the menu items offered, if needed in response to a food product price increase.

Recent Accounting Pronouncements

  In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Financial Instruments and for Hedging Activities" (SFAS 133), which provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. SFAS No. 133 was amended by SFAS 137, deferring the effective date to fiscal years beginning after June 15, 2000. In June 2000, SFAS 138 was issued, which amends provisions of SFAS 133. SFAS 138 will be implemented by us concurrently with SFAS 133. We do not anticipate the adoption of these standards to have a material impact on our results of operations or financial condition when adopted, as we hold no derivative financial instruments and do not currently engage in hedging activities.

  In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 (SAB 101), "Revenue Recognition," which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB No. 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. We have

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

recognized revenue and made disclosures in accordance with SAB No. 101. The adoption of SAB No. 101 did not have a material impact on our financial position or results of operations.

  In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44 (FIN44), "Accounting for Certain Transactions Involving Stock Compensation," an interpretation of the Accounting Principle Board Opinion 25. Among other things, this interpretation clarifies the definition of "employee" for purposes of applying APB 25, "Accounting for Stock Issued to Employees," the criteria for determining whether a plan qualifies as a noncompensatory plan, and the accounting for an exchange of stock compensation awards in a business combination. This interpretation is effective July 1, 2000, but certain conclusions in this interpretation cover specific events that occur after either December 15, 1998 or January 12, 2000. The adoption of FIN No. 44 did not have a material impact on our financial position or results of operations.

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

                                    BUSINESS

Overview

  We prepare and sell high-quality, branded lunch and breakfast foods for the "on-the-go" consumer. We sell our products primarily through our company-operated cafes, through delivery of box lunches and catered platters directly to corporate customers and through selected wholesale accounts. Our core products are sandwiches, salads and soups, which are complemented by a variety of fresh baked goods, premium juices, Starbucks coffees and fresh fruit. Our goal is to introduce new food selections to our customers approximately every six to eight weeks and to provide foods encompassing a range of traditional and innovative tastes.

  Our target customer is the office worker. Our cafes are conveniently located either in city center locations with a high density of office buildings and retail foot traffic or within individual office buildings where we serve as an amenity for building tenants. To satisfy the demands of our time-constrained customers for lunch, breakfast and between-meal snacks, we design our cafes for quick service. Refrigerated display cases offer easy access to pre-packaged food items.

  Our central kitchens prepare, assemble and distribute substantially all of our food products. Establishing a central kitchen in each of our geographic locations enables us to grow and deliver consistently high-quality affordable food at an attractive unit cost.

Competitive Strengths

  We intend to expand our presence in our existing markets and expand into new markets. To achieve our planned expansion goals, we intend to leverage the following strengths:

  Well-defined concept. Over the past five years, we have refined our menu selections and cafe presentation, redesigned product workflow within our central kitchens and established strict real estate guidelines for new locations. These efforts have allowed us to increase customer traffic at existing locations and expand the number of stores we operate. The following are central factors in our business strategy:

  . Extensive, high-quality product offerings. We offer an extensive range of menu items designed for broad appeal to our target customers. We also offer varying portion sizes for selected salads and sandwiches. We believe our diverse product selection, ranging from traditional comfort foods, such as Cobb salads and tuna sandwiches, to innovative gourmet foods, including bouncy noodle salads and tarragon chicken sandwiches, attracts new customers and increases the frequency of visits by repeat customers.

  . Frequent menu changes. Our goal is to introduce new food selections to our customers approximately every six to eight weeks. We also adjust our menu seasonally by offering a larger variety of hot soups and sandwiches during the winter months, and a larger variety of salads during the summer months.

  . Speed and quality of service. We have designed our cafes to serve a large number of customers in a very short period of time and to allow easy movement within the cafe from entry to exit. Our cafes in amenity locations, together with our larger cafes, processed an average of 293 transactions per hour between 11:00 a.m. and 2:00 p.m. during the four weeks beginning November 5, 2000. In addition, because our employees in the cafes are not preparing most of the food products, they can focus their attention on customer service.

  . Range of prices. Our entrees range in price from $2.99 to $5.49, allowing customers with different budgets to enjoy our products. In addition, our multiple price point strategy allows customers to select their own meal combinations, such as a soup and salad or a soup and sandwich.

  . Multiple distribution channels. For the convenience of our corporate customers, we deliver box lunches and catered platters for in-office meetings through our fleet of trucks and vans. We also deliver to selected wholesale customers.

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

  Central kitchens. We currently operate central kitchens as hubs for food preparation and distribution in each of our geographic markets. Central kitchens help enable us to consistently provide customers with a broad assortment of high-quality food products. This task is both more expensive and more difficult to manage when food is prepared on-site. Central kitchens also provide us with significant competitive advantages through economies of scale, health and safety controls and product-waste minimization. In addition, use of a central kitchen allows us to locate cafes on smaller sites and sites without the ventilation required for an on-site kitchen.

  Strategic cafe locations. We locate our cafes primarily in areas with a high number of office buildings or within individual buildings where we serve as an amenity for building tenants. Amenity locations are typically sites on the ground floor or in the plaza of an office building and are often leased at favorable rates because they offer conveniences to building tenants. In addition, for cafes in amenity locations, very little marketing is required due to the high visibility of the cafe within the building and the fact that competition within the building is generally limited.

  Experienced management. Our management team has over 89 years of combined experience in the retail and food industries. We believe our management team is well-positioned to manage the anticipated growth in our business.

Growth Strategy

  We believe that significant growth opportunities exist for us both in our current markets and in new markets. The key strategies to drive our growth include the following initiatives:

  Deepen our penetration in existing markets. Our expansion plans in our current markets call for the establishment of new cafes and an increase in our distribution capabilities to expand our sales from box lunches, catering platters and wholesale accounts. We believe that over the next five years the opportunity exists to add 150 cafes in our existing geographic markets; however, the number of locations that could satisfy our selection criteria is significantly larger. Increased market penetration and the resulting increase in sales will allow us to take further advantage of the economies of scale and distribution efficiencies provided by our central kitchens.

  . Amenity locations. In selecting sites and opening new locations, we will pursue a strategy of opening cafes primarily in amenity locations. We believe these sites often have a built-in barrier to entry because there are typically no other sites available in the building to potential competitors, or competition within the building is limited.

  . Real estate initiatives. In 2000, we opened five new cafes in amenity locations, averaging 1,650 square feet. We intend to open at least ten new cafes in amenity locations in 2001. It takes approximately eight months to open a new cafe from the time we sign a letter of intent with the building owner or manager. We recently have signed leases or letters of intent for three new locations.

  . Distribution capabilities. We believe there is a particularly significant market for our box lunches and catered meals outside the highly competitive city centers. In city centers, we are one of numerous food options for companies that need meals delivered. Outside city centers, however, the options are more limited. Because our food products are distributed through a central kitchen, our distribution area for box lunches and catered meals is not limited to the geographic areas where our cafes are located. Customers place orders directly with our branded sales department by phone, fax or through our web site. We intend to expand our fleet of delivery vans and hire additional sales representatives in all four geographic markets in order to further penetrate the market beyond our cafe locations.

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

  . Use full capacity of central kitchens. We estimate that our central kitchens in Seattle and Los Angeles have the capacity to prepare and assemble up to 25,000 entree items per day and our central kitchens in Chicago and San Francisco have the capacity to prepare and assemble up to 15,000 entree items per day. In Seattle and San Francisco, we estimate we are using approximately 50% of each kitchen's capacity. In Chicago and Los Angeles, we estimate we are using 20% or less of each kitchen's capacity. In order to take advantage of the competitive strengths of the central kitchens created by economies of scale, we intend to increase our central kitchen use to full capacity.

  Expand into new geographic markets. In the next few years, we intend to expand into new geographic markets. Although we have not yet identified specific new markets, we believe many of the 25 largest metropolitan areas in the United States, as well as certain international cities, are suitable for potential expansion of the BRIAZZ operations and brand. In general, it takes up to 18 months to establish a new central kitchen once the location has been identified. Our growth strategy is to open new cafes in our existing markets and, when appropriate, to enter into new markets by concurrently opening a central kitchen and at least four to six cafes and initiating delivery of box lunch and catering services.

  Build brand awareness. We believe that sales of our branded food products through our cafes and other distribution channels reinforce our image as a provider of fresh, high-quality lunch and breakfast foods. We currently build brand awareness through cafe visibility, branded delivery vans and trucks and product packaging. We plan a number of marketing initiatives in 2001 designed to further build brand awareness, such as in-cafe promotions and redesigned signage for the cafes.

History

  Victor D. Alhadeff founded BRIAZZ in 1995, after recognizing the convergence of two consumer trends: decreasing time for lunch and breakfast and an increasing desire for high-quality, healthy food at affordable prices. Mr. Alhadeff believed the demand for healthy, premium foods served quickly and conveniently could be met through the sale of pre-packaged food items from open, self-service refrigerated cases. In September 1995, we opened the first BRIAZZ cafe in Seattle, Washington. We expanded our operations into San Francisco in 1996, Chicago in 1997 and Los Angeles in 1998 and now operate 39 retail outlets.

Our Menu

  Our core products are sandwiches, salads and soups. To complement our core product line, we offer a variety of fresh baked goods, juices, gourmet coffees and fresh fruit. Within each basic product category, such as sandwiches, salads, soups and baked goods, we strive to offer a large number of choices. On average, we offer approximately 300 different items in our cafes. Our entrees range in price from $2.99 to $5.49, allowing customers with different budgets to enjoy our products.

  Our food products are made with high quality, fresh ingredients and served in our cafes, box lunches and on our catered platters within 24 hours. We develop our menu and recipes to provide flavorful choices ranging from the traditional to the innovative. Our sandwiches are made from a variety of traditional and artisan breads. Our largest supplier of artisan bread is the LaBrea Bakery, which supplies approximately 16.5% of our total bread purchases.

  We are committed to an ongoing process of introducing new food items approximately every six to eight weeks for our cafes and approximately four times each year for our non-cafe distribution channels. New food items are introduced based on certain factors including food trends, customer input and test marketing in a limited number of cafes. From time to time, we remove seasonal and less popular items from our menu. In response to customer requests, we now offer hot sandwiches in each of our geographic markets. In addition to hot paninis, hot subs are currently offered in our cafes in Chicago, two of our cafes in San Francisco and one of our cafes in Seattle. Due to the popularity of the hot sub offerings, some of our cafes will be retrofitted to give them the ability to offer hot subs. In addition, to keep our product offering current, we adjust our menu on a seasonal basis. For example, we offer a larger variety of hot soups and sandwiches during the winter months, and a larger variety of salads during the summer months.

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  Sixty percent of our cafe sales are derived from sandwiches, salads and soups. Our sandwiches and salads are prepared by our central kitchens and our soups are prepared by Stockpot Soups, a division of the Campbell Soup Co. In the morning and after lunch, the majority of cafe sales are beverages and fresh baked goods. Our beverage selection includes Starbucks coffee, fresh juices and other brand-name beverages. Our baked goods include bagels, muffins, pound cakes, scones and cookies. The cookies are baked in ovens in the cafes, providing hot, fresh cookies to our customers and filling the cafes with an enticing aroma. To broaden our menu during the breakfast hours, we now offer a selection of breakfast egg sandwiches on an English muffin or bagel that are served hot and sold with other pre-packaged items for takeaway.

  To ensure the BRIAZZ brand is synonymous with high quality and consistency, our carefully developed and tested recipes call for fresh produce, premium ingredients and breads from local bakeries. We carefully select suppliers in each market based upon reputation, references, reliability, cost and other criteria.

  Most of our products are prepackaged for convenience and labeled with our logo and a list of ingredients, which, in combination with clear packaging material, allows for easy product and ingredient identification and additional branding.

Our Distribution Channels

  Our food products are distributed through our company-operated cafes, through delivery of box lunches and catered platters directly to corporate customers, and through selected wholesale accounts. These distribution channels are designed to increase market penetration within each geographic market. Our multiple distribution channels allow us to generate product volume in an effort to fully use the central kitchen within a geographic market.

 Cafes.

  Our 39 company-owned cafes are typically located in office buildings or high-density retail areas in city centers, approximately half of which are amenity locations. The sizes of the cafes range from 173 square feet in the Wrigley Building in Chicago to 3,816 square feet in the 525 Market building in San Francisco. The cafes sell an extensive selection of BRIAZZ branded and third-party products and incorporate a distinctive decor that is instrumental in building the BRIAZZ brand image.

  We believe our target customers place a high priority on speed of service. Accordingly, we strive to make the entire process of selecting and purchasing products require less than five minutes inside the cafe, even during the lunch hour rush. Our cafes in amenity locations, together with our larger cafes, processed an average of 293 transactions per hour between 11:00 a.m. and 2:00 p.m. during the four calendar weeks beginning November 5, 2000. We have designed our cafes to serve a large number of customers in a very short period of time and to allow easy movement within the cafe from entry to exit. Most food items are clearly labeled and selected from self-serve refrigerated cases, requiring minimal employee assistance. The hot items on our menu, such as soups, hot subs and paninis, can be served quickly. This focus on speed and convenience caters to the time-constrained individual and, we believe, builds a loyal customer base.

  The preparation of food products at our central kitchens minimizes the space required for food preparation in our cafes. Generally, our customers consume their purchases elsewhere; we do, however, provide a limited number of tables and chairs at some cafes for customers who wish to eat on the premises.

 Box Lunches and Catering Platters.

  We deliver box lunches and catering platters in each of our four geographic markets. We provide service to customers in the vicinities of our cafes and to customers whose business sites are located outside these vicinities. Our box lunches come in a BRIAZZ branded box and include a BRIAZZ branded sandwich or salad entree, complemented by a bag of chips, a beverage, a fruit cup and a cookie or brownie. Catering choices include breakfast trays, sandwich platters, salad bowls, party platters, dessert trays and cold beverages. Box

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

lunches and catered platters are delivered by employees wearing BRIAZZ uniforms driving BRIAZZ branded trucks or vans. Our target customers are participants in business meetings where the employer pays for the order.

  We receive box lunch or catering orders on a daily basis by telephone, fax and through our web site. We developed the web site in late 1999 in response to requests from corporate customers for online ordering capabilities. Approximately 13% of sales of box lunches and catering platters were made through our web site during the four weeks beginning October 30, 2000. Substantially all of our orders are filled at a central kitchen and delivered directly to the customer.

 Wholesale Accounts.

  In October 1998, we began distributing sandwiches and salads in Seattle at Quality Food Centers, Inc., a regional grocery store chain. Currently, our products are being sold at over 50 QFC stores. We do not currently intend to expand into other grocery stores. We have selectively offered our products to other wholesale accounts, including Tully's Coffee and Kozmo.com. Wholesale accounts represent an opportunity to generate additional production volume and build the BRIAZZ brand without incurring the capital expenditures associated with building new cafes.

 Distribution Logistics.

  Most of our products originate at a central kitchen and are transferred to various distribution points by our fleet of approximately 45 delivery trucks and vans, many of which are refrigerated. We deliver food products at different times of the day, allowing us to use our fleet throughout the day. For example, our trucks and vans deliver each day's food products to our cafes very early in the morning. Our fleet delivers food products to our wholesale accounts mid-morning and delivers box lunches and catered platters at lunchtime. We pick up leftover food products from the cafes at the end of each day. Most unsold food is donated to charity through America's Second Harvest, a hunger relief organization, or their affiliates.

Operations

  We operate with a team-based management system. We believe this helps us to rapidly resolve issues and spread successful developments through our organization. Our operations are structured by "triad teams" of retail, sales and manufacturing divisions in each geographic market. Most operating issues are solved locally through organized efforts of these teams. At the corporate level, local teams are supported by the "executive triad," comprised of the division heads and the director of operations services. Issues which cannot be solved by the local triad teams are resolved by the executive triad. Similarly, if a successful practice is developed in one market, it can be rapidly implemented in the other markets by the triad teams.

 Central Kitchens.

  Our central kitchens in each geographic area function as preparation, assembly and distribution hubs. We believe our use of central kitchens helps ensure the freshness, quality and consistency of our food products, encourages production efficiencies and reduced product waste and supports multiple distribution channels.

  Central kitchen functions include ingredient preparation, baking, product assembly and packaging. The central kitchens are designed to benefit from the economies of scale generated by high unit-production volumes. For example, large, refrigerated preparation and assembly rooms eliminate the need to rotate products through coolers during the production process. Moreover, high unit-production volumes generated by the central kitchens justify the use of automated equipment such as product wrapping and packaging machines.

  A key element of our brand-building strategy is to maintain consistent product quality through our comprehensive quality assurance programs. Central kitchen managers compile and analyze daily reports which

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

detail key central kitchen statistics, including total production, production by business unit, labor as a percentage of sales and labor cost per unit produced. Quality assurance programs include our Hazardous Analysis Critical Control Point Program for use in our central kitchens and the ServSafe Training Program for use in our cafes and central kitchens created by the Education Foundation of the National Restaurant Association. In addition to our quality assurance and safety programs at the cafes and central kitchens, all food delivery vehicles are refrigerated for food safety.

  In 1999, we retained Strategic Restaurant Engineers, an industrial engineering firm focused on the food service industry, for an analysis of our central kitchens. Based on their analysis, we are implementing a series of changes in the management and operations of our central kitchens to reduce our operating costs, particularly with respect to the labor cost per unit of production.

  We outsource some food preparation to third parties in order to reduce production costs. For example, Stockpot Soups makes all soups served in our cafes, bakeries provide us with artisan bread and pastries in each market and all our cookie dough is produced by a third party.

 Cafes.

  Our cafes are typically open from early morning to late afternoon. These hours of operation are designed to capture the breakfast, lunch and afternoon traffic. Typically, our cafes have one or two managers supported by senior hourly "lead" employees. Each hourly employee is trained to facilitate speed and quality of service, performing such functions as cashiering, limited food preparation, coffee and other drink preparation, greeting customers and bussing tables.

  With the guidance of a district manager, each cafe manager or lead employee is responsible for ordering the appropriate products and quantities from the central kitchen. To aid in this process, we have developed extensive cafe-level reports that provide managers with trend and product-volume information. The use of these reports helps ensure adequate inventory levels and helps reduce the amount of unsold products.

 Employee Training and Development.

  We have developed a comprehensive program to train employees in customer service, operations and product knowledge. Our general categories of training include: product training and customer service for all employees, and store operations for our retail personnel.

  Our retail employees are exposed to a high level of product training. We believe that our personnel must be able to provide customers with information on the food products we offer. In addition, we believe that customer service training and awareness is critical to our success. We reinforce the importance of training on a daily basis in our retail locations. In addition to product training, we train our retail employees in general store operations to achieve and maintain a high level of quality and customer service.

  Our central kitchen employees are trained in food preparation in order to ensure food safety, quality and consistency.

 Purchasing.

  Our purchasing staff procures all of our food ingredients, products and supplies. We seek to obtain high quality ingredients, products and supplies from reliable sources at competitive prices. To that end, we continually research and evaluate various food ingredients, products and supplies for consistency and compare them to our specifications. Whenever practical, our purchasing staff seeks to consolidate purchases with one distributor, such as Marriott Distribution Services, which procures approximately 40% of our ingredients and packaging products.


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Competition

  The quick-service segment within the restaurant industry is highly competitive. We compete on the basis of numerous factors, including service, convenience, taste, quality, value and price. Competitors include sandwich shops, company cafeterias, delicatessens, pushcart vendors, fast food chains, catering companies and other providers that offer quick and inexpensive meals. Pret a Manger has successfully executed a similar concept in Great Britain and has recently opened two locations in New York City. We may be unable to compete successfully against current or future competitors, many of which have significantly greater financial and marketing resources than we do.

Cafe locations and other properties.

  Cafes. Currently there are 39 BRIAZZ cafes operating in four metropolitan
areas. Of these cafes,      are in amenity locations. We have eleven cafes in
Seattle, twelve cafes in San Francisco, nine cafes in Chicago and seven cafes in Los Angeles. We operate all of our cafes in leased locations. Currently half of our leases are for five- or ten-year terms and include options to extend the terms. Currently half of our cafe leases provide for fixed rent payments exclusively. However, approximately 25% of our cafe leases contain both minimum rent and percentage-of-sales rent provisions and approximately 25% of our cafe leases contain percent-of-sales rent provisions. To implement our growth strategy, we will require additional cafe sites which we believe will be available on commercially reasonable terms, although we have not identified properties or signed letters of intent with regard to the space necessary for our intended growth.

  Central kitchens. We currently have one central kitchen in each of our four markets. Our Seattle central kitchen, with our corporate headquarters, occupies 35,665 square feet under a lease that terminates on October 30, 2006. Our San Francisco central kitchen occupies 7,940 square feet under a lease that terminates on October 31, 2001, with an option to renew for one five-year period. Our Chicago central kitchen occupies 11,557 square feet under a lease that terminates on March 31, 2002, with options to renew for up to three four-year periods. Our Los Angeles central kitchen occupies 14,500 square feet under a lease that terminates on February 28, 2002, with options to renew for up to three five-year periods. We expect these facilities will be adequate for our needs for the foreseeable future.

  Other properties. Our corporate headquarters are located in Seattle, Washington, and with our Seattle central kitchen, occupy 35,665 square feet under a lease that terminates on October 30, 2006. We expect these facilities will be adequate for our needs over the next 18 months.

Intellectual Property

  We regard our trademarks and service marks as an important factor in the marketing and branding of our products and services. Our registered trademarks and service marks include, among others, the text "BRIAZZ" and our stylized logo set forth on the front and back covers of this prospectus. We have registered all of our marks with the United States Patent and Trademark Office. We have also registered our ownership of the Internet domain name "www.briazz.com." We also own a Washington state registration for "JAVA JUMBLES." We believe that our trademarks, service marks and other proprietary rights have significant value and are important to our brand-building efforts.

  An individual in Mexico City, Mexico has registered the Internet domain name "www.cafebriazz.com." We are attempting to have ownership of the domain name transferred to us, but we cannot assure you we will be successful. We are not aware of any other infringing uses that could materially affect our business, nor any prior claim to BRIAZZ(R), our stylized logo or JAVA JUMBLES that would prevent us from using these marks.

  We have certain copyrights such as the design of our menus, brochures and designs used in connection with our trademarks and service marks, and trade secrets such as recipes, methods and processes, marketing and promotional strategies and proprietary customer lists. We have not recorded any copyrights with the United States Copyright Office.

  In addition to registered trademarks, we consider our food product packaging (typically consisting of a clear plastic container with a bold label and product description), our box lunch packaging (consisting of a brown cardboard box printed with our logo) and the design of the interior of our cafes (consisting of bright lighting, walls lined with well-lit refrigerated cases, and metal designwork) to be strong identifiers of our brand. Although we consider our packaging and store design to be essential to our brand identity, we have not applied to register trademarks and trade dress for these features, and therefore cannot rely on the legal protections provided by trademark registration.

  We intend to vigorously protect our proprietary rights. We cannot predict, however, whether steps taken by us to protect our proprietary rights will be adequate to prevent misappropriation of these rights or the use by others of cafe or retail features based upon, or otherwise similar to, our concept. We may be unable to prevent others from copying elements of our concept and any litigation to enforce our rights will likely be costly and may divert resources away from our day-to-day operations.

Information Systems

  The company currently maintains four separate information systems. We maintain a point of sales system responsible for recording sales and rate of sale within our retail operations. We maintain an order entry system/billing system for orders taken outside the retail operations. In our kitchens, we maintain a food costing system to enable us to track actual food costs by recipe. Within our corporate offices, we utilize AccPac, an accounting system.

  During 2001, we intend to begin the process of upgrading our information systems with a new retail point of sale system, a new branded sales order entry system with web integration and an upgraded food costing and labor management system. We anticipate the upgrades will cost approximately $2.5 million. With the exception of our accounting system, our current systems are DOS-based and will need to be updated to support our anticipated growth. Our AccPac accounting system was upgraded during fall 1999.

Employees

  As of December 31, 2000, we employed 94 full-time salaried employees and 482 hourly employees. Of these employees, 204 were involved in our central kitchen, 69 were involved in our box lunch, catering and wholesale operations, 239 were involved in cafe operations, and 64 were involved in administrative/corporate functions including senior management. We believe our relationship with our employees is good. None of our employees is a party to a collective bargaining agreement or is represented by a labor union.

Government Regulation

  We must comply with local, state and federal government regulations, standards and other requirements for food storage, preparation facilities, food handling procedures, other good manufacturing practices requirements, and product labeling. The U.S. Department of Agriculture has broad jurisdiction of all meat and poultry products, and separate authority over non-meat and poultry products is exercised by the Food and Drug Administration. State and local jurisdictions also have separate, distinct authority over our food-related operations. Advertising and promotional activities are subject to the jurisdiction of the Federal Trade Commission that has jurisdiction over all consumer advertising with respect to unfair or deceptive business practices. State and local jurisdictions typically enforce similar consumer protection statutes.

  Based on the nature of our existing operations, continuous inspection is required by the U.S. Department of Agriculture at our Seattle central kitchen. A USDA inspector visits this kitchen on a daily basis and all regulated products are inspected and passed by USDA, as reflected on the label of these foods with the USDA mark of inspection. The scope of USDA inspection is dependent on the manner in which we prepare and market meat and poultry products and thus could change in the future if we elect to modify our business operations in this regard.

  Our facilities are subject to licensing and regulation by state and local health, sanitation, safety, fire and other authorities, including licensing and regulation requirements for the sale of food. To date, we have not experienced an inability to obtain or maintain any necessary licenses, permits or approvals, including restaurant and retail licensing. The development and construction of additional cafes must also comply with applicable zoning, land use and environmental regulations. Various federal and state labor laws govern our relationship with our employees and affect operating costs. These laws include minimum wage requirements, overtime, unemployment tax rates, workers' compensation rates, citizenship requirements and sales taxes. In addition, the federal Americans with Disabilities Act prohibits discrimination on the basis of disability in public accommodations and employment.

Legal Proceedings

  BRIAZZ is not currently a party to any material legal proceeding.

                                   MANAGEMENT

  The following table sets forth information regarding our executive officers, directors, and other key personnel as of February 1, 2000:

Name                      Age                                 Position
----                      ---                                 --------
Victor D. Alhadeff......   54 Chief Executive Officer and Chairman of the Board
C. William Vivian.......   49 President, Chief Operating Officer and Director
Tracy Warner............   37 Vice President Finance, Chief Financial Officer, Treasurer and Secretary
Nancy Lazara............   45 Vice President Food
Joel Sjostrom...........   39 Vice President Retail Operations
John Carleton(1)........   56 Director
Richard Fersch(1)(2)....   51 Director
Dan Kourkoumelis(1)(2)..   49 Director
Paul Vigano(1)(2).......   28 Director
Howard Schultz..........   47 Strategic Advisor

--------
(1) Member of the audit committee.

(2) Member of the compensation committee.

  Victor D. Alhadeff, Chief Executive Officer and Chairman of the Board. Mr. Alhadeff has served as our Chairman of the Board since founding BRIAZZ in 1995, and as our Chief Executive Officer since 1996. Mr. Alhadeff also served as our President from 1995 to 1996, Secretary from 1995 to 2001 and Treasurer from 1996 to 2001. In 1983, Mr. Alhadeff founded Egghead, Inc., a specialty retailer of personal computer software and accessories. Mr. Alhadeff served as Chairman of Egghead until 1990, when he purchased Egghead University, the software training division of Egghead. Egghead University was renamed Catapult, and Mr. Alhadeff served as its Chairman and Chief Executive Officer until 1993, when Catapult was purchased by IBM. Prior to founding Egghead, Mr. Alhadeff founded Equities Northwest Inc., a corporation that formed, marketed and operated oil and gas partnerships, in 1971, and served as its Chief Executive Officer until the company was sold in 1983. From 1969 to 1971, he served as a First Lieutenant in the United States Army. Mr. Alhadeff received a B.A. in Business Administration from the University of Washington in 1968.

  C. William Vivian, President, Chief Operating Officer and Director. Mr. Vivian joined us in January 1999 as President and Chief Operating Officer. In January 1999, he also began serving as a director. From 1997 to 1998, Mr. Vivian was a Senior Vice President of the Cucina Presto division of Cucina! Cucina!, a restaurant chain. From 1995 to 1997, Mr. Vivian was a Regional Vice President for Noah's Bagels, a chain of retail bagel bakeries. From 1994 to 1995, Mr. Vivian was a Zone Director of Operations for Taco Bell, a fast food restaurant chain. During 1993, Mr. Vivian was Vice President of Operations for Rally's, a drive-in restaurant chain. Mr. Vivian serves as a director of Food Lifeline, an affiliate of America's Second Harvest, a redistributor of food products. Mr. Vivian received a B.A. in Biology from the University of California, San Diego in 1973 and a Master in Hotel Administration from Cornell University in 1978.

  Tracy Warner, Vice President Finance, Chief Financial Officer, Treasurer and Secretary. Ms. Warner has served as our Vice President Finance since August 1999, our Chief Financial Officer since August 2000 and our Treasurer and Secretary since January 2001. From June 1999 to August 1999, Ms. Warner served as our Controller. Prior to joining BRIAZZ, Ms. Warner served as Corporate Controller for The Armco Group, a property management company, from 1998 to 1999; Director of Finance/Controller for Oberto Sausage Company, a manufacturer of meat snacks, from 1997 to 1998; Assistant Treasurer/Controller for Philip Services, an international recycling and disposal company, from 1993 to 1997; and Senior Auditor for Coopers & Lybrand, a public accounting firm, from 1987 to 1993. Ms. Warner received a B.A. in Business Economics from the University of California, Santa Barbara in 1987.

  Nancy Lazara, Vice President Food. Ms. Lazara has served as Vice President Food since joining BRIAZZ in 1998. Ms. Lazara is responsible for menu strategy, product development, quality assurance and product purchasing. Prior to joining us, Ms. Lazara was Vice President of Product Development for H-E-B Grocery Company, a San Antonio-based supermarket chain, from 1989 to 1996 and Vice President, Food Services for Larry's Markets, a Seattle-based supermarket chain, from 1984 to 1989. Ms. Lazara received a Grande Diplome from Le Cordon Bleu Cooking School in France in 1975.

  Joel Sjostrom, Vice President Retail Operations. Mr. Sjostrom has served as Vice President Retail Operations since January 2000. Mr. Sjostrom was previously our Regional Vice President, California from 1998 to January 2000, and our California Market Manager from 1997 to 1998. From 1986 to 1997,
Mr. Sjostrom served as a Regional Manager at Baker's Square, a restaurant chain. Mr. Sjostrom received a B.A. in Marketing and Management from the University of Minnesota in 1986.

  John Carleton, Director. Mr. Carleton has served as one of our directors since October 1996. From 1995 to the present, he has served as Senior Vice President of Benaroya Capital Company, L.L.C., a private investment company. Mr. Carleton serves as a director of Multiple Zones, Inc., a reseller of computer products and services.

  Richard Fersch, Director. Mr. Fersch has served as one of our directors since October 1996. Mr. Fersch is the President of Eddie Bauer, Inc., a retailer of private-label clothing, accessories and home furnishings. Mr. Fersch joined Eddie Bauer in 1988 as Vice President of Stores and was promoted to President in 1993. Mr. Fersch serves as a director of Spiegel, Inc., the parent company of Eddie Bauer.

  Dan Kourkoumelis, Director. Mr. Kourkoumelis has served as one of our directors since April 1999. From 1967 through 1998, Mr. Kourkoumelis was employed in various positions by Quality Food Centers, Inc., a supermarket chain, and became one of its directors in April 1991. He was appointed Executive Vice President of QFC in 1983 and Chief Operating Officer in 1987, President in 1989 and served as Chief Executive Officer from 1996 to September 1998. Mr. Kourkoumelis serves as a director of Expeditors International of Washington, Inc., a logistics company, and The Great Atlantic & Pacific Tea Company, Inc., a supermarket chain.

  Paul Vigano, Director. Mr. Vigano has served as one of our directors since February 2000. Mr. Vigano is a Principal at Whitney and Co., a venture capital firm, where he has served as an investment professional since 1997. From 1996 to 1998, Mr. Vigano attended the Graduate School of Business at Stanford University. From 1994 to 1996, he was an analyst for Goldman Sachs & Co. Paul is a director of VitaminShoppe.com, an online retailer of vitamins and supplements, and a number of private companies, including Brooks Sports, a manufacturer of running footwear and apparel, and Portico Bed and Bath, a retailer of home furnishings.

  Howard Schultz, Strategic Advisor. Mr. Schultz served as one of our directors from October 1996 to January 2001. Since January 2001, Mr. Schultz has served BRIAZZ as a strategic advisor. Mr. Schultz is the founder and has been Chairman of Starbucks Corporation since its inception in 1985. Mr. Schultz serves as a director of eBay, Inc., an Internet trading company, and drugstore.com, an online drugstore.

Board of Directors

  In accordance with our bylaws, our Board of Directors consists of eight directors, which currently includes two vacancies. Pursuant to a shareholders' agreement dated August 15, 1997 among us and certain of our shareholders, as amended, two of our directors are selected by the holders of our Series A preferred stock, one of our directors is selected by Whitney Equity Partners, L.P. as a holder of our Series B preferred stock and five of our directors are selected by the holders of our capital stock. Upon the effectiveness of this registration statement, the shareholders' agreement will terminate and, immediately prior to the closing of this offering, all outstanding shares of our preferred stock will convert into shares of common stock. Following the closing of this offering, all of our directors will be elected by the holders of our common stock. Our directors are elected by the shareholders at each annual meeting and hold office until the next annual meeting and the shareholders and until their respective successors are elected and qualified.

Board Committees

  The compensation committee of the Board of Directors recommends, reviews and approves the salaries, benefits and stock incentive plans for our executive officers. The compensation committee also administers our compensation plans. The members of the compensation committee are Messrs. Fersch, Kourkoumelis and Vigano.

  The audit committee of the Board of Directors reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the recommendation of our auditors, the scope of the annual audits, the fees to be paid to the auditors, the performance of our independent auditors and our accounting practices. The members of the audit committee are Messrs. Carleton, Fersch, Kourkoumelis and Vigano.

Director Compensation

  Directors who are also our officers or employees do not receive any compensation for their services as directors. Each non-employee director receives reimbursement for reasonable expenses of attending board meetings. In addition, we grant nonqualified stock options to each non-employee director. During fiscal 2000, we granted options to acquire 10,000 common shares to each of the following directors: Mr. Carleton, Mr. Fersch, Mr. Kourkoumelis and Mr. Schultz, a former director and currently a strategic advisor. Such options were fully vested upon grant and are exercisable for $1.00 per share.

Compensation Committee Interlocks and Insider Participation

  Our compensation committee currently consists of Messrs. Fersch, Kourkoumelis and Vigano. Mr. Schultz served as a member of our compensation committee until he became a strategic advisor in January 2001. Peter Castleman served as a member of our compensation committee until he resigned as a director and Mr. Vigano was appointed as his successor in February 2000. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or its compensation committee.

Indemnification and Limitation of Director and Officer Liability

  Our articles of incorporation and our bylaws limit the liability of directors to the fullest extent permitted by the Washington Business Corporation Act as it currently exists or as it may be amended in the future. Consequently, subject to the Washington Business Corporation Act, no director will be personally liable to us or our shareholders for monetary damages resulting from his or her conduct as a director of BRIAZZ, except liability for:

  . Acts or omissions involving intentional misconduct or knowing violations of law;

  . Unlawful distributions; or

  . Transactions from which the director personally receives a benefit in money, property or services to which the director is not legally entitled.

  Our articles of incorporation also provide that we may indemnify any individual made a party to a proceeding because that individual is or was a director or officer of ours, and this right to indemnification will continue as to an individual who has ceased to be a director or officer and will inure to the benefit of his or her heirs, executors or administrators. Any subsequent repeal of or modification to our articles of incorporation will not adversely affect any right of a director or officer of ours who is or was a director or officer at the time of such repeal or modification. To the extent the provisions of our articles of incorporation provide for indemnification of directors or officers for liabilities arising under the Securities Act of 1933, as amended, those provisions are, in the opinion of the Securities and Exchange Commission, against public policy as expressed in the Securities Act and they are therefore unenforceable.

  Our articles of incorporation provide that we will indemnify our directors and officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law.

  We maintain director and officer insurance for claims made against any of our directors, officers or employees.

Executive Compensation

  The following table sets forth information concerning compensation paid for services rendered in the year ended December 31, 2000, to our Chief Executive Officer and each of our four most highly compensated executive officers whose total salary and bonus for such year exceeded $100,000:

                           Summary Compensation Table

                                                     Long Term
                                     Annual        Compensation
                                  Compensation        Awards
                                ---------------- -----------------
                                                 Shares Underlying Other Annual
Name and Principal Position      Salary   Bonus     Options(1)     Compensation
---------------------------     -------- ------- ----------------- ------------
Victor D. Alhadeff............. $150,000 $   --       75,000            --
 Chief Executive Officer

C. William Vivian..............  194,369  31,920      50,000            --
 President and Chief Operating
  Officer......................

Tracy Warner...................  106,923   5,755      60,000            --
 Vice President Finance and
  Chief Financial Officer

Nancy Lazara...................  112,223  17,199      30,000            --
 Vice President Food

Joel Sjostrom..................  111,130   6,750      60,000            --
 Vice President Retail
  Operations

--------
(1) Represents options granted under our stock option plan. We granted our employees options to purchase an aggregate of 816,100 shares of our common stock in fiscal 2000. The options listed in this table are exercisable for $0.25 per share. The fair market value of one common share at the time of grant for one-third of Mr. Sjostrom's options was $0.58. The fair market value of one common share at the time of grant for other options was $2.08. The options granted to our employees, including the options set forth in this table, typically vest in annual installments over a four-year period and expire 10 years from the grant date.

Option Grants In Last Fiscal Year

  The following table sets forth certain information regarding stock option grants to the officers named in the Summary Compensation Table during the fiscal year ended December 31, 2000. The potential realizable value is calculated based on the assumption that the common stock appreciates at the annual rate shown, compounded annually, from the date of grant until the expiration of its term. These numbers are calculated based on Securities and Exchange Commission requirements and do not reflect our projection or estimate of future stock price growth. The actual value realized may be greater or less than the potential realizable value set forth in the table. Potential realizable values are computed by:

  . multiplying the number of shares of common stock subject to a given option by the exercise price;

  . assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table for the entire ten-year term of the option; and

  . subtracting from that result the aggregate option exercise price.

                               Individual Grants

                                                                        Potential Realizable
                                    % of Total                            Value at Assumed
                         Number of   Options                           Annual Rates of Share
                         Securities Granted to Exercise                  Price Appreciation
                         Underlying Employees   Price                     for Option Term
                          Options   in Fiscal    Per     Expiration  -----------------------------
Name                      Granted    Year(1)    Share       Date        0%          5%      10%
----                     ---------- ---------- -------- ------------ --------    -------- --------
Victor D. Alhadeff......   75,000      9.2%     $0.25   Nov. 1, 2010 $137,250(2) $235,358 $385,874
C. William Vivian.......   50,000      6.1%     $0.25   Nov. 1, 2010 $ 91,500(2)  156,905  257,249
Tracy Warner............   60,000      7.4%     $0.25   Nov. 1, 2010 $109,800(2)  188,286  308,699
Nancy Lazara............   30,000      3.7%     $0.25   Nov. 1, 2010 $ 54,900(2)   94,143  154,350
Joel Sjostrom...........   40,000      4.9%     $0.25   Nov. 1, 2010 $ 73,200(2)  125,524  205,799
                           20,000      2.5%     $0.25    May 1, 2010 $  6,600(3)   13,895   25,087

--------
(1) Based on an aggregate of 816,100 shares of our common stock subject to options granted to employees in fiscal 2000.

(2) Based on a fair market value of $2.08 per share on the date of grant.

(3) Based on a fair market value of $0.58 per share on the date of grant.

Option Exercise and Fiscal Year-End Values

  The following table sets forth information concerning exercisable and unexercisable stock options held by the officers named in the Summary Compensation Table as of December 31, 2000. No shares were acquired on exercise of stock options by any of such officers during the year ended December 31, 2000.

              Aggregated Option Exercises In Last Fiscal Year And
                         Fiscal Year-End Option Values

                               Number of Securities
                                    Underlying          Value of Unexercised(1)
                                Unexercised Options      In-the-Money Options
                                at Fiscal Year-End        at Fiscal Year-End
                             ------------------------- -------------------------
Name                         Exercisable Unexercisable Exercisable Unexercisable
----                         ----------- ------------- ----------- -------------
Victor D. Alhadeff..........   130,300      344,700     $237,626     $493,277
C. William Vivian...........    62,500      237,500     $113,885     $341,648
Tracy Warner................    22,500      127,500     $ 41,175     $123,525
Nancy Lazara................    32,600       87,400     $ 59,213     $104,434
Joel Sjostrom...............    23,761      126,239     $ 43,349     $120,893

--------
(1) Based on an assumed fair market value of BRIAZZ's common stock at December 31, 2000 of $2.08 per share, minus the per share exercise price, multiplied by the number of shares issuable upon exercise of the option.

Compensation

 1996 Amended Stock Option Plan

  Our 1996 Amended Stock Option Plan was initially adopted by the Board of Directors and approved by shareholders in December 1995 and was last amended in January 2001. The plan currently provides that 6,000,000 shares of common stock be reserved for issuance upon the exercise of options granted thereunder, subject to adjustment for stock dividends, stock splits, reverse stock splits and other similar changes in our capitalization.

  We have implemented a stock option program under the terms of the plan that we refer to as our "Fresh Options" program. The Fresh Options program currently provides for all hourly employees to receive a one-time grant of non-qualified stock options (within the meaning of Section 422 of the Internal Revenue Code of

1986, as amended) after working 1300 hours. The number of shares covered by the option is based on the employee's wages. Additional options may be granted to employees who remain employed for more than three years. Fresh Options are granted two times per year, on May 1st and November 1st.

  Management level employees are eligible to receive an initial grant of stock options at the next semi-annual grant date after the date of hire. The number of shares covered by the option is based on the salary level. If an hourly employee is promoted to the management level, an option to purchase additional shares is granted in an amount equal to that granted to a newly hired manager.

  Senior management level employees are eligible to receive an initial grant of stock options at hire date and performance-based annual grants as determined on a case-by-case basis.

  On March 3, 1997, the Board of Directors authorized the compensation committee to serve as the plan administrator. The exercise price per share for options granted pursuant to the plan is the fair market value of the shares at the date of grant, as determined by the plan administrator. Options typically vest in equal annual installments over a four-year period beginning on the grant date. Following the one-for-one hundred reverse stock split we effected in July 1999, we made a one-time grant of new options to existing option holders; the vesting of a portion of these options were accelerated as allowed by the plan provisions.

  With certain exceptions, each outstanding option terminates, to the extent not previously exercised, upon the occurrence of the first of the following events: (i) the expiration of the term of the option, which shall be specified by the plan administrator at the time of grant (generally ten years; or, with respect to incentive stock options granted to greater-than-ten-percent shareholders, a maximum of five years); (ii) the date of an optionee's termination of employment with us for cause; (iii) the expiration of three months from the date of an optionee's termination of employment or contractual relationship with us for any reason other than cause, death or disability, unless, in the case of a non-qualified stock option, extended by the plan administrator until a date no later than the expiration date of the option; or
(iv) the expiration of one year from the date of an optionee's death or the cessation of an optionee's employment with us by reason of disability, unless, in the case of a non-qualified stock option, the exercise period is extended by the plan administrator until a date not later than the expiration date of the option.

  Upon exercise, the exercise price may be paid in cash or by (i) with the approval of the plan administrator, delivering shares of common stock previously held, (ii) having shares withheld or sold or margined from the number of shares to be received or (iii) complying with any other payment mechanisms the plan administrator may approve. The plan administrator may amend, modify or terminate the plan, or modify or amend options granted under the plan, except that no amendment with respect to an outstanding option which has the effect of reducing the holder's benefits may be made over the objection of the holder of the option (other than those provisions triggering acceleration of vesting of outstanding options).

  As of September 3, 2000, options to acquire 2,076,330 shares of common stock have been granted and are outstanding and options to acquire 7,350 shares of common stock have been exercised under the plan. Of the outstanding options, 2,069,957 are at an exercise price of $0.25 per share, 278 are at an exercise price of $1.00 per share, 380 are at an exercise price of $100.00, 2,469 are at an exercise price of $272.00 per share and 3,246 are at an exercise price of $300.00 per share. After this offering, it is anticipated that additional options will need to be granted to attract and retain employees.

 Other Option Grants

  As of September 3, 2000, we have granted outstanding options to acquire an aggregate of 404,863 shares of common stock to non-employee directors and former non-employee directors. Options granted to such persons are fully vested upon grant. Of the options to purchase such shares, 99,000 are exercisable for $0.25 per share, 300,000 are exercisable for $1.00 per share, 1,400 are exercisable for $100.00 per share, 1,568 are exercisable for $272.00 per share, 1,450 are exercisable for $300.00 per share and 1,445 are exercisable for $650.00 per share.

  Until our stock option plan was amended in January 2001, non-employee directors were not eligible to receive options thereunder. Accordingly, while options have been granted to non-employee directors on the terms of our stock option plan, such options were granted outside of the plan.

 Cash Incentive Plans

  We administer annual cash incentive plans that are targeted toward specific groups of our employees, including senior management, managers, supervisors, sales specialists and other salaried employees.

  During fiscal 1999, we administered an Officer Incentive Program that provided our senior management with the opportunity to earn a year-end cash bonus of up to 30% of their annual salary, based upon our achievement of at least 88% of our pre-tax contribution goal. Pursuant to this program, we paid bonuses in fiscal 2000 to certain of our executive officers named in the Summary Compensation Table.

  In fiscal 2000, we adopted a Senior Management Team Annual Incentive Plan. In the event that we exceeded our pre-tax contribution goal for 2000, participants were eligible to receive a cash bonus equal to the following percentage of their respective annual salaries: 35% for our President; 30% for Vice Presidents; 25% for employees at the "senior director" level; and 20% for employees at the "director" level. Our named executive officers were eligible to participate in this plan. No cash bonuses were paid under the terms of this plan; however, the Board of Directors may grant discretionary cash bonuses to one or more executive officers outside of this plan.

  Although the board has not adopted a bonus plan for fiscal 2001, we anticipate that the Board will adopt such a bonus plan, under which our officers will be eligible to receive a cash bonus, based on their respective salaries, upon the occurrence of certain financial or performance goals.

 2001 Employee Stock Purchase Plan

  We are instituting an employee stock purchase plan that becomes effective upon the effectiveness of the offering, subject to shareholder approval. We intend that the plan will qualify under section 423 of the Internal Revenue Code. The stock purchase plan will permit our eligible employees to purchase common shares through payroll deductions of up to 10% of their cash compensation per year. The plan provides for six month offering periods, beginning on each January 1 and July 1, except for the first offering period, which begins on the date of this prospectus and ends on December 31, 2001. No employee may purchase more than $12,500 in common stock in any offering period. We are authorizing the issuance of up to a total of 1,200,000 shares of common stock pursuant to the plan.

  The price of common shares issued under the employee stock purchase plan will be the lesser of 85% of the fair market value on the first day of the offering period and 85% of the fair market value on the last day of the offering period, however the purchase price for common stock in the first offering period will be the lesser of 85% of the initial public offering price for the common stock and 85% of the fair market value on December 31, 2001.

Employment Agreements

  Pursuant to an employment agreement we entered into with C. William Vivian, dated July 1999, Mr. Vivian has agreed to act as our President and Chief Operating Officer, working primarily from our base of operations in Seattle, Washington and any future base of operations located within 50 miles of Seattle, Washington.

  Mr. Vivian's compensation under the agreement includes a base annual salary of $140,000 beginning in January 1999, which was adjusted to $152,000 in May 1999 and $200,000 in January 2000, and which is subject to annual review. Increases in Mr. Vivian's base salary may be made in our sole discretion. Mr. Vivian is eligible to participate in an incentive bonus plan adopted by the compensation committee, with an annual potential bonus of 30% of Mr. Vivian's base salary, which was increased to 35% in the Senior Management Team Annual Incentive Plan for fiscal 2000. Mr. Vivian is also eligible to receive annual vacation leave, reimbursement of reasonable travel costs and use of a company car, as further described in the agreement.

  Mr. Vivian's employment agreement may be terminated by either party without cause. In the event that we terminate Mr. Vivian's employment without cause (as defined in the agreement), we agree to provide Mr. Vivian with monthly separation payments equal to Mr. Vivian's base monthly salary, for a period of 12 months, subject to Mr. Vivian providing us with a waiver and release of all claims.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Mr. Alhadeff, our Chief Executive Officer and Chairman of the Board, is a co-obligor on our $2,000,000 operating line of credit with US Bank. Mr. Alhadeff receives no compensation from us for serving in this capacity.

  We are a party to a lease agreement dated November 6, 1998 with Benaroya Capital Company, LLC, pursuant to which we have agreed to lease a 517 square foot retail space in Metropolitan Park West, 1100 Olive Way, Seattle, Washington for the period from November 15, 1998 to May 31, 2003. Our monthly rent is the lesser of $1,300 or 6% of our gross sales. As of December 31, 2000, we have paid Benaroya Capital a total of $23,211 in connection with our lease obligations. Our future rent obligations from January 1, 2001 to May 31, 2003 will be $37,700 plus any additional amounts payable under the gross sales calculation described above. Benaroya Capital is controlled by Jack Benaroya, one of our principal shareholders.

  Starbucks currently supplies the coffee for our cafes. During fiscal 2000, 1999 and 1998, we purchased a total of $409,379, $423,600 and $384,624, respectively, in coffee and coffee-related supplies from Starbucks. During 1998 and a portion of 1999, we maintained a wholesale account with Starbucks. During fiscal 1999 and 1998, Starbucks purchased a total of $477,421 and $74,393 in BRIAZZ products. We terminated this wholesale account in 1999 due to insufficient profitability. Mr. Schultz, a former director and one of our principal shareholders, is the Chairman and Chief Executive Officer of Starbucks Corporation.

  From April 1998 to October 2000, we leased 2,444 square feet for a cafe located at 2590 NE University Village, Seattle, Washington from U Village Imp. Limited Partnership. During fiscal 2000, 1999 and 1998, we paid U Village Imp. Limited Partnership $109,469, $121,625 and $100,886, respectively, in connection with this lease. Stuart Sloan, one of our principal shareholders, is the President of U Village Imp., Inc., the general partner of U Village Imp. Limited Partnership.

                             PRINCIPAL SHAREHOLDERS

  The following table indicates information as of December 31, 2000 regarding the beneficial ownership of our common stock by:

  . Each person known to the board of directors to own beneficially 5% or more of our common stock;

  . Each of our directors who hold shares of our common stock;

  . Each of the named executive officers (identified in the Summary
    Compensation table) who hold shares of our common stock; and

  . All of our current directors and executive officers as a group.

  The information in the following table assumes no exercise of the underwriters' over-allotment option. Assuming:

  . the repurchase of 1,620 shares of common stock and Series A and Series B convertible preferred stock;

  . the issuance of 3,046,124 additional shares of Series C preferred stock in February 2001, and the conversion of our outstanding shares of Series A preferred stock, Series B preferred stock and Series C preferred stock into 22,782,165 shares of common stock; and

there were 22,787,665 shares of common stock outstanding and 101 BRIAZZ shareholders as of December 31, 2000.

  Information with respect to beneficial ownership has been furnished by each director, officer or 5% or more shareholder, as the case may be. Except as otherwise noted below, the address for each person listed on the table is c/o Briazz, Inc., 3901 7th Avenue South, Suite 200, Seattle, Washington 98108-5206.

  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities and includes shares of common stock issuable pursuant to the exercise of rights of conversion, stock options or warrants that are immediately exercisable or exercisable within 60 days of December 31, 2000. These shares are deemed to be outstanding and to be beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons or entities identified in the following table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

                                                   Percent Beneficially Owned
                             Number of Shares    ------------------------------
Name                       Beneficially Owned(1) Before Offering After Offering
----                       --------------------- --------------- --------------
Directors and Executive
 Officers:
  Victor Alhadeff.........       4,985,674 (2)        21.19%           . %
  Richard Fersch..........         111,118 (3)            *             *
  John Carleton...........          70,350 (4)            *             *
  Paul Vigano.............       4,956,090 (5)        20.62            .
  Dan Kourkoumelis........         170,000 (6)            *             *
  C. William Vivian.......          89,643 (7)            *             *
  Tracy Warner............          22,500 (8)            *             *
  Nancy Lazara............          42,068 (9)            *             *
  Joel Sjostrom...........          29,441(10)            *             *
  All directors and
   executive officers (9
   persons)...............      10,476,884            41.44            .

5% Shareholders:
  Alhadeff Limited
   Partnership II.........       4,985,674(11)        21.19            .
  Whitney Equity Partners,
   L.P....................       4,956,090(12)        20.62            .
  Jack Benaroya...........       4,056,883(13)        16.98            .
  Howard Schultz .........       2,327,944(14)         9.91            .

--------
  *   Less than 1%
 (1) Includes shares currently owned, shares held by spouses or minor children, options and other securities currently exercisable or exercisable within 60 days after December 31, 2000 and all shares over which the individual has the right of control over voting or investment power. Immediately prior to the closing of this offering, each share of Series A convertible preferred stock will convert into 1.0634 shares of common stock, each share of Series B convertible preferred stock will convert into 1.0635 shares of common stock and each share of Series C convertible preferred stock will convert into 1.0447 shares of common stock. Upon conversion of the Series C convertible preferred stock, each warrant to acquire one share of Series C convertible preferred stock will automatically become a warrant to acquire 1.0447 shares of common stock.

 (2) Includes 1,403,979 shares issuable upon conversion of Series C convertible preferred stock, 608,573 shares issuable upon conversion of Series C convertible preferred stock issuable upon exercise of warrants exercisable at $1.00 per share, 130,300 shares issuable upon the exercise of stock options, of which 129,850 are exercisable at $0.25 per share and 450 are exercisable at $272.00 per share, and 2,842,822 shares issuable upon conversion of Series C convertible preferred stock held by Alhadeff LTD Partnership II.

 (3) Includes 31,181 shares issuable upon conversion of Series C convertible preferred stock, 9,587 shares issuable upon conversion of Series C convertible preferred stock issuable upon exercise of warrants exercisable at $1.00 per share and 70,350 shares issuable upon exercise of stock options, of which 10,000 are exercisable at $0.25 per share, 60,000 are exercisable at $1.00 per share, 200 are exercisable at $100.00 per share and 150 are exercisable at $300.00 per share. The address for Mr. Fersch is c/o Eddie Bauer, Inc., P.O. Box 97000, Redmond, Washington 98073-9708.

 (4) Shares issuable upon exercise of stock options, of which 10,000 are exercisable at $0.25 per share, 60,000 are exercisable at $1.00 per share, 200 are exercisable at $100.00 per share and 150 are exercisable at $300.00 per share. The address for Mr. Carleton is c/o Benaroya Capital Company, L.L.C., 1001 Fourth Avenue, Suite 4700, Seattle, Washington 98154.

 (5) Shares beneficially owned by Whitney Equity Partners, L.P., an investment firm in which Mr. Vigano is a Principal. See footnote 11 for a description of such shares. Mr. Vigano disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in Whitney Equity Partners. The address for Mr. Vigano is c/o Whitney & Co., 4 Stamford Plaza, Stamford, Connecticut 06902.

 (6) Shares issuable upon exercise of stock options, of which 109,000 are exercisable at $0.25 per share, 60,000 are exercisable at $1.00 per share and 1,000 are exercisable at $300.00 per share. The address for Mr. Kourkoumelis is 10079 Samish Island Road, Bow, Washington 98232.

 (7) Shares issuable upon exercise of stock options, of which 89,107 are exercisable at $0.25 per share and 536 are exercisable at $300.00 per share.

 (8) 22,500 shares issuable upon exercise of stock options exercisable at $0.25 per share.

 (9) Shares issuable upon exercise of stock options, of which 41,732 are exercisable at $0.25 per share, 150 are exercisable at $272.00 per share and 186 are exercisable at $300.00 per share.

(10) Shares issuable upon exercise of stock options, of which 29,313 are exercisable at $0.25 per share, 18 are exercisable at $272.00 per share and 110 are exercisable at $300.00 per share.

(11)  See footnote 2.

(12) Includes 12,271 shares issuable upon conversion of Series B convertible preferred stock, 3,691,847 shares issuable upon conversion of Series C convertible preferred stock, 1,181,822 shares issuable upon conversion of Series C convertible preferred stock issuable upon exercise of warrants exercisable at $1.00 per share and 70,150 shares issuable upon exercise of stock options held by Peter Cartleman, of which 10,000 are exercisable at $0.25 per share, 60,000 are exercisable at $1.00 per share and 150 are exercisable at $300.00 per share. The address for Whitney Equity Partners is c/o Whitney & Co., 4 Stamford Plaza, Stamford, Connecticut 06902.

(13) Includes 2,957,741 shares issuable upon conversion of Series C convertible preferred stock and 1,099,142 shares issuable upon conversion of Series C convertible preferred stock issuable upon exercise of warrants exercisable at $1.00 per share. The address for Mr. Benaroya is c/o Benaroya Capital Company, L.L.C., 1001 Fourth Avenue, Suite 4700, Seattle, Washington 98154.

(14) Includes 1,627,111 shares issuable upon conversion of Series C convertible preferred stock, 626,820 shares issuable upon conversion of Series C convertible preferred stock issuable upon exercise of warrants exercisable at $1.00 per share and 74,013 shares issuable upon exercise of stock options, of which 10,000 are exercisable at $0.25 per share, 60,000 are exercisable at $1.00 per share, 1,000 are exercisable at $100.00 per share, 1,568 are exercisable at $272.00 per share and 1,445 shares are exercisable at $650.00. The address for Mr. Schultz is c/o Starbucks Corporation, 2401 Utah Avenue South, Seattle, Washington 98134.

                          DESCRIPTION OF CAPITAL STOCK

  Upon the closing of this offering, our authorized capital stock will consist
of 100,000,000 shares of common stock, without par value, of which     will be
outstanding, and 50,000,000 shares of preferred stock, without par value, none of which will be outstanding. The following description of our capital stock and certain provisions of our articles of incorporation and bylaws is a summary, assumes the conversion of all outstanding shares of our preferred stock into an estimated 22,782,165 shares of common stock not later than the completion of this offering, and is qualified in its entirety by the provisions of the articles of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

  Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our shareholders, including the election of directors. There are no cumulative voting rights, and therefore, the holders of a majority of the shares of our common stock may elect all of our directors. Holders of our common stock are entitled to receive dividends if and when dividends are declared by our board of directors out of assets legally available for the payment of dividends, subject to preferential rights of any outstanding shares of preferred stock. In the event of a liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, after payment of our debts or other liabilities and making provisions for the holders of any outstanding shares of preferred stock, our remaining assets will be distributed ratably among the holders of shares of common stock and any preferred stock. Our common stock has no preemptive, redemption, conversion or subscription rights. The rights, powers, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. All of our outstanding shares of common stock are, and all shares of common stock to be issued pursuant to this offering will be, fully paid and nonassessable.

Preferred Stock

  Our board of directors has the authority, without action by our shareholders, to issue up to an aggregate of 50,000,000 shares of preferred stock in one or more classes or series. The board may fix the designations, preferences, rights and any qualifications, limitation or restrictions of the shares of each such series, including dividend rights, convertibility, voting rights, redemption rights, liquidation preferences and the number of shares constituting any series and the designation of such series. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and, under certain circumstances, make it more difficult for a third party to gain control of BRIAZZ, discourage bids for our common stock at a premium or otherwise adversely affect the market price of our common stock. We currently have no plans to issue any preferred stock.

Warrants

  As of September 3, 2000, we had warrants outstanding to purchase 5,443,303 shares of Series C preferred stock. Generally, each warrant contains provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant upon the occurrence of events such as stock dividends, stock splits, reorganizations, reclassifications and consolidations. Upon the conversion of all shares of our Series C preferred stock into shares of common stock, such warrants will become exercisable to purchase
5,686,636 shares of common stock.

Registration Rights

  All our current shareholders have certain rights relating to the registration of their shares under state and federal securities laws. These rights, which are assignable, are outlined in a registration rights agreement between BRIAZZ and these shareholders. Commencing six months after the effective date of this registration statement, holders of (a) at least one-third of the shares of common stock issuable upon the conversion of our Series A preferred stock, (b) at least one-third of the shares of common stock issuable upon the conversion of our Series B preferred stock or (c) at least one-third of the shares of common stock issuable upon the conversion of our Series C preferred stock are entitled to demand on up to two occasions that we use our best efforts to register for public resale all of the shares of common stock they request be registered, provided that the proposed aggregate selling offering price would exceed $5.0 million. We may postpone the filing for up to six months in any 12-month period if our board determines that filing a registration statement would be seriously detrimental to us and our shareholders.

  In addition, under the agreement all of our shareholders are entitled to "piggyback" registration rights in connection with any registration by us of our securities for our own account or for the account of other security holders (other than in this offering and in any registration of securities to be issued to participants in a stock-based incentive plan). If we propose to register any shares of common stock under the Securities Act, our shareholders are entitled to receive notice and to include their shares in the registration statement, subject to certain limitations.

  Our shareholders may also require us to register all or a portion of their common stock subject to these registration rights on Form S-3, when use of this form becomes available, provided that, among other limitations, the proposed aggregate offering price would be at least $2.0 million. We may postpone the filing for up to 90 days in any 12-month period if our board determines that filing a registration statement would be seriously detrimental to us and our shareholders. All registration rights of a holder who holds less than 1% of our issued and outstanding common stock terminate when the holder can offer and sell all of his or her registrable securities pursuant to Rule 144, and as to all holders five years after this offering.

  All registration rights are subject to conditions and limitations, among them the right of the underwriters of any offering to limit the number of shares of common stock held by the security holders to be included in the registration. We are generally required to bear all of the expenses of all registrations, except underwriting discounts and selling commissions. Registration of the shares of common stock held by security holders with registration rights would result in these shares becoming freely tradeable without restriction under the Securities Act immediately upon effectiveness of the registration statement.

Antitakeover Effects of Certain Articles and Bylaws Provisions and the Washington Business Corporation Act

  Articles and Bylaws. Our articles of incorporation and bylaws contain provisions that may have the effect of delaying, deferring or preventing a change in control. Neither the articles of incorporation nor the bylaws provide for cumulative voting in the election of directors. Furthermore, the authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede any attempt to change control of BRIAZZ.

  Washington Business Corporation Act. Washington law imposes restrictions on certain transactions between a corporation and certain significant shareholders. Chapter 23B.19 of the Washington Business Corporation Act prohibits a "target corporation," with some exceptions, from engaging in certain significant business transactions with a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation (an Acquiring Person) for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation's board of directors prior to the time of acquisition. Transactions prohibited by this statute include, among others:

  . a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the Acquiring Person;

  . termination of 5% or more of the employees of the target corporation as a result of the Acquiring Person's acquisition of 10% or more of the shares; or

  . allowing the Acquiring Person to receive any disproportionate benefit as a shareholder.

  After the five-year period, a "significant business transaction" may occur, as long as it complies with certain "fair price" provisions of the statute. A public corporation may not "opt out" of this statute. This provision may have the effect of delaying, deferring or preventing a change in control of BRIAZZ.

Transfer Agent and Registrar

  The transfer agent and registrar for our common stock is Mellon Investor Services LLC. Its address is 520 Pike Street, Seattle, Washington 98101, and its telephone number at this location is (206) 674-3030.

Listing

  We have applied to have our common stock approved for quotation on the Nasdaq National Market under the trading symbol "BRZZ."

                        SHARES ELIGIBLE FOR FUTURE SALE

  Before this offering, there has been no public market for our common stock. Market sales of shares or the availability of shares for sale may decrease the market price of our common stock prevailing from time to time. Sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the common stock and could impair our future ability to raise capital through the sale of our equity securities.

  Future sales of our common stock, and the availability of our common stock for sale, may depress the market price for our common stock. After this offering, . shares of common stock will be outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of options or warrants. All of the shares sold in this offering will be freely tradable. Except as set forth below, the remaining shares of common stock outstanding after this offering will be restricted as a result of securities laws or lock-up agreements. These remaining shares will be available for sale in the public market as follows:

                                                                     Approximate
                                                                       Number
                                                                      of Shares
                                                                     -----------
   On the date of this prospectus...................................
   90 days after the date of this prospectus........................
   180 days after the date of this prospectus.......................
   Later than 180 days after the date of this prospectus............

  Each of our directors and executive officers and additional holders of a total of approximately . shares of our outstanding common stock have agreed to certain restrictions on his or her ability to sell, offer, contract or grant any option to sell, pledge, transfer, make any short sale or otherwise dispose of shares of our common stock for a period of 180 days after the date of this prospectus, without the prior written consent of WR Hambrecht+Co. WR Hambrecht+Co may release all or a portion of the shares subject to this lock-up agreement at any time without notice.

  In general, under Rule 144 under the Securities Act of 1933, as amended, as currently in effect, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . 1% of the number of shares of our common stock then outstanding, which will equal approximately . shares immediately after this offering; or

  . the average weekly trading volume of our common stock on the Nasdaq
    National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

  Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

  Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

  Rule 701, as currently in effect, under the Securities Act of 1933, as amended, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirement, of Rule 144. Most of our employees, officers, directors or consultants who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell their shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares. However, substantially all Rule 701 shares are subject to lock-up agreements and will only become eligible for sale at the earlier of the expiration of the 180-day lock-up agreements or no sooner than 90 days after the offering upon obtaining the prior written consent of WR Hambrecht+Co.

  We intend to file a registration statement on Form S-8 registering shares of our common stock subject to outstanding options or reserved for future issuance under our stock option plan, our options to non-employee directors, which are outside our stock option plan and our employee stock purchase plan. As of September 3, 2000, options to purchase a total of 2,076,330 shares were outstanding under our stock option plan and there were options to purchase 404,863 shares of common stock outside of our stock option plan. 3,968,170 shares of common stock are issuable upon exercise of options granted after September 3, 2000 or reserved for future issuance under our stock option plan, subject to shareholder approval of a recent increase of 3,165,962 shares. We have approved an employee stock purchase plan and reserved 1,200,000 shares for issuance under the plan, subject to shareholder approval. Common stock issued upon exercise of outstanding options after the filing of a registration statement on Form S-8, other than common stock issued to our affiliates, will be available for immediate resale in the open market without restriction.

                              PLAN OF DISTRIBUTION

  In accordance with the terms of the underwriting agreement between us and WR Hambrecht+Co., LLC as the representative of the underwriters, the underwriters will purchase from us the following respective number of shares of common stock at the public offering price less the underwriting discounts and commissions described on the cover page of this prospectus.

   Underwriters                                                           Shares
   ------------                                                           ------
   WR Hambrecht+Co., LLC.................................................
                                                                           ---
     Total...............................................................
                                                                           ===

  The underwriting agreement provides that the obligations of the underwriters are subject to conditions, including the absence of any material adverse change in our business, and the receipt of certificates, opinions and letters from us and counsel and independent accountants. Subject to those conditions, the underwriters are committed to purchase all of the shares of our common stock offered by this prospectus if any of the shares are purchased.

  The underwriters propose to offer the shares of our common stock directly to the public at the offering price set forth on the cover page of this prospectus, as this price is determined by the OpenIPO process described below, and to certain dealers at this price less a concession not in excess of $ per share. Any dealers that participate in the distribution of our common stock may be deemed to be underwriters within the meaning of the Securities Act, and any discount, commission or concession received by them and any provided by the sale of the shares by them might be deemed to be underwriting discounts and commissions under the Securities Act. After completion of the initial public offering of the shares, the public offering price and other selling terms may be changed by the underwriters. The underwriters have informed us that they do not intend discretionary sales to exceed 5% of the shares of the common stock offered by this prospectus.

  The following tables shows the per share and total underwriting discount to be paid to the underwriters by us in connection with this offering. The underwriting discount has been determined through negotiations between us and the representative of the underwriters, and has been calculated as a percentage of the offering price. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.

                                                  Per
                                                 Share No Exercise Full Exercise
                                                 ----- ----------- -------------
   Public Offering Price........................ $        $            $
   Underwriting Discounts.......................
   Proceeds, before expenses, to us.............

  The expenses of the offering, exclusive of the underwriting discounts, will be approximately $ million. These fees and expenses are payable entirely by us. These fees include, among other things, our legal and accounting fees, printing expenses, expenses incurred in connection with meetings with potential investors, filing fees of the Securities and Exchange Commission and the National Association of Securities Dealers, Inc., fees of our transfer agent and registrar and the listing fees of the Nasdaq National Market.

  An electronic prospectus is available on the web site maintained by WR Hambrecht+Co and may also be made available on web sites maintained by other underwriters or selected dealers. Other than the prospectus in electronic format, the information on these web sites is not part of this prospectus and has not been approved or endorsed by us.

The Auction Process

  The method of distribution being used by the underwriters in this offering is known as the OpenIPO process. It differs from that traditionally employed in underwritten public offerings. In particular, the public offering price will be based primarily on an auction conducted by the underwriters. The allocation of shares of common stock will be determined primarily by the auction process. The following describes how WR Hambrecht+Co, some other underwriters and some selected dealers will conduct the auction process and confirm bids from prospective investors:

  . Before the registration statement relating to this offering becomes effective, the underwriters and participating dealers will solicit bids from prospective investors through the Internet and by telephone and facsimile. The bids will specify the number of shares of our common stock the potential investor proposes to purchase and the price the potential investor is willing to pay for the shares. These bids may be above or below the range set forth on the cover page of this prospectus. The minimum size of any bid is 100 shares.

  . The shares offered by this prospectus may not be sold, nor may offers to buy be accepted, prior to the time that the registration statement filed with the Securities and Exchange Commission becomes effective. A bid received by WR Hambrecht+Co involves no obligation or commitment of any kind prior to the closing of the auction. Bids can be modified or revoked at any time prior to the closing of the auction.

  . Approximately two business days prior to the registration statement being declared effective, prospective investors will receive, by e-mail, telephone or facsimile, a notice indicating the proposed effective date.

  . After the registration statement relating to this offering becomes effective, potential investors who have submitted bids to WR Hambrecht+Co will be contacted by e-mail, telephone or facsimile. Potential investors will be advised that the registration statement has been declared effective and will be requested to confirm their bids.

  . The auction will close after the registration statement becomes effective at a time agreed to by us and WR Hambrecht+Co. The actual time at which the auction closes will be determined by us and WR Hambrecht+Co based on general market conditions during the period after the registration statement becomes effective. After the registration statement has been declared effective, the public offering price of the common stock may be set at a price that is outside of the range set forth on the cover of this prospectus.

  . All bids that are not confirmed before the time specified by the underwriters, or if the time is not specified, by the close of the auction, will be deemed withdrawn.

  . Once a potential investor affirmatively confirms its previous bid, the confirmation will remain valid unless subsequently withdrawn by the potential investor. Potential investors will be able to withdraw their bids at any time before the close of the auction by notifying WR Hambrecht+Co or a participating dealer.

  . If the public offering price range is changed before or after a potential investor affirmatively confirms a bid, or if the public offering price is outside the public offering range previously provided to the potential investor in the prospectus, the underwriters and participating dealers will notify potential investors of the change and that offers will not be accepted until the potential investor has again reconfirmed its bid regardless of whether the potential investor's initial bid was above, below or at the public offering price.

  . Following the closing of the auction, WR Hambrecht+Co will determine the highest price at which all of the shares offered, including shares that may be purchased by the underwriters to cover any over-allotments, may be sold to potential investors. This price, which is called the "clearing price," will be determined based on the results of all valid bids at the time the auction is closed. The clearing price will not necessarily be the public offering price, which will be set as described in "Determination of Public Offering Price" below. The public offering price will determine the allocation of shares to potential investors, with all bids submitted at or above the public offering price receiving a pro rata portion of the shares bid for.

  . Once the auction closes and a clearing price is set as described below, WR Hambrecht+Co will accept the bids from those bidders whose bid is at or above the public offering price but may allocate to a prospective investor fewer shares than the number included in the investor's bid.

  . Bidders receiving a pro rata portion of the shares bid for will receive an allocation of shares on a round lot basis, rounded to multiples of 100 or 1000 shares, depending on the size of the bid. No bids will be rounded to a round lot higher than the original bid size. Because bids may be rounded down to round lots in multiples of 100 or 1000 shares, some bidders may receive allocations of shares that reflect a greater percentage decrease in their original bid than the average pro rata decrease. Thus, for example, if a bidder has confirmed a bid for 200 shares, and there is an average pro rata decrease of all bids of 30%, the bidder may receive an allocation of 100 shares (a 50% decrease from 200 shares), rather than receiving an allocation of 140 shares (a 30% decrease from 200 shares).

  . WR Hambrecht+Co or a participating dealer will notify successful bidders by e-mail, telephone or facsimile that the auction has closed and that their confirmed bids have been accepted. Other bidders will be notified that their bids have not been accepted.

  . Potential investors may at any time expressly request that all, or any specific, communications between them and the underwriters and participating dealers be made by specific means of communication, including telephone and facsimile.

  Some underwriters and selected dealers that participate in this offering may request prospective investors to confirm their bids prior to the effective date of the registration statement, if that practice is used by these institutions in connection with initial public offerings that are not conducted using the OpenIPO process. Bidders should carefully review the procedures of, and communications from, the institution through which they bid to purchase our shares. In general, approximately two business days before the registration statement is declared effective, underwriters and dealers will request potential investors to reconfirm the bids that they have submitted. If a bid is not reconfirmed prior to the close of the auction, it will be rejected. If a bid is reconfirmed, it may still be modified or revoked prior to the auction closing; however, if the reconfirmed bid is not revoked prior to the effectiveness of the registration statement and the closing of the auction, it will be considered a firm bid and may be accepted at the closing of the auction. These underwriters and dealers will also seek reconfirmation of bids in the event that the price range of the offering is changed, or if the initial public offering price is set at a price that is outside the range that has previously been provided to potential investors.

Determination of Public Offering Price

  The public offering price for this offering will ultimately be determined by negotiation between us and the underwriters after the auction closes and will not necessarily bear any direct relationship to our assets, current earnings or book value or to any other established criteria of value, although these factors were considered in establishing the initial public offering price range. Prior to the offering, there has been no public market for our common stock. The principal factor in establishing the public offering price will be the clearing price resulting from the auction.

  The clearing price is the highest price at which all of the shares offered, including the shares that may be purchased by the underwriters to cover any over-allotments, may be sold to potential investors, based on the valid bids at the time the auction is run. The shares subject to the underwriters' over-allotment option will be used to calculate the clearing price whether or not the option is actually exercised.

  Factors considered in determining the initial public offering price range included an assessment of our management, operating results, capital structure and business potential and the demand for similar securities of comparable companies. Changes, if any, in the public offering price range will be based primarily on the bids received.

  The public offering price may be lower, but will not be higher, than the clearing price based on negotiations between us and the underwriters. The public offering price will always determine the allocation of shares to potential investors. Therefore, if the public offering price is below the clearing price, all bids that are at or above the public offering price will receive a pro rata portion of the shares bid for. If sufficient bids are not received, or if we do not consider the clearing price to be adequate, or if we and the underwriters are not able to reach agreement on the public offering price, then we and the underwriters will either postpone or cancel this offering. Alternatively, we may file a post-effective amendment to the registration statement in order to conduct a new auction.

  The following simplified example illustrates how the public offering price will be determined through the auction process:

  Company X offers to sells 1,000 shares in its public offering through the auction process. WR Hambrecht+Co, on behalf of Company X, receives five bids to purchase, all of which are kept confidential until the auction closes.

  The first bid is to pay $10 per share for 200 shares. The second bid is to pay $9 per share for 300 shares. The third bid is to pay $8 per share for 600 shares. The fourth bid is to pay $7 per share for 400 shares. The fifth bid is to pay $6 per share for 800 shares.

  Assuming that all of these bids are confirmed and not withdrawn or modified before the auction closes, and assuming that no additional bids are received, the clearing price used to determine the public offering price would be $8 per share, which is the highest price at which all 1,000 shares offered may be sold to potential investors who have submitted valid bids. However, the shares may be sold at a price below $8 per share based on negotiations between Company X and the underwriters.

  If the public offering price is the same as the $8 per share clearing price, the underwriters will confirm bids at or above $8 per share. Because 1,100 shares were bid for at or above the clearing price, each of the three potential investors who bid $8 per share or more would receive approximately 90% of the shares for which bids were made. The two potential investors whose bids were below $8 per share would not receive any shares in this example.

  If the public offering price is $7 per share, the underwriters will confirm bids that were made at or above $7 per share. No bids made at a price of less than $7 per share will be accepted. The four potential investors with the highest bids would receive a pro rata portion of the 1,000 shares offered, based on the 1,500 shares they requested, or two-thirds of the shares for which bids were made. The potential investor with the lowest bid would not receive any shares in this example.

  Because bids that are reduced on a pro rata basis may be rounded down to round lots, a potential investor may be allocated less than two-thirds of the shares bid for. Thus, the potential investor who bid for 200 shares may receive a pro rata allocation of 100 shares (one half of the shares bid for), rather than receiving a pro rata allocation of 133 shares (two-thirds of the shares bid for).

  The following table illustrates the example described above, assuming that the initial public offering price is set at $8 per share. The table also assumes that these bids are the final bids, and that they reflect any modifications that have been made to reflect any prior changes to the offering range, and to avoid the issuance of fractional shares.

                      Initial Public Offering of Company X

                              Bid Information                    Auction Results
                       ------------------------------ -------------------------------------
                                                                Approximate
                                 Cumulative                      Allocated
                        Shares     Shares              Shares    Requested  Clearing Amount
                       Requested Requested  Bid Price Allocated   Shares     Price   Raised
                       --------- ---------- --------- --------- ----------- -------- ------
                          200        200     $10.00       180        90%     $8.00   $1,440
                          300        500       9.00       270        90       8.00    2,160
Clearing Price (right     600      1,100       8.00       550        90       8.00    4,400
 arrow)                   400      1,500       7.00         0         0
                          800      2,300       6.00         0         0
                                                        -----                        ------
                                             Total:     1,000                        $8,000
                                                        =====                        ======

Requirements for Valid Bids

  Valid bids are those that meet the requirements, including eligibility, account status and size, established by the underwriters or participating dealers. In order to open a brokerage account with WR Hambrecht+Co, a potential investor must deposit $2,000 in its account. This brokerage account will be a general account subject to WR Hambrecht+Co's customary rules, and will not be limited to this offering. In addition, once the registration statement becomes effective and the auction closes, a prospective investor submitting a bid through a WR Hambrecht+Co brokerage account must have an account balance equal to or in excess of the amount of its bid or its bid will not be accepted by WR Hambrecht+Co. However, other than the $2,000 described above, prospective investors will not be required to deposit any money into their accounts until after the registration statement becomes effective. No funds will be transferred to the underwriters, and any amounts in excess of $2,000 may be withdrawn, at any time until the acceptance of the bid and the subsequent closing of this offering. Conditions for valid bids, including eligibility standards and account funding requirements of other underwriters or participating dealers other than WR Hambrecht+Co, may vary.

The Closing of the Auction and Allocation of Shares

  The auction will close on a date estimated and publicly disclosed in advance by the underwriters on the web sites of WR Hambrecht+Co at www.wrhambrecht.com
or www.openipo.com. The     shares offered by this prospectus, or     shares if
the underwriters' over-allotment option is exercised in full, will be purchased from us by the underwriters and sold through the underwriters and participating dealers to investors who have submitted bids at or higher than the public offering price. These investors will be notified by e-mail, telephone, voice mail, facsimile or mail as soon as practicable following the closing of the auction that their bids have been accepted.

  Each participating dealer has agreed with the underwriters to sell the shares it purchases from the underwriters in accordance with the auction process described above, unless the underwriters otherwise consent. The underwriters reserve the right to reject bids that they deem manipulative or disruptive in order to facilitate the orderly completion of this offering, and they reserve the right, in exceptional circumstances, to alter this method of allocation as they deem necessary to ensure a fair and orderly distribution of the shares of our common stock. For example, large orders may be reduced to ensure a public distribution and bids may be rejected or reduced by the underwriters or participating dealers based on eligibility or creditworthiness criteria. In addition, the underwriters or the participating dealers may reject or reduce a bid by a prospective investor who has engaged in practices that could have a manipulative, disruptive or otherwise adverse effect on the offering.

  Price and volume volatility in the market for our common stock may result from the somewhat unique nature of the proposed plan of distribution. Price and volume volatility in the market for the common stock after the completion of this offering may adversely affect the market price of the common stock.

  We have granted to the underwriters an option, exercisable no later than 30 days after the date of this prospectus, to purchase up to an aggregate of . additional shares of our common stock at the offering price, less the underwriting discount, set forth on the cover page of this prospectus. To the extent that the underwriters exercise this option, the underwriters will have a firm commitment to purchase the additional shares, and we will be obligated to sell the additional shares to the underwriters. The underwriters may exercise the option only to cover over-allotments made in connection with the sale of shares offered. The underwriting agreement provides that we will indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make.

  We have agreed not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of common stock, or any options or warrants to purchase common stock other than the shares of common stock or options to acquire common stock issued under our stock plans, for a period of 180 days after the date of this prospectus, except with the prior written consent of WR Hambrecht+Co. Each of our directors and executive officers and additional holders of a substantial majority of our outstanding common stock have agreed to restrictions on his or her ability to sell, offer, contract or grant any option to sell, pledge, transfer or otherwise dispose of shares of our common stock for a period of 180 days after the date of this prospectus, without the prior written consent of WR Hambrecht+Co. The persons signing the lock-up agreements will be able to transfer their shares of common stock as a bona fide gift, to immediate family members or to a trust or partnership or other business entity, or as a distribution without compensation to partners, members or shareholders of a business entity, subject to the transferees agreeing to enter into a lock-up agreement.

  In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the issuer in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

  The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions. These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

  WR Hambrecht+Co currently intends to act as a market maker for the common stock following this offering. However, WR Hambrecht+Co is not obligated to do so and may discontinue any market making at any time.

  WR Hambrecht+Co is an investment banking firm formed in February 1998. In addition to this offering, WR Hambrecht+Co has engaged in the business of public and private equity investing and financial advisory services since its inception. The manager of WR Hambrecht+Co, William R. Hambrecht, has 40 years of experience in the securities industry.

                                 LEGAL MATTERS

  Dorsey & Whitney LLP, Seattle, Washington, will pass upon the validity of the shares of our common stock being offered hereby. Perkins Coie LLP, Seattle, Washington, will pass upon certain legal matters in connection with this offering for the underwriters. Irwin L. Treiger, a partner of Dorsey & Whitney LLP, owns 16,057 shares of Series C preferred stock and warrants to purchase 6,156 shares of Series C preferred stock with an exercise price of $1.00 per share.

                                    EXPERTS

  The financial statements as of December 27, 1998 and December 26, 1999 and for each of the three years in the period ended December 26, 1999 included in this prospectus have been so included in reliance on the report, which contains an explanatory paragraph relating to BRIAZZ' ability to continue as a going concern as described in Note 2 to the financial statements, of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

  We have filed with the Securities and Exchange Commission 450 Fifth Street N.W., Washington, D.C. 20549, a registration statement on Form S-1 covering the shares of common stock being sold in this offering. We have not included in this prospectus all the information contained in the registration statement, and you should refer to the registration statement and its exhibits for further information.

  Any statement in this prospectus about any of our contracts or other documents is not necessarily complete. If the contract or document is filed as an exhibit to the registration statement, the description contained in this prospectus is subject to the terms and conditions of such contract or document. You must review the exhibits themselves for a complete understanding of the contract or document.

  You may review a copy of the registration statement, including exhibits and schedules filed with it, at the Commission's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549, and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of such materials from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549, at prescribed rates. You may call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. The Commission maintains a web site at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, such as BRIAZZ, that file electronically with the Commission.

  You may read and copy any reports, statements or other information that we file with the Commission at the addresses indicated above, and you may also access them electronically at the web site set forth above. These Commission filings are also available to the public from commercial document retrieval services.

                                  BRIAZZ, INC.

                         INDEX TO FINANCIAL STATEMENTS

Financial Statements:

 Reports of Independent Accountants........................................ F-2

 Balance Sheets............................................................ F-3

 Statement of Operations................................................... F-4

 Statement of Redeemable Convertible Preferred Stock and Stockholders'
  Equity (Deficit)......................................................... F-5

 Statement of Cash Flows................................................... F-6

 Notes to Financial Statements............................................. F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Briazz, Inc.

  In our opinion, the accompanying balance sheets and the related statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of Briazz, Inc. at December 27, 1998 and December 26, 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 26, 1999 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

  The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has reported operating losses since inception and needs to raise additional capital to fund future operating losses and planned growth. These are conditions that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PricewaterhouseCoopers LLP

Seattle, Washington
April 17, 2000

                                  BRIAZZ, INC.

                                 BALANCE SHEETS
                                 (in thousands)

                                                                   Pro forma
                                                                 stockholders'
                                                                   equity at
                          December 27, December 26, September 3, September 3,
                              1998         1999         2000         2000
                          ------------ ------------ ------------ -------------
                                                    (unaudited)   (unaudited)
Assets
Current assets...........
 Cash and cash
  equivalents............   $  2,208     $  2,153     $  1,685
 Accounts receivable, net
  of allowance of $25,
  $54 and $58............        247          505        1,273
 Inventory...............        563          579          524
 Prepaid expenses and
  other current assets...        653          216          313
 Current portion of
  restricted certificates
  of deposit.............        282           88          128
                            --------     --------     --------
   Total current assets..      3,953        3,541        3,923
Property and equipment,
 net.....................     15,361       13,549       12,135
Restricted certificates
 of deposit, net of
 current portion (Note
 4)......................        549          442          383
Deposits and other
 assets..................         95          144          147
                            --------     --------     --------
   Total assets..........   $ 19,958     $ 17,676     $ 16,588
                            ========     ========     ========

Liabilities, Mandatorily
 Redeemable Convertible
 Preferred Stock, and
 Stockholders' Equity
 (Deficit)
Current liabilities
 Line of credit
  borrowings.............   $    --      $  2,000     $  2,000
 Accounts payable........      2,393        1,417        2,743
 Overdraft...............        237          579          --
 Accrued compensation....        900        1,108        1,176
 Accrued and other
  liabilities............        977          570          606
 Convertible bridge notes
  payable................      4,711          --           --
 Current portion of long-
  term debt..............        289          281          199
                            --------     --------     --------
   Total current
    liabilities..........      9,507        5,955        6,724
                            --------     --------     --------
Long-term debt, net of
 current portion.........        474          213           69
                            --------     --------     --------
Commitments and
 contingencies (Notes 2,
 4 and 9)................
Mandatorily redeemable
 convertible preferred
 stock, no par;
 100 (1998) and 50,000
 (1999 and 2000) shares
 authorized..............
 Series A, 33
  designated; 31 (1998,
  1999 unaudited and
  2000 unaudited) and
  0 (pro forma
  unaudited) shares
  issued and
  outstanding;
  liquidation value of
  $10,443 and $10,860 at
  December 26, 1999 and
  September 3, 2000......      9,732       10,369       10,786
 Series B, 34
  designated; 29 (1998,
  1999 unaudited and
  2000 unaudited) and
  0 (pro forma
  unaudited) shares
  issued and
  outstanding;
  liquidation value of
  $21,917 and $22,811 at
  December 26, 1999 and
  September 3, 2000......     20,416       21,782       22,676
 Series C, 30,000
  designated; 0 (1998),
  16,445 (1999),
  18,725 (2000
  unaudited) and 0 (pro
  forma unaudited)
  shares issued and
  outstanding;
  liquidation value of
  $15,958 and $19,612 at
  December 26, 1999 and
  September 3, 2000......        --        15,874       19,063
                            --------     --------     --------
   Total mandatorily
    redeemable
    convertible preferred
    stock................     30,148       48,025       52,525
                            --------     --------     --------
Stockholders' equity
 (deficit)
 Common stock, no par;
  20,000 (1998) and
  100,000 (1999 and 2000)
  shares authorized; 21
  (1998 and 1999), 24
  (2000 unaudited) and
  19,648 (pro forma
  unaudited) shares
  issued and
  outstanding............      2,075        2,075        2,075     $  2,075
 Additional paid-in
  capital................     (2,655)      (3,620)      (4,653)      47,872
 Deferred stock
  compensation...........                               (1,161)      (1,161)
 Accumulated deficit.....    (19,591)     (34,972)     (38,991)     (38,991)
                            --------     --------     --------     --------
   Total stockholders'
    equity (deficit).....    (20,171)     (36,517)     (42,730)
                            --------     --------     --------
   Total liabilities and
    stockholders'
    equity...............   $ 19,958     $ 17,676     $ 16,588     $  9,795
                            ========     ========     ========     ========

   The accompanying notes are an integral part of these financial statements.

                                  BRIAZZ, INC.

                            STATEMENT OF OPERATIONS
                (in thousands, except share and per share data)

                                      Years ended                 Nine periods ended
                          ------------------------------------  -----------------------
                          December 28, December 27,  December   September 5, September
                              1997         1998      26, 1999       1999      3, 2000
                          ------------ ------------ ----------  ------------ ----------
                                                                      (unaudited)
Sales...................    $  6,504     $ 15,365   $   25,598    $ 16,996   $   23,008
Cost of food and
 packaging..............       3,079        6,979       11,520       7,740        9,344
Occupancy expenses......         916        2,393        3,602       2,415        2,597
Labor expenses
 (including amortization
 of deferred stock
 compensation expense of
 $14 for September 3,
 2000...................       2,866        6,690        9,506       6,530        7,469
Depreciation and
 amortization...........         625        1,785        2,628       1,837        1,840
Other operating
 expenses...............       1,135        2,501        2,419       1,700        1,806
General and
 administrative expenses
 (including amortization
 of deferred stock
 compensation expense of
 $7 for September 3,
 2000)..................       3,404        6,492        6,033       4,099        3,828
Provision for asset
 impairment and store
 closure (Note 3).......         --         1,169          779         779           33
                            --------     --------   ----------    --------   ----------
   Total operating
    expenses............      12,025       28,009       36,487      25,100       26,917
                            --------     --------   ----------    --------   ----------
Loss from operations....      (5,521)     (12,644)     (10,889)     (8,104)      (3,909)
                            --------     --------   ----------    --------   ----------
Other (expense) income
  Interest expense......         (34)        (207)      (4,600)     (4,308)        (110)
  Interest and other
   income...............         483          400          108          61          --
                            --------     --------   ----------    --------   ----------
                                 449          193       (4,492)     (4,247)        (110)
                            --------     --------   ----------    --------   ----------
Net loss................    $ (5,072)    $(12,451)  $  (15,381)   $(12,351)  $   (4,019)
                            ========     ========   ==========    ========   ==========
Accretion of dividends
 on preferred stock.....    $  1,068     $  1,951   $    2,421    $  1,412   $    2,235
                            ========     ========   ==========    ========   ==========
Net loss attributable to
 common shareholders....    $ (6,140)    $(14,402)  $  (17,802)   $(13,763)  $   (6,254)
                            ========     ========   ==========    ========   ==========
Basic and diluted net
 loss per share.........    $(303.21)    $(710.72)  $  (857.93)   $(663.28)  $  (275.49)
                            ========     ========   ==========    ========   ==========
Weighted-average shares
 used in computing basic
 and diluted net loss
 per share..............      20,250       20,264       20,750      20,750       22,701
                            ========     ========   ==========    ========   ==========
Pro forma basic and
 diluted net loss per
 share (unaudited)......                            $    (0.89)              $    (0.21)
                                                    ==========               ==========
Weighted-average shares
 used in computing
 pro forma basic and
 diluted net loss per
 share (unaudited)......                            17,264,056               19,647,697
                                                    ==========               ==========

   The accompanying notes are an integral part of these financial statements.

                                  BRIAZZ, INC.

  STATEMENT OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
                                   (DEFICIT)
                                 (in thousands)

                         Redeemable convertible preferred stock                      Stockholders' equity (deficit)
                  ---------------------------------------------------- ----------------------------------------------------------
                     Series A       Series B       Series C            Common stock  Additional   Deferred
                  -------------- -------------- --------------         -------------  paid-in      stock     Accumulated
                  Shares Amount  Shares Amount  Shares Amount   Total  Shares Amount  capital   compensation   deficit    Total
                  ------ ------- ------ ------- ------ ------- ------- ------ ------ ---------- ------------ ----------- --------
Balance at
December 30,
1996............    31   $ 8,531  --    $   --     --  $   --  $ 8,531   20   $2,025  $  (116)    $   --      $ (2,068)  $   (159)
Issuance of
Series B
preferred stock,
net of issue
costs...........   --        --    29    18,598    --      --   18,598  --       --       --          --           --         --
Accretion of
mandatorily
redeemable
preferred
stock...........   --        581  --        487    --      --    1,068  --       --    (1,068)        --           --      (1,068)
Issuance of
common stock
options for
services........   --        --   --        --     --      --      --   --       --       130         --           --         130
Net loss........   --        --   --        --     --      --      --   --       --       --          --        (5,072)    (5,072)
                   ---   -------  ---   ------- ------ ------- -------  ---   ------  -------     -------     --------   --------
Balance at
December 28,
1997............    31     9,112   29    19,085    --      --   28,197   20    2,025   (1,054)        --        (7,140)    (6,169)
Issuance of
stock warrants
with convertible
debt............   --        --   --        --     --      --      --   --       --       263         --           --         263
Accretion of
mandatorily
redeemable
preferred
stock...........   --        620  --      1,331    --      --    1,951  --       --    (1,951)        --           --      (1,951)
Issuance of
common stock
options for
services........   --        --   --        --     --      --      --   --       --        87         --           --          87
Common stock
issued upon
exercise of
stock options...   --        --   --        --     --      --      --     1       50      --          --           --          50
Net loss........   --        --   --        --     --      --      --   --       --       --          --       (12,451)   (12,451)
                   ---   -------  ---   ------- ------ ------- -------  ---   ------  -------     -------     --------   --------
Balance at
December 27,
1998............    31     9,732   29    20,416    --      --   30,148   21    2,075   (2,655)        --       (19,591)   (20,171)
Issuance of
stock warrants
with convertible
debt............   --        --   --        --     --      --      --   --       --     1,446         --           --       1,446
Issuance of
Series C
preferred stock,
net of issue
costs...........   --        --   --        --   5,001   4,917   4,917  --       --       --          --           --         --
Issuance of
Series C
preferred stock
upon conversion
of convertible
notes, including
accrued
interest........   --        --   --        --  11,444  10,539  10,539  --       --       --          --           --         --
Accretion of
mandatorily
redeemable
preferred
stock...........   --        637  --      1,366    --      418   2,421  --       --    (2,421)        --           --      (2,421)
Issuance of
common stock
options for
services........   --        --   --        --     --      --      --   --       --        10         --           --          10
Net loss........   --        --   --        --     --      --      --   --       --       --          --       (15,381)   (15,381)
                   ---   -------  ---   ------- ------ ------- -------  ---   ------  -------     -------     --------   --------
Balance at
December 26,
1999............    31    10,369   29    21,782 16,445  15,874  48,025   21    2,075   (3,620)        --       (34,972)   (36,517)
Issuance of
Series C
preferred stock,
net of issue
costs
(unaudited).....   --        --   --        --   2,250   2,235   2,235  --       --       --          --           --         --
Issuance of
Series C
preferred stock
for service
(unaudited).....   --        --   --        --      30      30      30  --       --       --          --           --         --
Accretion of
mandatorily
redeemable
preferred stock
(unaudited).....   --        417  --        894    --      924   2,235  --       --    (2,235)        --           --      (2,235)
Common stock
issued upon
exercise of
stock options
(unaudited).....   --        --   --        --     --      --      --     3      --       --          --           --         --
Change in
unearned
compensation....   --        --   --        --     --      --      --   --       --        20         --           --          20
Deferred
compensation
related to the
grant of stock
options
(unaudited).....   --        --   --        --     --      --      --   --       --     1,182      (1,182)         --         --
Amortization of
deferred
compensation
(unaudited).....   --        --   --        --     --      --      --   --       --       --           21          --          21
Net loss
(unaudited).....   --        --   --        --     --      --      --   --       --       --          --        (4,019)    (4,019)
                   ---   -------  ---   ------- ------ ------- -------  ---   ------  -------     -------     --------   --------
Balance at
September 3,
2000
(unaudited).....    31   $10,786   29   $22,676 18,725 $19,063 $52,525   24   $2,075  $(4,653)    $(1,161)    $(38,991)  $(42,730)
                   ===   =======  ===   ======= ====== ======= =======  ===   ======  =======     =======     ========   ========

   The accompanying notes are an integral part of these financial statements.

                                  BRIAZZ, INC.

                            STATEMENT OF CASH FLOWS
                                 (in thousands)

                                      Years ended                  Nine periods ended
                         -------------------------------------- -------------------------
                         December 28, December 27, December 26, September 5, September 3,
                             1997         1998         1999         1999         2000
                         ------------ ------------ ------------ ------------ ------------
                                                                              (unaudited)
Cash flows from
 operating activities
 Net loss..............    $(5,072)     $(12,451)    $(15,381)    $(12,351)    $(4,019)
 Adjustments to
  reconcile net loss
  to net cash used in
  operating activities
  Amortization of
   deferred
   compensation........                                                             21
  Depreciation and
   amortization........        625         1,785        2,628        1,837       1,840
  Provision for asset
   impairment and
   store closure.......        --          1,169          779          779          33
  Non-cash expense
   related to issuance
   of additional
   shares of Series C
   preferred stock for
   Senior Bridge
   borrowings..........        --            --         3,000        3,000         --
  Non-cash interest
   expense.............        --            147        1,224        1,183         --
  Non-cash expense
   related to issuance
   of stock-based
   options.............        130            87           10          --           20
  Changes in
   Accounts
    receivable.........       (124)          (70)        (258)         196        (772)
   Inventory...........       (133)         (252)         (16)         (11)         55
   Prepaid expenses and
    other assets.......        (57)         (482)         212          139         (97)
   Restricted
    certificates of
    deposit............       (643)          (32)         301          --           19
   Accounts payable....      1,631           463         (634)      (1,599)      1,296
   Accrued
    compensation.......        381           384          208          171          68
   Accrued and other
    liabilities........         71           827         (407)        (116)         36
   Other...............         79            84          197           29          86
                           -------      --------     --------     --------     -------
    Net cash used in
     operating
     activities........     (3,112)       (8,341)      (8,137)      (6,743)     (1,414)
                           -------      --------     --------     --------     -------
Cash flows from
 investing activities
 Purchases of property
  and equipment........     (5,730)      (10,982)      (1,563)        (620)       (497)
 Other.................          3            26          (28)          18          13
                           -------      --------     --------     --------     -------
   Net cash used in
    investing
    activities.........     (5,727)      (10,956)      (1,591)        (602)       (484)
                           -------      --------     --------     --------     -------
Cash flows from
 financing activities
 Proceeds from sale of
  preferred stock, net
  of issuance costs....     18,598           --         4,917        4,812       2,235
 Proceeds from line-of-
  credit borrowings....        --            --         2,000        2,000         --
 Proceeds from
  convertible
  debentures...........        --          4,886        3,000        3,000         --
 Proceeds from debt....        248           502           25           25         --
 Proceeds from stock
  options exercised....        --             50          --           --
 Overdraft.............        --            --           --           --         (579)
 Repayment of debt.....       (180)         (179)        (269)        (225)       (226)
                           -------      --------     --------     --------     -------
   Net cash provided by
    financing
    activities.........     18,666         5,259        9,673        9,612       1,430
                           -------      --------     --------     --------     -------
Net (decrease) increase
 in cash and cash
 equivalents...........      9,827       (14,038)         (55)       2,267        (468)
Cash and cash
 equivalents
 Beginning of period...      6,419        16,246        2,208        2,208       2,153
                           -------      --------     --------     --------     -------
 End of period.........    $16,246      $  2,208     $  2,153     $  4,475     $ 1,685
                           =======      ========     ========     ========     =======
Supplemental disclosure
 of cash flow
 information
 Cash paid for
  interest.............    $    39      $     33     $    376
                           =======      ========     ========
Supplemental disclosure
 of non-cash investing
 and financing
 activities
 Debt to equity
  conversion...........    $   --       $    --      $ 10,539     $ 10,539     $   --
                           =======      ========     ========     ========     =======
 Preferred stock issued
  for services.........                                                        $    30
                                                                               =======

   The accompanying notes are an integral part of these financial statements.

                                  BRIAZZ, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. Summary of operations and significant accounting policies

Operations

  Briazz, Inc. ("Briazz" or the "Company") manufactures and distributes high quality, branded takeaway fast food, primarily offering lunch and breakfast meals and snacks through multiple, convenient points of distribution in urban and suburban locations. The Company commenced operations in 1995 in Seattle, and opened new markets in San Francisco in 1996, Chicago in 1997 and Los Angeles in 1998. The Company's business strategy is to solidify current markets and build Briazz into a national brand by expanding in major metropolitan areas across the United States. The Company's retail distribution network includes Briazz cafes and kiosks, as well as special order box lunch delivery. The Company also distributes its products through select strategic alliances. Each market operates a central kitchen, which prepares premium quality, fresh food daily.

Fiscal year and fiscal quarters

  The Company's fiscal year ends on the Sunday nearest December 31. There were fifty-two weeks in each of fiscal 1997, 1998 and 1999. The Company's fiscal year comprises thirteen four-week fiscal periods. The Company's fiscal quarters comprise three four-week fiscal periods for the first three fiscal quarters and four four-week fiscal periods for the fourth fiscal quarter.

Interim financial information

  The financial information at September 3, 2000 and for the nine periods ended September 3, 2000 and September 5, 1999 is unaudited but includes all adjustments, consisting of only normal recurring adjustments, that the Company considers necessary for a fair presentation, in all material respects, of its financial position, operating results and cash flows for the interim dates and periods presented. Results for the nine periods ended September 5, 1999 and September 3, 2000 are not necessarily indicative of results for the entire fiscal year or future periods.

Cash equivalents

  The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents are stated at cost, which approximates fair value. Restricted cash balances are not included as a component of cash and cash equivalents.

Concentration of credit risk

  Cash and cash equivalents are invested in deposits with financial institutions that may, at times, exceed federally insured limits. The Company has not experienced any losses on its deposits of cash and cash equivalents.

Debt issue costs

  Debt issue costs are capitalized and amortized to interest expense over the term of the underlying debt, utilizing the effective interest method. Unamortized debt issue costs are included in prepaid expenses and other current assets.

Inventory

  Inventories, which consist primarily of food and packaging products, are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

                                  BRIAZZ, INC.

Property and equipment

  Property and equipment are stated at cost. Additions to property and equipment that significantly add to the productive capacity or extend the life of an asset are capitalized. Expenditures for maintenance and repairs are charged to expense. Cost and accumulated depreciation of assets sold are removed from the accounts and any gain or loss on disposition is recorded. Depreciation is provided using the straight-line method over estimated useful lives, which range from 3 to 10 years. Leasehold improvements are amortized over estimated useful lives or lease term, whichever is shorter.

Impairment of long-lived assets

  The Company accounts for long-lived assets under Statement of Financial Accounting Standards No. 121 ("SFAS No. 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which requires the Company to review for impairment of long-lived assets, whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. When such an event occurs, management determines whether there has been an impairment by comparing the anticipated undiscounted future net cash flows to the related asset's carrying value. If an asset is considered impaired, the asset is written down to fair value, which is determined based either on discounted cash flows or appraised values, depending on the nature of the asset.

Stock warrants

  Stock warrants issued together with debt securities are considered a cost of financing and are recorded as original issue discount and additional paid in capital at estimated fair value at date of issuance. The original issue discount is amortized over the life of the debt and is reported net of the related debt on the balance sheet.

Revenue recognition

  Revenues are generally recognized at the point of sale at retail locations or upon delivery of the product for box lunch, catering and wholesale sales. For some wholesale products, where a right of return exists, revenue is recognized after return rights have lapsed.

Pre-operation costs

  Costs associated with opening new locations are expensed as incurred.

Advertising and promotion

  Advertising and promotion costs are expensed as incurred, and approximated $308,000, $714,000 and $425,000 in 1997, 1998 and 1999, respectively.

Overdraft

  Overdraft represents checks issued in excess of bank deposits and total approximately $237,000 and $579,000 at December 27, 1998 and December 26, 1999, respectively.

Income taxes

  The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the difference between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is established when necessary to reduce deferred tax assets to the amounts expected to be realized.

                                  BRIAZZ, INC.

Stock-based compensation

  The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees" and complies with the disclosure provisions of Statement of Financial Accounting Standards
No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation." Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the deemed fair value of the Company's stock and the exercise price of the option. Unearned compensation is being amortized on an accelerated basis using the method prescribed in Financial Accounting Standards Board Interpretation No. 28 over the vesting period of the individual options.

  The Company accounts for equity instruments issued to nonemployees in accordance with the provisions of SFAS No. 123 and Emerging Issue Task Force No. 96-18, "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods or Services."

Stock split

  During 1999, the Company affected a 100-to-1 reverse stock split for common and mandatorily redeemable convertible preferred shareholders, option and warrant holders on record. All applicable share and per-share data in these financial statements have been restated to give effect to this reverse stock split for all periods presented.

Pro forma stockholders' equity and pro forma net loss per share (unaudited)

  Immediately prior to the effective date of the offering, all of the redeemable convertible preferred stock outstanding will automatically convert into common stock at a one-to-one ratio. The pro forma effects of these transactions are unaudited and have been reflected in the accompanying Pro Forma Stockholders' Equity as of September 3, 2000.

  Pro forma net loss per share for the year ended December 26, 1999 and the nine periods ended September 3, 2000 is computed using the weighted-average number of common shares outstanding including the pro forma effects of the automatic conversion of the Company's redeemable convertible preferred stock into shares of the Company's common stock effective upon the closing of the Company's initial public offering as if such conversion occurred at the beginning of the most recent fiscal year (December 28, 1998), or at the date of original issue, if later. The resulting pro forma adjustments include an increase in the weighted-average shares used to compute basic net loss per share of 17,243,306 shares for the year ended December 26, 1999 and 19,624,996 shares for the nine periods ended September 3, 2000 and excludes the deemed and accreted dividends related to the preferred stock. The calculation of pro forma diluted net loss per share excludes incremental common stock issuable upon the exercise of stock options and warrants, as the effect would be anti-dilutive.

Net loss per share

  Basic and diluted net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period. The Company has excluded all outstanding options and warrants to purchase common stock from the calculation of diluted net loss per share, as such securities are antidilutive for all periods presented.

                                  BRIAZZ, INC.

  The following table presents the calculation of basic and diluted and pro forma (unaudited) basic and diluted net loss per share (in thousands, except share and per share data):

                                       Years ended                   Nine periods ended
                          --------------------------------------  --------------------------
                          December 28, December 27, December 26,  September 5,  September 3,
                              1997         1998         1999          1999          2000
                          ------------ ------------ ------------  ------------  ------------
                                                                         (unaudited)
Net loss attributable to
 common stockholders....    $ (6,140)   $  (14,402) $   (17,802)  $   (13,763)  $    (6,254)
                            ========    ==========  ===========   ===========   ===========
Weighted-average shares
 used in computing basic
 and diluted net loss
 per share..............      20,250        20,264       20,750        20,750        22,701
                            ========    ==========  ===========   ===========   ===========
Basic and diluted net
 loss per share.........    $(303.21)   $  (710.72) $   (857.93)  $   (663.28)  $   (275.49)
                            ========    ==========  ===========   ===========   ===========
Pro forma (unaudited)
  Net loss attributable
   to common
   stockholders as
   above................                            $   (17,802)                $    (6,254)
Pro forma adjustment for
 accretion on
 mandatorily redeemable
 preferred stock........                                  2,421                       2,235
                                                    -----------                 -----------
Pro forma net loss
 attributable to common
 stockholders...........                            $   (15,381)                $    (4,019)
                                                    ===========                 ===========
Shares used above.......                                 20,750                      22,701
Pro forma adjustment to
 reflect effect of
 assumed conversion of
 convertible preferred
 stock..................                             17,243,306                  19,624,996
                                                    -----------                 -----------
Weighted-average shares
 used in computing
 pro forma basic and
 diluted net loss per
 common share...........                             17,264,056                  19,647,947
                                                    ===========                 ===========
Pro forma basic and
 diluted net loss per
 common share...........                            $     (0.89)                $     (0.21)
                                                    ===========                 ===========
Antidilutive securities
 not included in diluted
 net loss per share
 calculation
  Options to purchase
   common stock.........      10,559        10,584    2,427,751       469,279     2,531,625
  Redeemable convertible
   preferred stock......      59,939        59,940   16,504,434    16,504,434    18,784,222
  Warrants to purchase
   common stock.........                 2,443,297    5,443,297     5,443,297     5,443,297
                            --------    ----------  -----------   -----------   -----------
                              70,498     2,513,821   24,375,482    22,417,010    26,759,144
                            ========    ==========  ===========   ===========   ===========

                                  BRIAZZ, INC.

Comprehensive income

  The Company has adopted the provisions of Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130") effective January 1, 1998. SFAS No. 130 requires the disclosure of comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income is the change in equity from transactions and other events and circumstances other than those resulting from investments by owners and distributions to owners. SFAS No. 130 had no impact on the Company and, accordingly, a separate statement of comprehensive income has not been presented.

Segments

  Effective in January 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("SFAS No. 131") and related disclosures about its products, services, geographic areas and major customers. The Company has determined that it operates in only two reportable segments: retail and other.

Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and that affected the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

  Reclassification of certain prior year amounts has been made to conform to current year classifications. The reclassifications have no effect on net income.

Fair value of financial instruments

  Carrying amounts reported in the balance sheet for cash and cash equivalents, accounts receivable, restricted certificates of deposit, accounts payable and other accrued expenses approximate fair value because of their immediate or short-term nature. The fair value of line of credit borrowings approximates its carrying value because the stated rate of the debt reflects current market conditions. The fair value of long-term debt is not considered to be significantly less than its carrying amount because the stated rates for substantially all such debt reflects current market rates and conditions.

Recent accounting pronouncements

  In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Financial Instruments and for Hedging Activities" ("SFAS No. 133"), which provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. SFAS No. 133 was amended by SFAS 137, deferring the effective date to fiscal years beginning after June 15, 2000. In June 2000, SFAS 138 was issued, which amends provisions of SFAS 133. SFAS 138 will be implemented by the Company concurrently with SFAS 133. The Company does not anticipate the adoption of these standards will have a material impact on the Company's results of operations or financial condition when adopted, as the Company holds no derivative financial instruments and does not currently engage in hedging activities.

                                  BRIAZZ, INC.

  In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB No. 101"), "Revenue Recognition," which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB No. 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. The Company has recognized revenue and made disclosures in accordance with SAB No. 101. The adoption of SAB No. 101 did not have a material impact on the Company's financial position or results of operations.

  In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44 (FIN No. 44), "Accounting for Certain Transactions Involving Stock Compensation," an interpretation of the Accounting Principle Board Opinion 25 (APB 25). Among other things, this interpretation clarifies the definition of "employee" for purposes of applying APB 25, "Accounting for Stock Issued to Employees," the criteria for determining whether a plan qualifies as a noncompensatory plan, and the accounting for an exchange of stock compensation awards in a business combination. This interpretation is effective July 1, 2000, but certain conclusions in this interpretation cover specific events that occur after either December 15, 1998 or January 12, 2000. The adoption of FIN No. 44 did not have a material impact on the Company's financial position or results of operations.

2. Financial condition and fund-raising activities

  At December 26, 1999, the Company had cash and cash equivalents of approximately $2.2 million and redeemable convertible preferred stock and stockholders' equity of $11.5 million. Since inception, the Company has raised cash of approximately $42 million from sales of preferred and common stock. In addition to funding capital expenditures, which have approximated $20 million since inception, cash provided by financing activities has funded the Company's investments in business and market development and related operating losses. Since inception through fiscal year end 1999, the Company has reported net losses of approximately $35 million. In the near term, in any event through mid-2000, operating losses are expected to continue. Actions taken to reduce negative cash flow from operations, including improving operational efficiencies, cost controls and cutbacks and closing of certain unprofitable operating properties, commenced during the later part of 1999.

  The Company's operating losses since inception, and its need to raise additional capital to fund future operating losses as well as to fund planned store growth, are conditions that raise substantial doubt about the Company's ability to continue as a going concern. The Company's ability to raise capital under acceptable terms is dependent upon, among other things, market conditions. While the Company has had successes in these endeavors in the past, there can be no assurance that its efforts will be successful in the future. In connection with a $2.25 million private placement offering of shares of Series C Preferred Stock during March and April 2000, the Company received cash proceeds of approximately $1.2 million upon closing of the sale of approximately 1.2 million shares (see Note 12).

3. Property and equipment

  During 1997, Briazz opened five stores in each of Seattle and San Francisco and a central kitchen and two stores in Chicago. During 1998, the Company opened three stores in Seattle, six stores in San Francisco, seven stores in Chicago, and a central kitchen and five stores in Los Angeles. In 1999, the Company opened one store in Seattle and two stores in Los Angeles, and closed three stores, which had been opened approximately one year, two in the Los Angeles market and one in San Francisco.

  The Company recorded a provision for asset impairment and store closure of $1,169,000 and $779,000 during 1998 and 1999, respectively, relating to certain store locations. Based on facts and circumstances

                                  BRIAZZ, INC.

surrounding the respective asset's impairment, the Company recorded either a loss in the amount of the remaining net book value or of the excess of the remaining net book value over discounted projected cash flows. Included in the provision is approximately $205,000 associated with the closure of stores in 1999, most of which represents impairment provisions for furniture and equipment removed from the closed stores.

  Leasehold improvements at the three locations closed in 1999 had previously been written off as part of the 1998 provision for asset impairment.

  Property and equipment consists of the following (in thousands):

                                                       December 27, December 26,
                                                           1998         1999
                                                       ------------ ------------
     Leasehold improvements...........................   $ 9,209      $ 9,978
     Furniture, fixtures and equipment................     8,719        9,135
     Vehicles.........................................     1,201        1,209
                                                         -------      -------
                                                          19,129       20,322
     Accumulated depreciation and amortization........    (3,768)      (6,773)
                                                         -------      -------
     Furniture and equipment, net.....................   $15,361      $13,549
                                                         =======      =======

  Included in accounts payable and accrued and other liabilities are amounts relating to purchases of property and equipment of approximately $150,000 and $1.0 million at December 26, 1999 and December 27, 1998, respectively.

4. Leases

  The Company leases store, central kitchen and office facilities and certain office equipment under terms of operating leases, which typically cover five years, some of which have options for an additional five year term. Rents are either fixed base amounts, variable amounts determined as a percentage of sales, or a combination of base and percentage rents. Lease provisions typically also require additional payments for maintenance and other expenses. Rent expense approximated $760,000, $1.9 million and $2.5 million during 1997, 1998 and 1999, respectively.

  Minimum annual rent commitments for leases at December 26, 1999 are as follows (in thousands):

     For the fiscal year
       2000............................................................. $ 2,331
       2001.............................................................   2,311
       2002.............................................................   1,992
       2003.............................................................   1,644
       2004.............................................................   1,514
       Thereafter.......................................................   3,292
                                                                         -------
                                                                         $13,084
                                                                         =======

  The Company has letters of credit of $530,000 with a bank, collateralized by restricted bank deposits. These letters of credit serve as collateral for performance under various facility lease obligations. Amounts of restricted bank deposits scheduled to be released during the next fiscal year are classified as current assets.

                                  BRIAZZ, INC.

5. Debt

  During 1998, the Company entered into a $2 million revolving line-of-credit agreement and a $3 million term loan agreement with a bank, each of which was guaranteed by the founder and significant shareholder of the Company and collateralized by all Company property, equipment and inventory. The agreements provided for borrowings through April 1999, and for the Company to maintain certain financial covenants in connection with these agreements. There were no amounts outstanding under either of these agreements during 1998.

  During 1999, the Company borrowed $2 million under terms of its line-of-credit agreement. Also during 1999, the term loan agreement terminated and the line of credit agreement was amended to extend the maturity date of loans made pursuant to the facility. In January 2000, the line-of-credit agreement was replaced by a $2 million line-of-credit, pursuant to which the Company and its founder are jointly and severally obligated. Borrowings under the new agreement, which contain no financial covenants, are collateralized by all Company property, equipment and inventory, and are due November 30, 2000 (see
Note 12).

  During 1998, the Company issued $5 million of 10% convertible subordinated notes, due December 1999 (the "Subordinated Notes"), with detachable stock warrants. The warrants were recorded at their estimated fair value, calculated using the Black Scholes model, of $263,000 as original issue discount. This original issue discount was amortized over the term of the notes, had an unamortized balance of $230,000 at December 27, 1998, and was fully amortized when the notes converted. Accrued interest on the notes approximated $59,000 at December 27, 1998. On August 31, 1999, the Subordinated Notes, together with related accrued interest, were automatically converted into shares of Series C preferred stock pursuant to terms of the note agreements.

  During April 1999, the Company issued $3 million of 15% Senior Bridge Notes ("Senior Notes"), with detachable stock warrants and conversion premium rights. On August 31, 1999, the Senior Notes, together with related accrued interest, were automatically converted into shares of Series C preferred stock pursuant to terms of the note agreements. Additionally, such holders also received another three million shares of Series C preferred stock as a conversion premium, the estimated fair value of which is $3 million and has been recorded as a Senior Notes financing cost included in interest expense. Costs associated with the borrowings were amortized into interest expense over the life of the borrowing. Warrants issued with the Senior Notes were recorded at their estimated fair value of $1,446,000 as original issue discount. This original issue discount was amortized over the term of the Senior Notes and had an unamortized balance of $905,000 when the notes converted. The net carrying amount of the convertible debt was credited to preferred stock upon conversion.

  Long-term debt comprised obligations totaling $763,000 and $494,000 at December 27, 1998 and December 26, 1999, respectively, that was incurred in connection with the purchase of certain property and equipment. The net book value of property and equipment pledged as collateral on this debt approximated $689,000 at December 26, 1999. Payments on the debt are due in monthly installments over four to five years. Long-term debt future annual maturities total $281,000 in 2000, $156,000 in 2001, $47,000 in 2002, and $10 in 2003.

  Interest paid in cash approximated $39,000, $33,000 and $376,000 during 1997, 1998 and 1999, respectively.

6. Mandatorily redeemable convertible preferred stock and stockholders' equity (deficit)

  During 1996, the Company's Board of Directors authorized 100,000 shares of preferred stock, of which 33,000 shares were designated as Series A Convertible Preferred Stock ("Series A"), and the Company completed a private placement in which approximately 31,000 shares of Series A were issued for $273 per share. During 1997, the Company's Board of Directors designated approximately 34,000 shares of preferred

                                  BRIAZZ, INC.

stock as Series B Convertible Preferred Stock ("Series B"), and the Company completed a private placement in which approximately 29,000 shares of Series B were issued for $650 per share. The Series A and Series B stock have preference over common stock upon liquidation of the Company, carry equal voting rights with the Company's common stock and have the right to participate in any dividend payable on the common stock based on the number of shares convertible into common stock.

  During 1999, the Company's Board of Directors and shareholders approved amendments to the Company's Articles of Incorporation, increasing the number of authorized shares to 100 million shares of no par common stock and 50 million shares of preferred stock, of which 30 million shares are designated as Series C Convertible Preferred Stock ("Series C").

  In August 1999, the Company completed a private placement of Series C in which 5,001,000 shares were issued for $1 per share. Costs associated with the offering were recorded as a decrease in preferred stock. Series C has preference over Series A and B stock, and together with Series A and Series B stock, has preference over common stock upon liquidation of the Company, has equal voting rights with the Company's common stock, and has the right to participate in any dividend payable on common stock based on the number of shares convertible into common stock.

  In connection with the Series C offering, holders of Series A and Series B stock consented to, among other things, extending the mandatory redemption date for those securities from what was between the sixth and eighth anniversary of issuance to between the ninth and eleventh anniversary. Series A, B and C stock is subject to redemption between the ninth and eleventh anniversary of issuance upon written request of the majority of the outstanding shareholders of the respective class of stock. The Company shall redeem at this time and on each of the first and second anniversaries thereof at least one third of such stock outstanding on the redemption date held by those shareholders requesting redemption; the earliest redemption date is October 2005. The redemption price will be the original purchase price of the respective series plus an imputed dividend of 8% per annum cumulative calculated from the date of issuance, less any dividends paid. Dividends on redeemable preferred stock and stock issue costs are being accreted over the period from issuance to the earliest redemption date using the effective interest method. Each share of Series A, B and C stock is convertible at any time into one share of common stock at the option of the holder. Each share of Series A, B and C stock will automatically be converted into one share of common stock upon the earlier of (i) immediately prior to the closing of an underwritten public offering of shares of common stock registered under the Securities Act of 1933 meeting certain specified criteria, or (ii) upon the cumulative conversion of more than half, two-thirds or a majority of the issued shares of the Series A, B or C stock, respectively. Anti-dilution provisions within the Series A, B and C agreements may be triggered by certain events, in which case the conversion rate may change.

  As described in Note 5, effective August 31, 1999, approximately 11.4 million shares of Series C stock were issued to holders of Senior Bridge Notes and Subordinated Notes upon automatic conversion of such Notes. Senior Notes of $3,169,000, including accrued interest of $169,000, and Subordinated Notes of $5,275,000, including accrued interest of $388,000, for a total of $8,444,000 were converted. Senior Note holders also received an additional three million shares of Series C as a conversion premium pursuant to terms of the note agreement.

  In connection with issuances of convertible subordinated and senior bridge notes, the Company issued detachable stock warrants. Under provisions of the stock warrant agreement, each warrant entitles the holder to purchase either 50% in the case of Subordinated Notes or 100% in the case of Senior Notes (i) of the number of securities which the original principal amount of the notes would purchase at the price per security paid by investors in an offering of Series C stock, or (ii) of the number of shares of common stock which the original principal amount of debt would purchase at a price per share equal to $650. Each warrant has a maximum term of five years. As a result of the August 1999 issuance of Series C stock, the warrants became exercisable and

                                  BRIAZZ, INC.

represent rights to purchase approximately 5.5 million shares of Series C at an exercise price of $1.00 per share. No warrants were exercised in fiscal year 1999.

7.  Stock options

  The Company maintains the Briazz 1996 Stock Option Plan (the "Plan") to provide for granting of incentive stock options and nonqualified stock options to employees, directors, consultants and certain other non-employees as determined by the Plan Administrator. The Company has authorized approximately
3.3 million shares of common stock for issuance under the Plan. The date of grant, option price, vesting period and other terms specific to options granted under the Plan are to be determined by the Plan Administrator. Options granted under the Plan expire ten years from date of grant and vest over periods ranging from date of grant to five years.

  The Company recorded expense of approximately $130,000, $87,000 and $10,000 for 1997, 1998 and 1999, respectively, related to options issued to non-employees in consideration for services.

  The fair value of options granted is estimated using an option-pricing model with the following assumptions: dividend yield of 0%, volatility of 0% for employee grants and 45% for non-employee grants, risk-free interest rates of between 4.7% and 6.9%, and expected lives of seven to ten years.

  The following information has been restated for the 1999 reverse stock split.

  A summary of stock option activity is presented below:

                                                                       Weighted-
                                                                        average
                                                                       exercise
                                                             Shares      price
                                                            ---------  ---------
   Options outstanding, December 29, 1996..................     4,794   $ 94.00
     Options granted.......................................     5,900    365.00
     Options forfeited.....................................      (135)   100.00
                                                            ---------
   Options outstanding, December 28, 1997..................    10,559    245.00
     Options granted.......................................     2,484    279.00
     Options exercised.....................................      (500)   100.00
     Options forfeited.....................................    (1,959)   226.00
                                                            ---------
   Options outstanding, December 27, 1998..................    10,584    264.00
     Options granted....................................... 2,424,515      0.95
     Options forfeited.....................................    (7,348)   102.61
                                                            ---------
   Options outstanding, December 26, 1999.................. 2,427,751   $  1.92
                                                            =========

  Had the Company applied the provisions of FAS 123 to all stock option grants, the Company's net loss would have been increased to the pro forma amounts indicated below (in thousands):

                                                     Years ended
                                        --------------------------------------
                                        December 28, December 27, December 26,
                                            1997         1998         1999
                                        ------------ ------------ ------------
   As reported:
     Net loss attributable to common
      stockholders.....................   $ (6,140)    $(14,402)    $(17,802)
     Net loss per share, basic.........   $(303.21)    $(710.72)    $(857.93)
   Pro forma:
     Net loss attributable to common
      stockholders.....................   $ (6,340)    $(14,566)    $(17,907)
     Net loss per share, basic.........   $(313.09)    $(718.81)    $(862.99)

                                  BRIAZZ, INC.

  The weighted-average fair value and exercise price of options granted were as follows during the years ended December:

                                                   Weighted-average
                                      ------------------------------------------
                                         Exercise price          Fair value
                                      --------------------- --------------------
                                       1997    1998   1999   1997    1998  1999
                                      ------- ------- ----- ------- ------ -----
   Exercise price at grant
    Equal to market.................. $272.00 $279.00 $ .95 $119.00 $85.00 $ .10
    Greater than market..............  650.00     --    --     1.00    --    --

  The following table summarizes information about options outstanding at December 31, 1999:

                                                                Options
                            Options outstanding               exercisable
                     ------------------------------------  --------------------
                                               Weighted-             Weighted-
                                  Remaining     average               average
                                 contractual   exercise              exercise
   Exercise price     Shares        life         price     Shares      price
   ---------------   ---------   -----------   ---------   -------   ---------
   $          0.25   2,114,807       9.8        $  0.25    325,075    $  0.25
              1.00     300,278       9.8           1.00    300,278       1.00
            100.00       1,785       8.5         100.00      1,737     100.00
    272.00- 300.00       9,438       7.8         286.70      4,479     279.67
            650.00       1,443       7.0         650.00      1,443     650.00
                     ---------                             -------
   $  0.25-$650.00   2,427,751       9.6        $  1.92    633,012    $  4.34
                     =========                             =======

8. Income taxes

  No provision for income taxes was recorded for 1999, 1998 or 1997 due to taxable losses incurred during these periods. A valuation allowance has been recorded against deferred tax assets as it has not been determined that it is more likely than not that these deferred tax assets will be realized.

  As of December 26, 1999, the Company has net operating loss carryforwards of approximately $31.7 million for federal income tax purposes, which expire beginning 2011 through 2019. The Company may be subject to annual limitations on the amount of net operating loss which can be utilized in a year.

  Deferred tax assets are summarized as follows (in thousands):

                                                       December 27, December 26,
                                                           1998         1999
                                                       ------------ ------------
     Net operating loss carryforwards.................   $ 5,428      $ 10,197
     Provision for asset impairment...................       398           668
     Other............................................       257           466
                                                         -------      --------
                                                           6,083        11,331
     Less: Valuation allowance........................    (6,083)      (11,331)
                                                         -------      --------
     Net deferred tax assets..........................   $   --       $    --
                                                         =======      ========

9. Retirement savings plan

  On November 1, 1999, the Company established a retirement savings plan that qualifies under Section 401(k) of the Internal Revenue Code. The Plan is a standard defined contribution plan and covers all qualified employees. Contributions to this plan are made at the discretion of the employee. The Company does not match employee contributions.

                                  BRIAZZ, INC.

10. Commitments and contingencies

  The Company is subject to various legal proceedings and claims that arise in the ordinary course of business. Company management currently believes that resolution of such legal matters will not have a material adverse impact on the Company's financial position, results of operations or cash flows.

  In 1999, the Company entered into an employment agreement with the President and Chief Operating Officer. The agreement provides for severance payments equal to one year's base salary in the event the Company terminates employment without cause.

11. Related party transactions

  The Company purchases and sells certain supplies and products from a company whose Chairman and Chief Executive Officer is a director and principal shareholder in Briazz. Purchases in 1998 and 1999 were, approximately, $385,000 and $424,000, respectively. Sales in 1998 and 1999 were approximately, $74,000 and $477,000, respectively. The Company terminated its agreement to sell products to the related party company in 1999.

  A principal shareholder has guaranteed the $2 million revolving line of credit and a $3 million term loan in 1998 and 1999, as discussed in Note 5.

12. Segment information

  The Company operates in two reportable segments: retail and wholesale and other. Retail store operations consist of sales generated through the Company's cafes and kiosks, box lunches and catering. Wholesale and other consists of sales through wholesale and grocery accounts, which are aggregated. Management evaluates segment performance primarily based on sales and segment gross margins. Asset information is not reported at the segment level, as the Company does not produce such information internally.

                                  BRIAZZ, INC.

  The following table presents certain financial information for each segment (amounts in thousands).

                                                              Wholesale
                                                      Retail  and Other  Total
                                                      ------- --------- -------
   Year ended December 28, 1997
    Net sales........................................ $ 6,000  $  504   $ 6,504
    Costs of products and packaging..................   2,436     643     3,079
                                                      -------  ------   -------
    Gross margins.................................... $ 3,564  $ (139)  $ 3,425
                                                      =======  ======   =======

   Year ended December 27, 1998
    Net sales........................................ $14,706  $  659   $15,365
    Costs of products and packaging..................   6,620     359     6,979
                                                      -------  ------   -------
    Gross margins.................................... $ 8,086  $  300   $ 8,386
                                                      =======  ======   =======

   Year ended December 26, 1999
    Net sales........................................ $23,023  $2,575   $25,598
    Costs of products and packaging..................   9,978   1,542    11,520
                                                      -------  ------   -------
    Gross margins.................................... $13,045  $1,033   $14,078
                                                      =======  ======   =======

   Nine periods ended September 5, 1999
    (unaudited)
    Net sales........................................ $15,434  $1,562   $16,996
    Costs of products and packaging..................   6,757     983     7,740
                                                      -------  ------   -------
    Gross margins.................................... $ 8,677  $  579   $ 9,256
                                                      =======  ======   =======

   Nine periods ended September 3, 2000
    (unaudited)
    Net sales........................................ $19,667  $3,341   $23,008
    Costs of products and packaging..................   8,326   1,018     9,344
                                                      -------  ------   -------
    Gross margins.................................... $11,341  $2,323   $13,664
                                                      =======  ======   =======

13. Subsequent events (unaudited)

Store openings and closures

  During the nine periods ended September 3, 2000, the Company opened two facilities in the Los Angeles market and closed one facility in the Seattle market. Stores in operation at September 3, 2000 totaled 37, which, by market, comprised 10 in Seattle, 11 in San Francisco, 9 in Chicago and 7 in Los Angeles.

Borrowings

  The Company has a line of credit agreement with a bank (Note 5). During 2000, the line of credit agreement was amended to extend the maturity date of loans made pursuant to the facility through November 2000. The Company renewed the line through January 31, 2002. On January 31, 2001, the Company amended the line to extend the maturity date through January 31, 2002. Under the renewal agreement monthly principal payments are due of $10,000 per month from February through May 2001, $15,000 per month from June through September 2001 and $20,000 per month from October 2001 through January 2002.

                                  BRIAZZ, INC.

Related party transactions

  In fiscal year 2000 the Company purchased approximately $409,000 of products from a company whose Chairman and Chief Executive Officer is a director and principal shareholder in Briazz.

  A principal shareholder guaranteed the renewed line of credit (see Note 11 and Borrowings in Note 12).

Redeemable preferred stock and stockholders' equity

  In May 2000, the Company completed a private placement of Series C Preferred Stock, in which 2,250,000 shares were issued for $1.00 per share.

  In March 2000, the Company issued 30,000 preferred stock for service consultants valued at $1.00 the fair value of preferred stock. The amount is reflected as a noncash item in the statement of cash flow.

  In January 2001, the Company's board of directors and shareholders approved amendments to the Company's Articles of Incorporation and certain actions to be taken by the Company, as follows:

  . Amending the series B conversion rate and the series B conversion price to equal $0.50 each;

  . Repurchase by the Company of shares of common stock, mandatorily redeemable convertible preferred series B stock at a price of $0.01 per share from shareholders who wish to sell under the redemption transactions;

  . Designation of series C stock as excluded from the definition of "additional stock" under the articles;

  . Waiver of subscription, notice and other rights contained in section 4 of the shareholders agreement with respect to the issuance of series C stock previously and as anticipated currently and the shares of common stock issuable upon conversion of the series C stock; and

  . Amending the shareholders' agreement to restate and redefine certain terms relating to transfer, series C investor and subscription rights.

  In connection with a $3 million private placement offering of shares of Series C Preferred Stock as of January 29, 2001, the Company received commitments to purchase 3 million shares at $1.00 per share. At the time of issuance of the convertible preferred stock, the Company has deemed the fair value of its common stock to exceed the issue price of the convertible preferred stock. As a result, the Company will record a beneficial conversion feature in accordance with the EITF 98-5 "Accounting for Convertible Securities with Beneficial Conversion features or contingently adjustable conversion ratios" at the time of issuance of the preferred stock. Accordingly, the beneficial conversion feature is calculated as of January 29, 2001, the commitment date, as the difference between the conversion price and the fair value of the common stock multiplied by the number of shares into which the security is convertible (intrinsic value). The Company has calculated the beneficial conversion feature at $3,000,000. The beneficial conversion feature is analogous to a dividend and will be recognized as a return to the preferred shareholders immediately upon conversion on the earliest conversion date (see
Note 6) using the effective interest yield method.

  In January 2001, the Company repurchased 20,250 shares of common stock, 20,077 shares of Series A redeemable convertible preferred stock and 9,753 shares of Series B redeemable convertible preferred stock from shareholders at $0.01 per share.

  At various times throughout fiscal year 2000 and 2001, the Company triggered the anti-dilution provisions of the Series A, B and C agreements. As a result, as of January 2001 the conversion rates became 1.0634, 1.0635 and 1.0447 for Series A, B, and C, respectively.

                                  BRIAZZ, INC.

Store leases

  During 2000, the Company entered into lease agreements for five facilities. Lease agreements generally are for five-year terms, provide for base rents and/or percentage rents or a combination thereof, and require security deposits and such other customary terms. The Company terminated one lease agreement for a store which was closed in fiscal year 2000.

Stock options

  Subsequent to December 26, 1999 and through December 31, 2000, the Company issued approximately 866,000 stock options to employees with exercise prices of $0.25. The grant of these options will result in a deferred stock compensation charge of approximately $1.2 million in fiscal year 2000, assuming no cancellations or additional stock option grants with exercise prices below the deemed fair value of the Company's common stock. The deferred stock compensation will be expensed in future periods beginning in fiscal year 2000, generally over a four-year vesting period. Options exercised and cancelled in fiscal year 2000 approximate 7,000 and 263,000, respectively.

Initial public offering

  In November 2000, the Board of Directors authorized management of the Company to file a registration statement with the Securities and Exchange Commission permitting the Company to sell shares of its common stock to the public.

                                  BRIAZZ, INC.

          SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

     Years Ended December 28, 1997, December 27, 1998 and December 26, 1999
                                 (in thousands)

                             Balance at      Charged to            Balance at
                         Beginning of Period  Expense   Deduction End of Period
                         ------------------- ---------- --------- -------------
          1997
Deferred tax asset
 valuation allowance....       $  232          $1,733     $--        $ 1,965
                               ======          ======     ====       =======

          1998
Deferred tax asset
 valuation allowance....        1,965           4,118      --          6,083
                               ======          ======     ====       =======

          1999
Deferred tax asset
 valuation allowance....        6,083           5,248      --         11,331
                               ======          ======     ====       =======

       REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULE

To the Board of Directors of Briazz, Inc:

  Our report on the financial statements of Briazz, Inc is included herein. In connection with our audits of such financial statements, we have also audited the related financial statement schedule of Briazz, Inc.

  In our opinion, the financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

PRICEWATERHOUSECOOPERS LLP

Seattle, Washington
April 17, 2000

                                 [BRIAZZ LOGO]



Until . , 2001 (25 days after the date of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

  The table below lists the fees and expenses, other than underwriting discounts and commissions, which the registrant will pay in connection with the offering described in this registration statement. All the expenses are estimates, except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                                       Amount
                                                                     ----------
   Securities and Exchange Commission registration fee.............. $    5,750
   NASD filing fee..................................................      2,800
   NASDAQ National Market listing fee...............................     72,875
   Legal fees and expenses..........................................    300,000
   Accounting fees and expenses.....................................    300,000
   Printing and engraving expenses..................................    250,000
   Transfer agent and registrar fees................................     15,000
   Blue Sky fees and expenses.......................................      5,000
   Miscellaneous expenses...........................................    150,000
                                                                     ----------
     Total.......................................................... $1,101,425
                                                                     ==========

Item 14. Indemnification of Directors and Officers.

  Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). Article IX of the registrant's bylaws provides for indemnification of the registrant's directors, officers, employees and agents to the maximum extent permitted by the WBCA. The directors and officers of BRIAZZ also may be indemnified against liability they may incur for serving in that capacity pursuant to a liability insurance policy maintained by BRIAZZ for such purpose.

  Section 23B.08.320 of the Washington Business Corporation Act authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article 7 of BRIAZZ's Amended and Restated Articles of Incorporation (Exhibit 3.1 hereto) contains provisions implementing, to the fullest extent permitted by the Washington Business Corporation Act, such limitations on a director's liability to BRIAZZ and its shareholders.

  The Underwriting Agreement (Exhibit 1.1 hereto) provides for indemnification by the underwriters of BRIAZZ and its executive officers and directors and by BRIAZZ's of the underwriters, for certain liabilities, including liabilities arising under the Securities Act, in connection with matters specifically provided in writing by the underwriters for inclusion in this registration statement.

  We maintain director and officer insurance for claims made against any of our directors, officers or employees.

Item 15. Recent Sales of Unregistered Securities.

  Since January 1, 1998, the registrant has issued and sold the following unregistered securities:

  1. In December 1998, BRIAZZ issued subordinated convertible bridge notes and warrants to 31 investors for an aggregate amount of $4,886,594. The notes bore interest at 10% per annum.

  2. In April 1999, BRIAZZ issued senior bridge notes and warrants to 28 investors for an aggregate amount of $3,000,000. The notes bore interest at 15% per annum.

  3. In August 1999, BRIAZZ issued 5,001,005 shares of Series C preferred stock to 24 investors at $1.00 per share, or an aggregate amount of $5,001,000.

  4. In August 1999, in connection with the Series C private placement, the subordinated convertible bridge notes converted into 5,443,493 shares of Series C preferred stock. The warrants issued in connection with the subordinated convertible bridge notes may be exercised for 2,443,297 shares of Series C preferred stock at $1.00 per share, or an aggregate amount of $2,443,297.

  5. In August 1999, in connection with the Series C private placement, the senior bridge notes converted into 6,000,000 shares of Series C preferred stock. The warrants issued in connection with the senior bridge notes may be exercised for 3,000,000 shares of Series C preferred stock at $1.00 per share, or an aggregate amount of $3,000,000.

  6. In March, April and May 2000, BRIAZZ issued 2,250,004 shares of Series C preferred stock to 22 investors at $1.00 per share, or an aggregate amount of $2,250,000.

  7. In February 2001, BRIAZZ issued 3,046,124 shares of Series C preferred stock to 29 investors at $1.00 per share, or an aggregate amount of $3,046,124.

  8. Since inception, BRIAZZ has issued an aggregate of 3,471,436 options to purchase common stock, with exercise prices ranging from $0.25 to $650.00, to employees, directors and advisors under BRIAZZ's stock option plan or otherwise. Of these options, options for 182,535 have been cancelled without being exercised, options for 7,350 have been exercised and options for 3,281,551 shares remain outstanding.

  The sales and issuances of securities described in paragraphs 1-7 above were exempt from Securities Act registration pursuant to Rule 506 of Regulation D under the Securities Act, as all investors were "accredited investors" as defined in Rule 501(a) of Regulation D. The sales and issuances of securities described in paragraph 8 above were exempt from Securities Act registration pursuant to Rule 506 of Regulation D under the Securities Act, as options were granted to "accredited investors" as defined in Rule 501(a) of Regulation D, or were exempt from Securities Act registration under Rule 701 under the Securities Act, on the basis that these options were offered and sold in accordance with a written compensatory benefit plan or contract.

  No underwriters were used in connection with any of these sales and issuances.

  All outstanding shares of our preferred stock are convertible, at their respective conversion ratios, at any time into shares of our common stock. In addition, all outstanding shares of our preferred stock will be converted automatically, at their respective conversion ratios, into shares of our common stock not later than the completion of this offering.

Item 16. Exhibits and Financial Statement Schedules.

  (a) Exhibits

 Exhibit
 Number                                Description
 -------                               -----------
  1.1*   Form of Underwriting Agreement.

  3.1*   Amended and Restated Articles of Incorporation.

  3.2*   Amended Bylaws.

  5.1*   Opinion of Dorsey & Whitney LLP.

 10.1*   1996 Amended Stock Option Plan.

 10.2*   Form of Option Agreement (Fresh Options).

 10.3*   Form of Option Agreement (Non-Fresh Options).

 10.4*   2001 Employee Stock Purchase Plan.

 10.5    Form of Warrant.

 10.6    Employment Agreement between BRIAZZ and Charles William Vivian dated
          July 14, 1999.

 10.7    Retail Lease between BRIAZZ and Benaroya Capital Company regarding
          1100 Olive Way, Seattle, WA dated November 6, 1998.

 10.8 Form of Registration Rights Agreement among BRIAZZ and certain of our shareholders dated August 15, 1997, as amended.

 10.9 Agreement between BRIAZZ and Stusser Realty Group Limited Partnership dated January 1998.

 10.10   Sublease between BRIAZZ and Stusser Electric Company regarding 3901
          7th Avenue South, Seattle, WA dated February 6, 1998.

 10.11 Sublease Amendment between BRIAZZ and Stusser Electric Company regarding 3901 7th Avenue South, Seattle, WA dated August 28, 2000.

 10.12   Lease between BRIAZZ and Mission-Taylor Properties regarding 225
          Mendell St., San Francisco, CA dated June 28, 1996.

 10.13 Amendment to Lease between BRIAZZ and Mission-Taylor Properties regarding 225 Mendell St., San Francisco, CA dated May 25, 2000.

 10.14   Lease between BRIAZZ and Time Realty Investments, Inc. regarding 200
          Center St., El Segundo, CA dated December 15, 1997.

 10.15   Industrial Building Lease between BRIAZZ and Walnut Street Properties,
          Inc. regarding 1642 Lake Street, Chicago, IL dated April 7, 1997.

 10.16   Promissory Note made by BRIAZZ and Victor Alhadeff in favor of U.S.
          Bank National Association in the principal amount of $2,000,000 dated
          December 30, 1999.

 10.17   Commercial Security Agreement among BRIAZZ, Victor Alhadeff and U.S.
          Bank National Association dated December 30, 1999.

 23.1    Consent of PricewaterhouseCoopers LLP.

 23.2*   Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

 24.1    Power of Attorney (included on signature page).

--------
*  To be filed by amendment.

  (b) Financial Statement Schedules

  The following financial schedule is filed herewith:

    Schedule II--Valuation and Qualfying Accounts

  Other financial statement schedules are omitted because they are inapplicable or the requested information is shown in our consolidated financial statements, and related notes.

Item 17. Undertakings.

  (1) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

  (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (3) The undersigned registrant hereby undertakes that:

    (a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

    (b) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Seattle, state of Washington, on January 31, 2001.

                                          BRIAZZ, Inc.

                                                 /s/ Victor D. Alhadeff
                                          By: _________________________________
                                              Victor D. Alhadeff
                                              Chief Executive Officer and
                                              Chairman of the Board of Directors

                               POWER OF ATTORNEY

  Each person whose signature appears below constitutes and appoints each of Victor D. Alhadeff, C. William Vivian and Tracy Warner, his or her attorney-in-fact and agent, with the full power of substitution and re-substitution, for them in any and all capacities, to sign any and all amendments (including post-effective amendments, and any registration statement relating to the same offering as this registration that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended) to this registration statement. Further, each person constitutes and appoints Victor D. Alhadeff, C. William Vivian and Tracy Warner, his or her attorney-in-fact and agent to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.

              Signature                             Title                     Date
              ---------                             -----                     ----


      /s/ Victor D. Alhadeff           Chief Executive Officer and      January 31, 2001
______________________________________  Chairman of the Board of
          Victor D. Alhadeff            Directors (chief executive
                                        officer)

         /s/ C. W. Vivian              President, Chief Operating       January 31, 2001
 _____________________________________  Officer and Director
          C. William Vivian

         /s/ Tracy Warner              Vice President, Finance and      January 31, 2001
 _____________________________________  Chief Financial Officer
             Tracy Warner               (principal finance and
                                        accounting officer)

        /s/ John Carleton              Director                         February 1, 2001
 _____________________________________
            John Carleton

        /s/ Richard Fersch             Director                         January 31, 2001
 _____________________________________
            Richard Fersch

       /s/ Dan Kourkoumelis            Director                         January 31, 2001
 _____________________________________
           Dan Kourkoumelis

         /s/ Paul Vigano               Director                         February 1, 2001
______________________________________
             Paul Vigano

                                 EXHIBIT INDEX

 Exhibit
 Number                                Description
 -------                               -----------
  1.1*   Form of Underwriting Agreement.

  3.1*   Amended and Restated Articles of Incorporation.

  3.2*   Amended Bylaws.

  5.1*   Opinion of Dorsey & Whitney LLP.

 10.1*   1996 Amended Stock Option Plan.

 10.2*   Form of Option Agreement (Fresh Options).

 10.3*   Form of Option Agreement (Non-Fresh Options).

 10.4*   2001 Employee Stock Purchase Plan.

 10.5    Form of Warrant.

 10.6    Employment Agreement between BRIAZZ and Charles William Vivian dated
          July 14, 1999.

 10.7    Retail Lease between BRIAZZ and Benaroya Capital Company regarding
          1100 Olive Way, Seattle, WA dated November 6, 1998.

 10.8 Form of Registration Rights Agreement among BRIAZZ and certain of our shareholders dated August 15, 1997, as amended.

 10.9 Agreement between BRIAZZ and Stusser Realty Group Limited Partnership dated January 1998.

 10.10   Sublease between BRIAZZ and Stusser Electric Company regarding 3901
          7th Avenue South, Seattle, WA dated February 6, 1998.

 10.11 Sublease Amendment between BRIAZZ and Stusser Electric Company regarding 3901 7th Avenue South, Seattle, WA dated August 28, 2000.

 10.12   Lease between BRIAZZ and Mission-Taylor Properties regarding 225
          Mendell St., San Francisco, CA dated June 28, 1996.

 10.13 Amendment to Lease between BRIAZZ and Mission-Taylor Properties regarding 225 Mendell St., San Francisco, CA dated May 25, 2000.

 10.14   Lease between BRIAZZ and Time Realty Investments, Inc. regarding 200
          Center St., El Segundo, CA dated December 15, 1997.

 10.15   Industrial Building Lease between BRIAZZ and Walnut Street Properties,
          Inc. regarding 1642 Lake Street, Chicago, IL dated April 7, 1997.

 10.16   Promissory Note made by BRIAZZ and Victor Alhadeff in favor of U.S.
          Bank National Association in the principal amount of $2,000,000 dated
          December 30, 1999.

 10.17   Commercial Security Agreement among BRIAZZ, Victor Alhadeff and U.S.
          Bank National Association dated December 30, 1999.

 23.1    Consent of PricewaterhouseCoopers LLP.

 23.2*   Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

 24.1    Power of Attorney (included on signature page).

--------
*  To be filed by amendment.